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                                U.S. $20,000,000

                                CREDIT AGREEMENT

                            Dated as of May 17, 1996

                                      among


                        PACKAGING RESOURCES INCORPORATED,

                                  as Borrower,

                            THE LENDERS NAMED HEREIN,

                                   as Lenders,

                                       and

                             LASALLE NATIONAL BANK,

                               as Agent and Lender



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                                TABLE OF CONTENTS


SECTION 1.          DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . .   1

     Section 1.1.   Certain Defined Terms. . . . . . . . . . . . . . . . . .   1
     Section 1.2.   Terms Defined in the Uniform Commercial Code . . . . . .  22
     Section 1.3.   Computation of Time Periods. . . . . . . . . . . . . . .  22
     Section 1.4.   Accounting Terms . . . . . . . . . . . . . . . . . . . .  22
     Section 1.5.   Other Provisions Regarding Definitions . . . . . . . . .  23

SECTION 2.          AMOUNT AND TERMS . . . . . . . . . . . . . . . . . . . .  23

     Section 2.1.   Revolving Advances . . . . . . . . . . . . . . . . . . .  23
     Section 2.2.   Revolving Credit Facility Commitment and
                    Borrowing Limit. . . . . . . . . . . . . . . . . . . . .  24
     Section 2.3.   Revolving Notes. . . . . . . . . . . . . . . . . . . . .  24
     Section 2.4.   Notice of Borrowing; Borrower's Certificate. . . . . . .  25
     Section 2.5.   Termination and Reduction of Revolving Credit
                    Facility Commitments . . . . . . . . . . . . . . . . . .  26
     Section 2.6.   Interest . . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 2.7.   Conversion of Borrowings; Renewals . . . . . . . . . . .  27
     Section 2.8.   Computation of Interest. . . . . . . . . . . . . . . . .  28
     Section 2.9.   Increased Costs. . . . . . . . . . . . . . . . . . . . .  28
     Section 2.10.  Change of Law Rendering Eurodollar Advances Unlawful . .  29
     Section 2.11.  Eurodollar Availability. . . . . . . . . . . . . . . . .  30
     Section 2.12.  Indemnities. . . . . . . . . . . . . . . . . . . . . . .  30
     Section 2.13.  Disbursement . . . . . . . . . . . . . . . . . . . . . .  33
     Section 2.14.  Agent's Availability Assumption. . . . . . . . . . . . .  33
     Section 2.15.  Pro Rata Treatment and Payments. . . . . . . . . . . . .  34
     Section 2.16.  Eurodollar Offices . . . . . . . . . . . . . . . . . . .  34
     Section 2.17.  Telephonic Notice. . . . . . . . . . . . . . . . . . . .  35
     Section 2.18.  Maximum Interest . . . . . . . . . . . . . . . . . . . .  35

SECTION 3.          PAYMENTS, PREPAYMENTS AND REDUCTIONS . . . . . . . . . .  35

     Section 3.1.   Mandatory Payments . . . . . . . . . . . . . . . . . . .  35
     Section 3.2.   Optional Prepayments . . . . . . . . . . . . . . . . . .  36
     Section 3.3.   Procedures for Payment . . . . . . . . . . . . . . . . .  37
     Section 3.4.   Unused Facility Fee. . . . . . . . . . . . . . . . . . .  40
     Section 3.5.   Prepayments to Include Interest. . . . . . . . . . . . .  40
     Section 3.6.   Closing Fees and Renewal Fees. . . . . . . . . . . . . .  40
     Section 3.7.   Agent's Fee. . . . . . . . . . . . . . . . . . . . . . .  40


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SECTION 4A.         LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . .  40

     Section 4A.1.  Letters of Credit. . . . . . . . . . . . . . . . . . . .  41
     Section 4A.2.  Letter of Credit Fees. . . . . . . . . . . . . . . . . .  42
     Section 4A.3.  Indemnity. . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 4A.4.  Reimbursement of Certain Costs . . . . . . . . . . . . .  43
     Section 4A.5.  Payment of Drafts. . . . . . . . . . . . . . . . . . . .  44
     Section 4A.6.  Issuing Lender's Actions . . . . . . . . . . . . . . . .  45

SECTION 4.          SECURITY AND GUARANTY. . . . . . . . . . . . . . . . . .  45

     Section 4.1.   Security Agreements. . . . . . . . . . . . . . . . . . .  45
     Section 4.2.   Intentionally Omitted. . . . . . . . . . . . . . . . . .  47
     Section 4.3.   Filing and Recording . . . . . . . . . . . . . . . . . .  47
     Section 4.4.   Interpretation of Security Documents . . . . . . . . . .  47
     Section 4.5.   Guaranties . . . . . . . . . . . . . . . . . . . . . . .  47
     Section 4.6.   Pledge of Subsidiaries' Receivables, Inventory and
                    Investment Property. . . . . . . . . . . . . . . . . . .  48

SECTION 5.          CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .  48

     Section 5.1.   Opinions of Counsel. . . . . . . . . . . . . . . . . . .  48
     Section 5.2.   Audit of Collateral. . . . . . . . . . . . . . . . . . .  48
     Section 5.3.   Financial Status . . . . . . . . . . . . . . . . . . . .  48
     Section 5.4.   Qualification. . . . . . . . . . . . . . . . . . . . . .  49
     Section 5.5.   Security Documents and Instruments . . . . . . . . . . .  49
     Section 5.6.   Evidence of Insurance. . . . . . . . . . . . . . . . . .  49
     Section 5.7.   Borrowing Certificates . . . . . . . . . . . . . . . . .  50
     Section 5.8.   The Notes. . . . . . . . . . . . . . . . . . . . . . . .  50
     Section 5.9.   Overall Refinancing. . . . . . . . . . . . . . . . . . .  50
     Section 5.10.  Closing. . . . . . . . . . . . . . . . . . . . . . . . .  50
     Section 5.11.  Completion of Due Diligence. . . . . . . . . . . . . . .  50
     Section 5.12.  Corporate Structure. . . . . . . . . . . . . . . . . . .  50
     Section 5.13.  Fees to Agent and Lenders. . . . . . . . . . . . . . . .  51
     Section 5.14.  Management . . . . . . . . . . . . . . . . . . . . . . .  51
     Section 5.15.  Litigation . . . . . . . . . . . . . . . . . . . . . . .  51
     Section 5.16.  Compliance with Law. . . . . . . . . . . . . . . . . . .  51
     Section 5.17.  Proceedings; Receipt of Documents. . . . . . . . . . . .  51
     Section 5.18.  Projections, etc.. . . . . . . . . . . . . . . . . . . .  52
     Section 5.19.  Accountant's Letter. . . . . . . . . . . . . . . . . . .  53
     Section 5.20.  Solvency . . . . . . . . . . . . . . . . . . . . . . . .  53
     Section 5.21.  Labor Relationships. . . . . . . . . . . . . . . . . . .  53


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SECTION 6.          CONDITIONS PRECEDENT TO EACH BORROWING AND EACH
                    ISSUANCE OF A LETTER OF CREDIT . . . . . . . . . . . . .  53

     Section 6.1.   Borrower's Certificate; Other Conditions . . . . . . . .  53
     Section 6.2.   Written Notice of Advance. . . . . . . . . . . . . . . .  54

SECTION 7.          USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . .  54

SECTION 8.          AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . .  54

     Section 8.1.   Financial Statements and Other Information . . . . . . .  54
     Section 8.2.   Taxes and Claims . . . . . . . . . . . . . . . . . . . .  58
     Section 8.3.   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 8.4.   Books and Reserves . . . . . . . . . . . . . . . . . . .  60
     Section 8.5.   Properties in Good Condition . . . . . . . . . . . . . .  60
     Section 8.6.   Maintenance of Existence . . . . . . . . . . . . . . . .  60
     Section 8.7.   Inspection by the Agent and the Lenders. . . . . . . . .  60
     Section 8.8.   Pay Indebtedness to Lenders and Perform
                    Other Covenants. . . . . . . . . . . . . . . . . . . . .  60
     Section 8.9.   Notice of Default. . . . . . . . . . . . . . . . . . . .  61
     Section 8.10.  Reporting of Misrepresentations. . . . . . . . . . . . .  61
     Section 8.11.  Compliance with Laws . . . . . . . . . . . . . . . . . .  61
     Section 8.12.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 8.13.  Further Assurances . . . . . . . . . . . . . . . . . . .  62
     Section 8.14.  Audits . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Section 8.15.  Environmental Matters. . . . . . . . . . . . . . . . . .  63
     Section 8.16.  Financial Covenants. . . . . . . . . . . . . . . . . . .  64
     Section 8.17   Maintenance of Dominion Account(s) . . . . . . . . . . .  65

SECTION 9.          NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  66

     Section 9.1.   Capital Expenditures . . . . . . . . . . . . . . . . . .  66
     Section 9.2.   Liens. . . . . . . . . . . . . . . . . . . . . . . . . .  66
     Section 9.3.   Indebtedness . . . . . . . . . . . . . . . . . . . . . .  67
     Section 9.4.   Loans, Investments and Guarantees. . . . . . . . . . . .  68
     Section 9.5.   Merger, Sale of Assets, Dissolution, etc.. . . . . . . .  69
     Section 9.6.   Dividends Redemptions and Other Payments . . . . . . . .  70
     Section 9.7.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  70
     Section 9.8.   Transactions with Affiliates . . . . . . . . . . . . . .  71
     Section 9.9.   Management Fees and Other Payments . . . . . . . . . . .  71
     Section 9.10.  Compromise of Receivables. . . . . . . . . . . . . . . .  71
     Section 9.11.  Noncompliance with ERISA . . . . . . . . . . . . . . . .  71
     Section 9.12.  Amendments and Modifications . . . . . . . . . . . . . .  72
     Section 9.13.  Agreements with Management . . . . . . . . . . . . . . .  72
     Section 9.14.  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . .  72


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     Section 9.15.  Nature of Business . . . . . . . . . . . . . . . . . . .  73
     Section 9.16.  Negative Pledges . . . . . . . . . . . . . . . . . . . .  73
     Section 9.17.  Equity Issuances . . . . . . . . . . . . . . . . . . . .  73
     Section 9.18.  Rental Obligations . . . . . . . . . . . . . . . . . . .  73

SECTION 10.         DEFAULTS AND REMEDIES. . . . . . . . . . . . . . . . . .  73

     Section 10.1.  Events of Default. . . . . . . . . . . . . . . . . . . .  73
     Section 10.2.  Suits for Enforcement. . . . . . . . . . . . . . . . . .  78
     Section 10.3.  Rights and Remedies Cumulative . . . . . . . . . . . . .  78
     Section 10.4.  Rights and Remedies Not Waived . . . . . . . . . . . . .  78
     Section 10.5.  Application of Proceeds. . . . . . . . . . . . . . . . .  78

SECTION 11.         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .  79

     Section 11.1.  Corporate Status . . . . . . . . . . . . . . . . . . . .  80
     Section 11.2.  Power and Authority. . . . . . . . . . . . . . . . . . .  80
     Section 11.3.  No Violation of Agreements . . . . . . . . . . . . . . .  81
     Section 11.4.  No Litigation. . . . . . . . . . . . . . . . . . . . . .  81
     Section 11.5.  Good Title to Properties; Condition of Assets. . . . . .  81
     Section 11.6.  Financial Statements and Condition . . . . . . . . . . .  82
     Section 11.7.  Intellectual Property. . . . . . . . . . . . . . . . . .  83
     Section 11.8.  Tax Liability. . . . . . . . . . . . . . . . . . . . . .  83
     Section 11.9.  Governmental Action. . . . . . . . . . . . . . . . . . .  83
     Section 11.10. Disclosure . . . . . . . . . . . . . . . . . . . . . . .  83
     Section 11.11. Regulation U . . . . . . . . . . . . . . . . . . . . . .  84
     Section 11.12. Investment Company . . . . . . . . . . . . . . . . . . .  84
     Section 11.13. Employee Benefit Plans . . . . . . . . . . . . . . . . .  84
     Section 11.14. Overall Refinancing. . . . . . . . . . . . . . . . . . .  86
     Section 11.15. Solvency . . . . . . . . . . . . . . . . . . . . . . . .  86
     Section 11.16. Permits, etc.. . . . . . . . . . . . . . . . . . . . . .  86
     Section 11.17. Environmental Status . . . . . . . . . . . . . . . . . .  88
     Section 11.18. Validity of Receivables and Inventory. . . . . . . . . .  88
     Section 11.19. Representations and Warranties in Other Documents. . . .  89

SECTION 12.         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  89

     Section 12.1.  Collection Costs . . . . . . . . . . . . . . . . . . . .  89
     Section 12.2.  Amendment, Modification and Waiver . . . . . . . . . . .  90
     Section 12.3.  Illinois Law . . . . . . . . . . . . . . . . . . . . . .  91
     Section 12.4.  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  91
     Section 12.5.  Fees and Expenses. . . . . . . . . . . . . . . . . . . .  91
     Section 12.6.  Stamp or Other Tax . . . . . . . . . . . . . . . . . . .  91
     Section 12.7.  Waiver of Jury Trial and Setoff. . . . . . . . . . . . .  92


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     Section 12.8.  Termination of Agreement . . . . . . . . . . . . . . . .  92
     Section 12.9.  Captions . . . . . . . . . . . . . . . . . . . . . . . .  93
     Section 12.10. Lien; Setoff by Lenders. . . . . . . . . . . . . . . . .  93
     Section 12.11. Payment Due on Non-Business Day. . . . . . . . . . . . .  94
     Section 12.12. Service of Process . . . . . . . . . . . . . . . . . . .  94
     Section 12.13. LaSalle National Bank, as Agent. . . . . . . . . . . . .  94
     Section 12.14. Benefit of Agreement; Assignments by Lenders . . . . . .  99
     Section 12.15. Counterparts; Facsimile Signature. . . . . . . . . . . . 100
     Section 12.16. Letter of Credit Participation and Certain Payments. . . 100
     Section 12.17. Invalidity . . . . . . . . . . . . . . . . . . . . . . . 101
     Section 12.18. Disclosure of Financial Information. . . . . . . . . . . 101


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                             SCHEDULES AND EXHIBITS


     Schedule or Exhibits          Description
     --------------------          -----------

     Schedule 1.1                  Each Lender's Revolving Loan Percentages and
                                   Eurodollar Offices

     Exhibit 2                     Effective Executive Compensation and Stock
                                   Option Agreements

     Exhibit 3                     Senior Note Documents

     Exhibit 2.4                   Borrower's Certificate

     Exhibit 4                     Form of Senior Notes

     Exhibit 2.3                   Form of Revolving Notes

     Exhibit 4.1(a)                Form of Security Agreement

     Exhibit 4.1(B)                Form of Mortgagee or Landlord Certificate

     Exhibit 4.5                   Form of Guaranty

     Exhibit 5.15                  Disbursement Authorization Letter

     Exhibit 5.18(iii) States in which the Credit Parties are Qualified to do Business

     Exhibit 8.1(h)                Form of Borrowing Base Certificate

     Schedule 9.2                  Permitted Liens

     Schedule 9.3                  Permitted Indebtedness

     Schedule 9.4                  Permitted Investments

     Schedule 9.8                  Agreements with Affiliates

     Schedule 11.1                 Corporate Status

     Schedule 11.4                 Litigation


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     Schedule 11.5                 Non-Serviceable Assets

     Schedule 11.6(c)              Material Adverse Changes

     Schedule 11.17                Environmental Matters

     Exhibit 12.14                 Form of Assignments

     CREDIT AGREEMENT, dated as of May 17, 1996, among PACKAGING RESOURCES INCORPORATED, a Delaware corporation (the "BORROWER"), LASALLE NATIONAL BANK, a national banking association, BT COMMERCIAL CORPORATION, a Delaware corporation, and such other lenders and financial institutions which may hereafter become parties hereto for Lender(such lenders and other financial institutions and their respective successors and assigns, individually, a "LENDER" and collectively, the "LENDERS"), and LASALLE NATIONAL BANK, individually as a Lender ("LASALLE") and as agent for the Lenders (in such capacity, the "AGENT").


                                    RECITALS

     A. Borrower desires that Lenders extend financing for the working capital needs and general corporate purposes of Borrower. Such financing shall be comprised of the revolving lines of credit established by this Agreement.

     B. As security for the loans to be made by Lenders to, or for the account of, Borrower, and for the repayment of obligations incurred by Lenders for the benefit of Borrower, Borrower will grant to Agent, for its benefit and the ratable benefit of Lenders, a lien on, and a security interest in, certain of its assets.

     C. Simultaneously with the closing of the transactions contemplated hereby, Borrower will close the purchase and sale of the Senior Notes (as defined herein) and will use the proceeds from such purchase and sale to retire all of its outstanding indebtedness for borrowed money, other than indebtedness of Borrower outstanding under the Bemis Note and to fund the payment of a dividend to Group, which dividend, in turn, will be used by Group to redeem a portion of the Group Notes (as defined herein) so that the remaining principal amount of Group Notes would equal at least $19,000,000 and will not exceed $22,000,000.

     D. Accordingly, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1. CERTAIN DEFINED TERMS. For all purposes of this Agreement, unless the context otherwise requires (the following meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ADDITIONAL INDEBTEDNESS" shall mean all Lender Debt other than principal of Advances and interest thereon.

     "ADDITIONAL LENDERS" shall have the meanings set forth in Section 12.14 hereof.

     "ADJUSTED CURRENT ASSETS" shall mean, as of any date, the consolidated Current Assets of the Borrower and its Subsidiaries MINUS prepaid expenses, deposits, amounts due from employees, stockholders or Affiliates of Borrower, or other undefined or intangible Current Assets.

     "ADJUSTED CURRENT LIABILITIES" shall mean, as of any date, the consolidated Current Liabilities of the Borrower and its Subsidiaries.

     "ADJUSTED WORKING CAPITAL" shall mean, as of any date, Adjusted Current Assets MINUS Adjusted Current Liabilities.

     "ADJUSTED EURODOLLAR RATE" shall mean, with respect to each Interest Period for a Eurodollar Advance, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves then required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     "ADVANCE" shall mean and include each borrowing hereunder of a Revolving Advance, including each Eurodollar Advance and each Base Rate Advance.

     "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person or which is a director, officer or partner (limited or general) of such specified Person. For the purposes of this definition, (i) "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors or the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing and (ii) any full time employee of the Borrower shall not, solely by virtue of such employment, be deemed to be an Affiliate of the Borrower, although the degree of "control" possessed by such employee as a consequence of such employment or otherwise can be taken into account in determining whether such employee is an Affiliate of the Borrower.

     "AGENT" shall have the meaning set forth in the first paragraph of this Agreement and in Section 12.13(j) hereof.

     "AGREEMENT" shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

     "APOLLO" shall mean Apollo Packaging Partners, L.P., Apollo Advisors, L.P. (a limited partnership, the general partnership of which is Apollo Capital Management, Inc.), any Affiliate of either of them, and any investment fund, investment account or investment entity whose investing manager, investment advisor or general partner, or any principal thereof, is Apollo Advisors, L.P. or any of its Affiliates.

     "APPLICABLE MARGIN" shall mean (i) with respect to Eurodollar Advances, two percentage points (2%) and (ii) with respect to Base Rate Advances, one half of one percentage point (1/2%).

     "ASSET SALE" shall mean any sale, lease, conveyance, transfer or other disposition by any Credit Party (including by way of merger or consolidation of a Subsidiary or sale-leaseback transaction), in any transaction or group of transactions that are part of a common plan, of any asset, other than sales, leases and other dispositions of the type described in clauses (a) through (e) in Section 9.5 hereof.

     "ASSETS" shall mean and include all of the Borrower's and its Subsidiaries' machinery, equipment, data processing hardware and software, furniture, fixtures, dies, tools, jigs, office equipment and other tangible personal property of the Borrower and its Subsidiaries, and all accessions, accretions, and additions to equipment, and all other component and auxiliary parts used or to be used in connection with or attached to any of the same, wherever located, whether now owned or hereafter acquired.

     "AUTHORIZED REPRESENTATIVE" shall mean each Person designated from time to time, as appropriate, in a Written Notice by the Borrower to the Agent for the purposes of giving notices of borrowing, conversion or renewal of Advances, or requests for issuances of Letters of Credit, which designation shall continue in force and effect until terminated in a Written Notice to the Agent.

     "BASE RATE" shall mean a fluctuating interest rate per annum (calculated on the basis of actual days elapses over a 360 day year) as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of
(a) the rate of interest announced publicly by LaSalle in Chicago, Illinois from time to time as its prime rate for U.S. dollar loans, (which is not necessarily LaSalle's lowest or most favorable rate of interest at any one time), such rate to change when and as such announced rate changes, plus the Applicable Margin, and (b) one-quarter percentage point (1/4%) above the Federal Funds Rate.

     "BASE RATE ADVANCE" shall mean any portion of an Advance which is not a Eurodollar Advance.

     "BEMIS NOTE" shall mean the subordinated promissory note dated March 12, 1993 made by the Borrower to the order of Bemis Company, Inc. in the original principal amount of $2,000,000, executed and delivered in connection with the Borrower's acquisition of LPI, as such note may be amended, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with Section 9.12 hereof.

     "BOARD" shall mean the Board of Governors of the Federal Reserve System or any successor agency or entity performing substantially the same functions.

     "BORROWER" shall have the meaning set forth in the first paragraph of this Agreement.

     "BORROWER'S CERTIFICATE" shall have the meaning set forth in Section 2.4 hereof.

     "BORROWING BASE" shall mean, as of any time, an amount equal to (i) the sum of sixty percent (60%) of the Net Amount of Eligible Inventory and eighty-five percent (85%) of the Net Amount of Eligible Receivables, in each case as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Agent by the Borrower as of such time pursuant to
Section 8.1(i) hereof, MINUS (ii) the Miner Tax Reserve (if any), MINUS (iii) any reserves established by Agent, in its reasonable discretion, from time to time which reserves shall be established to insure future payment of the Obligations.

     "BORROWING BASE CERTIFICATE" shall have the meaning set forth in Section 8.1(i) hereof.

     "BORROWING LIMIT" shall have the meaning set forth in Section 2.2(a) hereof.

     "BUSINESS DAY" shall mean (a) for those portions of Advances constituting Base Rate Advances and in any event for the purposes of Section 10.1(b) and
Section 8.1(h) hereof, any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required to close; and (b) for those portions of Advances constituting Eurodollar Advances but in no event for the purposes of Section 10.1(b) hereof, the days described in the immediately preceding subclause (a) for the definition of Business Day, but excluding therefrom any day on which commercial banks are not open for dealings in U.S. dollar deposits in the London (England, U.K.) interbank market.

     "CAPITAL EXPENDITURES" shall mean for any Person any expenditures made or costs incurred by such Person for the acquisition, maintenance or repair of fixed or capital assets (to the extent same are capitalized on the balance sheet of such Person), including, without limitation, the incurrence or assumption of any Indebtedness (other than Capitalized Lease Obligations) in respect of such fixed or capital asset, and, without double counting, any payment made in respect of such incurrence or assumption.

     "CAPITAL LEASE" of any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person. "Capitalized Lease Obligations" of any Person shall mean, at any time, all obligations under Capital Leases of such Person in each case taken at the amount thereof accounted for as liabilities at such time in accordance with GAAP.

     "CHANGE OF CONTROL" shall mean such time as (i) the Borrower liquidates or dissolves; (ii) HPH and Apollo, collectively, cease to own and control, directly or indirectly, a majority (on a fully diluted basis) of the issued and outstanding shares of capital stock of each class of voting stock of Borrower;
(iii) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than HPH or Apollo has the ability to designate a majority of the board of directors of Group; or (iv) any "Change of Control" has occurred as such term is defined in the Indenture or any other Senior Note Documents.

     "CHANGE OF LAW" shall mean any law, treaty, order, directive or regulation or in the interpretation thereof or any ruling, decree, judgment or recommendation, or any request, guideline or directive (whether or not given the force of law) in any case adopted, issued or effective after the Closing Date, or any change, adopted, effective or issued after the Closing Date of any of the foregoing (and including in any event all risk based capital guidelines heretofore adopted by the Comptroller of the Currency, the Board or any other banking regulatory agency, domestic or foreign, to the extent that any provision contained therein does not have to be complied with as of the Closing Date), by any regulatory body, court or any administrative or Governmental Body charged or claiming to be charged with the administration thereof.

     "CLAIMS" shall have the meaning set forth in Section 2.12(c) hereof.

     "CLOSING DATE" shall mean May 17, 1996.

     "CODE" shall mean, at any date, the Internal Revenue Code of 1986, as the same shall be in effect at such date, and the regulations thereunder.

     "COLLATERAL" shall mean all property and interests therein (real and personal, tangible and intangible) in which a Lien is now or hereafter granted to the Agent for the benefit of itself and the Lenders or to any Issuing Lender by any Credit Party or any Subsidiary thereof as security for the Lender Debt or any guarantee thereof, including, without limitation, any Letter of Credit Cash Collateral, the collateral security referred to in Section 3.4(f) hereof and in the Security Documents.

     "COMMITMENT" shall mean, with respect to each Lender, such Lender's Revolving Commitment.

     "COMMITMENT LETTER" shall mean the commitment letter, dated April 25, 1996, and the term sheet attached thereto, from LaSalle (as Agent and Lender) and BT Commercial Corp. (as Lender) to the Borrower and agreed and accepted by the Borrower on April 26, 1996.

     "CONTINGENT OBLIGATIONS" of any Person shall mean any direct or indirect liability, of such Person (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent by the Person incurring such liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof; (ii) under any letter of credit issued for the account of such Person or for which such Person is otherwise liable for reimbursement thereof; (iii) net obligations under any Hedge Agreement; or (iv) to advance or supply funds or otherwise to assure or hold harmless the owner of a primary obligation against loss in respect thereof. Contingent Obligations shall include, without limitation, (a) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise);
(ii) to maintain the Solvency or any balance sheet item, level of income or financial condition of another; or (iii) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (i) or
(ii) of this sentence the primary purpose or intent thereof is as described in the immediately preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

     "CREDIT PARTIES" and "CREDIT PARTY" shall mean and include the Borrower, its present or future Subsidiaries and any other Guarantor.

     "CURRENT ASSETS" of any Person, determined at any time, shall mean all assets of such Person and its Subsidiaries, on a consolidated basis, which would, in accordance with GAAP, be classified as current assets.

     "CURRENT LIABILITIES" of any Person, determined at any time, shall mean all liabilities of such Person and its Subsidiaries, on a consolidated basis, which would, in accordance with GAAP, be classified as current liabilities, and the outstanding principal balance of the Revolving Loan.

     "DEFAULT" shall mean an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "DIVIDEND CONDITIONS" shall mean, at any time, the following conditions to payment of cash dividends by the Borrower:

     (a) no Default or Event of Default shall have occurred and be continuing at such time or shall occur as a result of such payment;

     (b) each such payment shall be made only on the last day of each May and November (or next succeeding Business Day) of each Fiscal Year of the Borrower (each a "Dividend Payment Date"), commencing with November 1, 1996;

     (c) the amount of such dividend payment shall not exceed the amount of interest due and payable under the Group Notes on the applicable Dividend Payment Date plus the outstanding principal amount of any Group Notes issued in lieu of interest on previous Dividend Payment Dates and the payment of any such dividend shall not cause Borrower to violate Section 8.16(a) of this Agreement;

     (d) the Agent shall have received a certificate, in form, scope and substance acceptable to the Agent and in such detail as the Agent shall have required, of the chief financial officer of the

Borrower demonstrating that the Borrower is permitted to make such payment (such certificate being required to be delivered to the Agent at least ten Business Days' prior to the date of any such payment) and the Agent shall not have, within five Business Days following such delivery, objected to such payment (in whole or in part) or questioned any calculation or assertion contained in such certificate, in any case, in writing; and

     (e) the Agent shall have received a certificate in the form, scope and substance acceptable to the Agent and in such detail as the Agent shall have required, of the chief financial officer or chief executive officer of Group confirming that the proceeds of each such payment shall have been applied contemporaneously by Group, to make payments of interest on the Group Notes that are permitted, and required to be made under the provisions of the Group Indenture Documents (including, without limitation the subordination provisions contained in Article X of the Group Indenture).

     "DIVIDEND PAYMENT DATE" shall have the meaning set forth in the definition of Dividend Conditions.

     "DOMINION ACCOUNT" shall mean a special account(s) (lockbox account No. 1466, account No. 2306052, account No. 2306063 and/or account No. 5800022575 or such other accounts as designated by LaSalle National Bank) of the Agent, for its benefit and the ratable benefit of Lenders, established by the Borrower pursuant to the Agreement at LaSalle National Bank or such other bank selected by the Borrower, but acceptable to the Agent in its reasonable discretion, and over which at any time when Excess Availability is less than $5,000,000, Agent shall have sole and exclusive access and control for withdrawal purposes.

     "EBITDA" for any period shall mean, consolidated pre-tax income from operations of the Borrower and its Subsidiaries as determined in accordance with GAAP for such period, PLUS Interest Expense for such period, PLUS the amount of noncash charges, including, without limitation, noncash charges for depreciation and amortization, of the Borrower and its Subsidiaries on a consolidated basis for such period, PLUS or MINUS any extraordinary losses or gains, PLUS any prepayment premiums or write-down or write-off of debt discount or deferred financing costs to the extent such amounts are incurred as a result of the prepayments of any Indebtedness of the Borrower with the proceeds of the Senior Notes.

     "ELIGIBLE INVENTORY" shall mean only such Inventory consisting of raw materials or finished goods of the Borrower as the Agent, in its reasonable discretion, shall from time to time elect to consider Eligible Inventory for purposes of this Agreement. The value of such Inventory established by the Borrower may be revised from time to time by the Agent, in its reasonable discretion, taking into consideration the lowest of its cost (on a first-in-first-out basis), its book value determined in accordance with GAAP and its current market value (based on the sales price offered to its customers, as so revised the "Net Amount of Eligible Inventory"). Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Inventory not to be Eligible Inventory, the Agent shall consider any of the following classes of Inventory not to be Eligible

Inventory: (a) Inventory subject to any Lien, other than those granted in favor of the Agent; (b) Inventory financed by bankers' acceptances, but only until the payment in full of the related bankers' acceptances by the Borrower, (c) Inventory which is obsolete, damaged, unsalable or otherwise unfit for use; (d) Inventory located on any premises under a lease, or pursuant to a bailment arrangement, as to which no Landlord's Certificate has been delivered to the Agent; (e) Inventory in respect of which the relevant Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt; (f) Inventory with respect to which the rights granted to the Agent under the Security Documents cannot be exercised upon without the granting by a Governmental Body of a license or consent unless such license or consent has been granted; (g) Inventory which consists of supplies, packaging, scrap or other regrind, packaging labels or work-in-process.

     "ELIGIBLE RECEIVABLES" shall mean, at the time of calculation, Receivables of the Borrower:

          (i) that are bona fide and outstanding, and upon which the Agent has a first priority perfected security interest;

          (ii) in respect of which the obligor has been directed by Borrower (if so directed to do so by the Agent during the continuance of an Event of Default) to make payment to a lockbox or similar account;

          (iii) as to which all applicable services have been duly performed or as to which all goods have been delivered to the account debtor; and

          (iv) which arose in the ordinary course of Borrower's business and which the Agent, in its reasonable judgment, shall deem eligible.

The term "Eligible Receivables" shall not include any Receivable:

     (a) with respect to which more than ninety (90) days have elapsed since the invoice date thereof or more than sixty (60) days have elapsed since the due date thereof;

     (b) with respect to which any of the representations and warranties contained in Section 11.18 hereof are not or have ceased to be true, complete and correct;

     (c) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

     (d) as to which the Borrower has extended the time for payment without the consent of the Agent;

     (e)  owed by an account debtor which:

          (i) does not maintain its chief executive office in the United States or is not organized under the laws of the United States or any State thereof, unless the sale generating the relevant Receivable is on letter of credit or acceptance terms or covered by foreign credit insurance, in each instance, acceptable to the Agent;

          (ii) has taken any action, or suffered any event to occur, of the type described in paragraph (f) or (g) of Section 10.1 hereof;

     (f) owed by an account debtor which is (i) an Affiliate of a Credit Party or (ii) a federal or state government or an agency or instrumentality thereof;

     (g) as to which either the perfection, enforceability, or validity of the security interest in such Receivable, or the Agent's right or ability to obtain direct payment to the Agent of the proceeds of such Receivable, is governed by any federal, state, or local statutory requirements other than those of the UCC;


     (h) owed by an account debtor to which the Borrower is indebted in any way, or which is subject to any right of set-off by the account debtor; or if the account debtor thereon has disputed liability or acknowledged its inability to pay or made any claim with respect to any other Receivable due from such account debtor; but in each such case only to the extent of such indebtedness, set-off, dispute, or claim;

     (i) if such Receivable or the sale or provision of goods or services giving rise thereto contravenes any applicable law, rule or regulation, including any law, rule or regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy;

     (j) if 25% or more of the aggregate outstanding balance of all Receivables of the applicable account debtor have not been paid within ninety (90) days following the invoice date thereof or more than sixty (60) days following the due date thereof; or

     (k) if the Agent (A) believes in its reasonable discretion that the prospect of collection of such Receivable is impaired for any reason or that the Receivable may not be paid by reason of the account debtor's financial inability to pay, or (B) is not reasonably satisfied with the credit standing of the account debtor in proportion to the amount of Receivables payable to the Borrower by such account debtor.

     "EMPLOYEE PLAN" shall mean an "employee benefit plan" as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is maintained for, or to which contributions are made on behalf of, employees of any Credit Party or any ERISA Affiliate.

     "ENVIRONMENTAL LAW" shall mean applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), any "Superfund" or

"Superlien" law, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA") and any other applicable Federal, state, or local statute, rule, regulation, ordinance, interpretation, order, judgment, decree, Permit, license or other binding determination of any Governmental Body, as now or at any time hereafter amended or in effect and applicable to any Credit Party, regulating, relating to or imposing liability or standards of conduct concerning the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Materials, or air emissions, water discharges or otherwise concerning the protection of the outdoor or indoor environment, or health or safety of persons or property.

     "ENVIRONMENTAL LIEN" shall mean a Lien in favor of any Governmental Body for any (1) liabilities under any Environmental Law or (2) damages arising from, or costs incurred by such Governmental Body in response to, a Release of a Hazardous Material into the environment.
"Environmental Property Transfer Act" shall mean any applicable requirement of law that conditions, restricts, prohibits, or requires any notification or disclosure triggered by, the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property for environmental reasons, including, without limitation, any so-called "Environmental Cleanup Responsibility Act" or "Responsible Property Transfer Act."

     "ERISA" shall mean, at any date, the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

     "ERISA AFFILIATE" shall mean any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code is a member of any Credit Party's controlled group, or under common control with any Credit Party or is a member of any Credit Party's affiliated service group, within the meaning of Sections 414 (b), (c) and (m) of the Code and the regulations promulgated and rulings issued thereunder.

     "ERISA EVENT" shall mean, with respect to any Credit Party or any ERISA Affiliate and with respect to any Pension Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under subsection .13, .14, .15, .18, or .19 of PBGC Reg. Section 2615), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Benefit Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the failure to make required contributions which would result in the imposition of a Lien under Section 412 of the Code or
Section 302 of ERISA, or (d) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or to cause the imposition of any liability on the Borrower or any ERISA Affiliate under Title IV of ERISA.

     "EURODOLLAR ADVANCE" shall mean that portion of any Revolving Advance designated to bear interest based upon the Adjusted Eurodollar Rate as provided in Section 2 hereof.

     "EURODOLLAR RATE" shall mean, for any Interest Period for any Eurodollar Advance, an interest rate per annum (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered quotation, if any, to first-class banks in the London (England, U.K.) interbank market by the Agent for U.S. dollar deposits of amounts and in funds comparable to the principal amount of such Eurodollar Advance requested by the Borrower for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period, subject, however, to the provisions of Section 2.11 hereof.

     "EVENT OF DEFAULT" and "EVENTS OF DEFAULT" shall have the meanings set forth in Section 10.1 hereof.

     "EXCESS AVAILABILITY" shall mean, as of any time the lesser of (i) the Revolving Credit Facility Commitment MINUS the sum of (x) the outstanding principal balance of the Revolving Loan at such time, PLUS (y) the Letter of Credit Usage at such time and (ii) the Borrowing Base at such time MINUS the sum of (x) the outstanding principal balance of the Revolving Loan at such time, PLUS (y) the Letter of Credit Usage at such time.

     "EXCLUDED CLAIMS" shall have the meaning set forth in Section 2.12(c) hereof.

     "EXCLUDED TAXES" shall mean franchise taxes and taxes upon or determined by reference to any Lender's net income, in each case, imposed by the United States of America or any political subdivision or taxing authority thereof or therein or by any jurisdiction in which the Initial Eurodollar Office or other branch of any Lender is located or in which any Lender is organized or has its principal or registered office (including, without limitation, branch taxes imposed by the United States or similar taxes imposed by any subdivision thereof).

     "EXECUTIVE AGREEMENTS" shall mean the executive compensation agreements, including all management stock option agreements, between the Borrower and Senior Management from time to time, and on the Closing Date shall mean the executive compensation and stock option agreements described in Exhibit 2 hereto.

     "EXTRAORDINARY RECEIPT" shall mean the receipt by any Credit Party of cash receipts not in the ordinary course of business, provided, however, that an Extraordinary Receipt shall not include cash receipts received from: (i) an Asset Sale; (ii) an Issuance; and (iii) proceeds of insurance on tangible property required to be maintained under Section 8.3(a) hereof in respect of any damage to or loss or destruction of any property insured by the Borrower to the extent such proceeds are turned over to the Borrower pursuant to such Section (but in any event the proceeds of any business interruption or similar insurance shall constitute Extraordinary Receipts).

     "FEDERAL BANKRUPTCY CODE" shall mean Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.

     "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

     "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.3(a) hereof.

     "FISCAL YEAR" shall mean, with respect to the Borrower, a period beginning on the first day of March in each calendar year and ending on the last day of February in the succeeding calendar year.

     "FIXED CHARGES" shall mean, for any period, the sum of (i) Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis during such period, plus (ii) Interest Expense of the Borrower and its Subsidiaries for such period, plus (iii) the aggregate amount of payments of principal on Indebtedness for Borrowed Money (including, without limitation, Capitalized Lease Obligations), plus (iv) the aggregate amount of cash dividends paid by the Borrower during such period.

       "FIXED CHARGE COVERAGE RATIO" shall mean, at the end of any fiscal quarter of the Borrower, the ratio of (a) EBITDA (i) for the fiscal quarter ending August 31, 1996, (ii) for the two consecutive fiscal quarters ending November 30, 1996, (iii) for the three consecutive fiscal quarters ending February 28, 1997, and (iv) for any four consecutive fiscal quarters ending on or after May 31, 1997 to (b) Fixed Charges of the Borrower and its Subsidiaries on a consolidated basis for such one, two, three or four (as applicable) consecutive fiscal quarters then ended.

     "FUNDED DEBT" shall mean, as of the end of any fiscal period of the Borrower, the aggregate Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, on a consolidated basis, outstanding at such time.

     "GAAP" shall have the meaning set forth in Section 1.4 hereof.

     "GOVERNMENTAL BODY" shall mean any federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

     "GOVERNMENTAL PERMITS" shall mean all licenses, franchises, permits, privileges, immunities, approvals, and other authorizations from a Governmental Body.

     "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulation, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body.

     "GROUP" shall have the meaning set forth in the preamble to this Agreement.


     "GROUP INDENTURE" shall mean (i) that certain Indenture dated as of June 30, 1993 between Group (then known as PRI Holdings, Inc.) and Continental Bank, National Association, as trustee, as the same may have been, or may be, supplemented, amended or restated from time to time, and (ii) any indenture governing notes issued in exchange for the Group Notes.

     "GROUP INDENTURE DOCUMENTS" shall mean the Group Indenture and the Group Notes, together with any other document or instrument delivered in connection thereon with.

     "GROUP NOTES" shall mean (i) those certain Senior Notes due 2003 issued by Group pursuant to the Group Indenture, and (ii) any notes issued in exchange for the Group Notes.

     "GUARANTORS" shall mean, at any time, collectively, each of the Borrower's present and future Subsidiaries.

     "GUARANTY" shall have the meaning set forth in Section 4.7 hereof.

     "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, hazardous, toxic or special waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law, including (without limitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls, or any constituent of any such substance or waste; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous material," "hazardous substance," "hazardous waste," "solid waste" or "toxic substance" which is broader than that specified in any Environmental Law, such broader meaning shall apply.

       "HEDGE AGREEMENT" shall have the meaning set forth in clause (v) of the definition of Indebtedness.

     "HPH" shall mean Howard P. Hoeper, an individual with a business address located at One Conway Park, Lake Forest, Illinois 60045.

     "INDEBTEDNESS" of any Person shall mean all items which, in accordance with GAAP, would be included in determining total liabilities of such Person as shown on the liability side of a balance sheet as at the date Indebtedness of such Person is to be determined and, in any event, shall include (without limitation and without duplication) (i) all Indebtedness for Borrowed Money of such Person;
(ii) any liability of such Person secured by any Lien on property owned or acquired by such

Person, whether or not such liability shall have been assumed; (iii) all Contingent Obligations of such Person; (iv) letters of credit and all obligations of such Person relating thereto; and (v) all obligations (other than obligations to pay fees in connection therewith) of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates (each, a "Hedge Agreement").

     "INDEBTEDNESS FOR BORROWED MONEY" of any Person shall mean, without duplication, all Indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of Indebtedness of such Person, all obligations of such Person for the deferred and unpaid purchase price of any property, service or business (other than trade accounts payable incurred in the ordinary course of business and constituting Current Liabilities), and all obligations of such Person under Capital Leases and finance leases.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 2.12(c) hereof.

     "INDENTURE" shall have the meaning set forth in the definition of Senior Note Documents.

     "INITIAL EURODOLLAR OFFICE" shall mean, for any Lender, the branch or Affiliate of such Lender designated as the Initial Eurodollar Office of such Lender in Schedule 1.1 hereto.

     "INTEREST EXPENSE" shall mean, with respect to any Person for any period, interest expense (whether cash or accretion) of such Person during such period determined in accordance with GAAP, and shall include in any event, without limitation, interest expense with respect to Indebtedness for Borrowed Money and payments under Hedge Agreements.

     "INTEREST PAYMENT DATE" shall mean, with respect to each Eurodollar Advance, the last day of the Interest Period for such Eurodollar Advance.

     "INTEREST PERIOD" shall mean, with respect to each Eurodollar Advance, initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to such Eurodollar Advance and ending one, two or three months thereafter, as selected by the Borrower; and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Advance and ending one, two or three months thereafter, as selected by the Borrower; provided, however, that no Interest Period may be selected for a Eurodollar Advance which expires later than the Maturity Date; and provided, further, that any Interest Period in respect of a Eurodollar Advance which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the foregoing proviso, end on the last Business Day of a calendar month. Notwithstanding the above, all Interest Periods shall be adjusted in accordance with Section 13.11 hereof.

     "INVENTORY" of any Person shall mean any and all raw materials, work-in-process and finished products inventory of such Person, now or hereafter acquired, intended for sale or lease or to be furnished under contracts of service in the ordinary course of business of such Person, of every kind and description, in the custody or possession, actual or constructive, of such Person including such inventory as is temporarily out of the custody or possession of such Person.

     "INVESTMENT" shall have the meaning set forth in Section 9.4 hereof.

     "INVESTMENT PROPERTY" of any Person shall mean that Person's investment property, whether now owned or hereinafter acquired by such Person, including, without limitation, all securities (certificated or uncertificated), securities accounts, securities entitlements, commodity accounts and contracts.

     "ISSUANCE" shall mean the issuance by Group or any Credit Party or any of their respective Subsidiaries on or after the Closing Date of Indebtedness for Borrowed Money (other than the Revolving Loan, the Letters of Credit and the other Permitted Indebtedness), or the issuance by any Credit Party of any equity interest. Nothing contained in this definition or in any provision relating to Issuances shall permit or be deemed to permit any Credit Party to effect an Issuance which is otherwise prohibited hereunder.

     "ISSUING LENDER" shall have the meaning set forth in Section 4A.1(a) hereof.

     "LANDLORD'S OR MORTGAGEE'S CERTIFICATE" shall have the meaning set forth in Section 4.1(a) hereof.

     "LASALLE" shall have the meaning set forth in the first paragraph of this Agreement.

     "LATEST PROJECTIONS" shall have the meaning set forth in Section 5.19 hereof.

     "LEASE" shall mean each lease or sublease of real property existing on the date hereof under which any Credit Party is the lessee or sublessee and each future lease or sublease of real property under which the Borrower or any of its Subsidiaries is the lessee or sublessee.

     "LENDER" and "LENDERS" shall have the meanings set forth in the first paragraph of this Agreement.

     "LENDER DEBT" or "OBLIGATIONS" shall mean and include all Advances, Additional Indebtedness and all other Indebtedness owing at any time by the Borrower, any one or more of its Subsidiaries or any other Credit Party to the Agent or any one or more of the other Lenders or any Issuing Lender (including, without limitation, all principal, interest, Letter of Credit reimbursement obligations, fees, indemnities, costs, charges and other amounts payable under the Hedge Agreements, the Letter of Credit Agreements or in respect of the Letters of Credit or owing under any of the other Loan Documents) arising under or in connection with this Agreement, the Notes, any Security Document, any of the other Loan Documents or any Guaranty in favor of the Agent or any one or more of the Lenders or any Issuing Lender, in each instance, whether absolute or contingent, secured or unsecured, due or not, arising by operation of law or otherwise, and all interest and other charges thereon, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy proceeding involving the Borrower, any of its Subsidiaries or any other Credit Party. In no event shall any obligations owing to any Lender under any Senior Note Documents be deemed to be "Lender Debt" or "Obligations" hereunder.

     "LETTER OF CREDIT" shall mean standby letters of credit issued in accordance with the terms hereof by Agent or an Issuing Lender at the request of or for the account of Borrower.

     "LETTER OF CREDIT AGREEMENT" shall mean an application and agreement, as amended, modified or supplemented from time to time, with respect to the issuance and reimbursement of and otherwise with respect to a Letter of Credit, in form and substance satisfactory to the Agent and the applicable Issuing Lender.

     "LETTER OF CREDIT CASH COLLATERAL" shall mean cash deposited by the Borrower to secure obligations of the Borrower under the Letters of Credit (contingent or otherwise) pursuant to agreements in form and substance satisfactory to the Agent.

     "LETTER OF CREDIT USAGE" shall mean, at any time, (a) the aggregate undrawn amount at such time of all outstanding Letters of Credit (or, as to each Lender, its participating interest thereof pursuant to Section 12.17 hereof), plus (b) the aggregate amount of unreimbursed drawings at such time under Letters of Credit.

     "LIABILITIES AND COSTS" shall mean all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

     "LIEN" shall mean any lien, mortgage, pledge, security interest or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any financing statement filed in respect of any of the foregoing. For the purposes of this Agreement, a Credit Party shall be deemed to be the owner of any property which it has placed in trust for the benefit of the holder of Indebtedness of such Credit Party which Indebtedness is deemed to be extinguished under GAAP but for which such Credit Party remains legally liable, and such trust shall be deemed to be a Lien.

     "LOAN DOCUMENTS" shall mean this Agreement, each Security Document, each Guaranty, the Notes, each Borrower's Certificate, each Borrowing Base Certificate, each Landlord's Certificate, each Hedge Agreement, each Letter of Credit Agreement and each other document or instrument now or hereafter delivered to the Agent or any Lender by any Credit Party pursuant to or in connection herewith or therewith.

     "LOANS" shall mean the Revolving Loan.

     "LPI" shall mean the Borrower's business segment constituting the assets acquired from Louisiana Plastics, Inc., a Delaware corporation, on March 12, 1993.

     "MAJORITY LENDERS" shall mean, at any time, Lenders having more than fifty-one percent (51%) of the sum of (i) the aggregate outstanding principal balance of the Loans, (ii) the aggregate amount of unutilized Commitments of the Lenders, and (iii) the Letter of Credit Usage (which shall be deemed to be held by the Lenders in accordance with their exposure under Section 12.16 hereof), in each case, at such time; provided, however, that at any time that any one Lender holds more than fifty-one percent (51%) of such sum, Majority Lenders shall mean such Lender and any other Lender.

     "MATERIAL ADVERSE CHANGE" shall mean, with respect to any Person, a material adverse change in such Person's business, operations, liabilities, assets, properties, prospects or condition, financial or otherwise.

     "MATERIAL ADVERSE EFFECT" shall mean, (a) with respect to any Person,
(x) a material adverse effect on such Person's business, operations, liabilities, assets, properties, prospects or condition (financial or other vise) or (y) the impairment of the ability of such Person to perform its obligations under any Loan Document to which it is a party or (b) the impairment of the ability of the Agent or any Lender to enforce or collect any of the Lender Debt or to realize on any of the Collateral or the impairment of the Lien of the Agent or any Lender on any Collateral or the priority of such Lien.

     "MATURITY DATE" shall mean May 1, 1999, or, if the term of this Agreement is extended pursuant to Section 3.6(b) hereof, the last day of any applicable Renewal Term.

     "MAXIMUM PERMISSIBLE RATE" shall have the meaning set forth in Section 2.18(a) hereof.

     "MINER TAX RESERVE" shall mean, at any time, a reserve against the Borrowing Base equal to $764,000 minus the aggregate amount of payments (if any) theretofore made by the Borrower to Miner Containing Printing, Inc. or Miner Agricultural Products, Inc. pursuant to Section 11.6 of the Acquisition Agreement entered into by Borrower and such parties dated December 15, 1993.

     "MINIMUM ADVANCE AMOUNT" shall have the meaning set forth in Section 2.1(b) hereof.

     "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" (as defined in Section 4001 (a)(3) in ERISA) maintained or contributed to during the preceding six years for employees of (i) any Credit Party; or (ii) any ERISA Affiliate.

     "NET AMOUNT OF ELIGIBLE INVENTORY" shall have the meaning set forth in the definition of Eligible Inventory.

     "NET AMOUNT OF ELIGIBLE RECEIVABLES" for the Borrower shall mean, at any time, the gross amount of the Borrower's Eligible Receivables, less an amount established by the Borrower, but subject to revision from time to time by the Agent, in its reasonable discretion, equal to the sum of (i) sales, excise or similar taxes in respect of such Eligible Receivables, and (ii) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Receivables, including, without limitation, claims, credits or offsets of any bank or other third party in respect of handling or similar charges in respect thereof.

     "NET INCOME" shall mean, for any fiscal period, the net income (or net loss) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

     "NET PROCEEDS" shall mean, with respect to any Asset Sale, Issuance, insurance claim or Extraordinary Receipt, the aggregate amount of cash proceeds (after a reasonable estimate of taxes payable in connection therewith, with respect to Asset Sales and Issuances only, and payment of associated fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, appraisers and, with respect to any Issuance, any reasonable underwriter's discount) and with respect to any Asset Sale or insurance claim the repayment of any Indebtedness secured specifically by and with a first lien on the asset, the sale or disposition of which gave rise to such Asset Sale was the subject of such insurance claim) received or receivable by such Person from such Asset Sale, Issuance insurance claim or Extraordinary Receipt, and cash proceeds paid from time to time with respect to any promissory note or other instrument or security delivered in connection with any Asset Sale, Issuance, insurance claim or Extraordinary Receipt.

     "NOTES" shall mean the Revolving Notes.

     "ORIGINAL TERM" shall have the meaning contained in Section 3.6(b) hereof.

     "OTHER TAXES" shall have the meaning set forth in Section 3.3(c) hereof.

     "OVERALL REFINANCING" shall have the meaning set forth in Section 5.9 hereof.

     "PAYMENT OFFICE" shall have the meaning set forth in Section 2.4(c) hereof.

     "PAYOFF LETTER" shall have the meaning set forth in Section 2.1(c) hereof.

     "PBG" shall mean the Pension Benefit Guaranty Corporation, or any successor thereof under ERISA.

     "PENSION BENEFIT PLAN" shall mean any plan which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA.

     "PERMIT" shall mean any permit, approval authorization, license, variance, or permission required from a Governmental Body under an applicable Environmental Law.

     "PERMITTED INDEBTEDNESS" shall have the meaning set forth in Section 9.3 hereof.

     "PERMITTED LIENS" shall have the meaning set forth in Section 9.2 hereof.

     "PERMITTED SENIOR INDEBTEDNESS REFINANCING" shall mean any refinancing of the Senior Indebtedness, provided that (i) the principal amount of the refinanced Indebtedness shall not exceed $110,000,000 and (ii) the terms and conditions governing such refinanced Indebtedness shall be substantially the same as, or no less favorable to the Borrower, than the terms and conditions of the Senior Notes (as issued on the Closing Date), or shall otherwise be acceptable in all respects to the Majority Lenders.

     "PERSON" shall mean an individual, a corporation, an association, a joint stock company, a business trust, a limited liability company a partnership, a trust, a joint venture, a trade or business, an unincorporated organization or other entity, or a government or any agency or political subdivision thereof or any other entity of whatever nature.

     "PROPERTY" shall mean any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Credit Parties or any of their respective Subsidiaries (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

     "PRO RATA" (as applied to allocations among the Lenders) shall mean, with respect to each Lender, a percentage equal to the ratio that (i) with respect to the Revolving Loan, the Revolving Commitment of such Lender as it bears to the Aggregate Revolving Commitments of all Lenders, and (ii) in all other instances, the Commitment of such Lender as it bears to the Commitments of all Lenders.

     "RECEIVABLES" shall mean and include all accounts, contract rights, instruments, documents and chattel paper, whether secured or unsecured, now existing or hereafter created, of the Credit Parties, and whether or not specifically sold or assigned to the Agent or the Lenders, for goods or inventory sold or leased or services rendered.

     "REFERENCE PROJECTIONS" shall have the meaning set forth in Section 5.19 hereof.

     "REGULATION D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     "RELEASE" shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, depositing, migrating, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Property. The meaning of the term shall also include any threatened Release.

     "REMEDIAL ACTION" shall mean actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release or minimize the further Release of Hazardous Materials or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "RENEWAL TERM" shall have the meaning contained in Section 3.6(b) hereof.

     "REPORTABLE EVENT" shall have the meaning set forth in Section 4043(b) of ERISA, and the regulations thereunder, as to which the PBGC has not by regulation waived the notice requirement of Section 4043(a) of ERISA.

     "REVOLVING ADVANCE" shall have the meaning set forth in Section 2.1(a) hereof.

     "REVOLVING COMMITMENT," as to any Lender, shall have the meaning set forth in Section 2.2(b) hereof.

     "REVOLVING CREDIT FACILITY" shall mean the facility provided to the Borrower hereunder to make borrowings of Revolving Advances and to cause the issuance by the Issuing Lenders of the Letters of Credit.

     "REVOLVING CREDIT FACILITY COMMITMENT" shall have the meaning set forth in Section 2.2(a) hereof.

     "REVOLVING LOAN" shall have the meaning set forth in Section 2.1(a) hereof.

     "REVOLVING NOTE" and "REVOLVING NOTES" shall have the meanings set forth in Section 2.,(a) hereof.

     "SECURITY AGREEMENT" shall have the meaning set forth in Section 4.1(a) hereof.

     "SECURITY DOCUMENT" and "SECURITY DOCUMENTS" shall have the meanings set forth in Section 4.1(a) hereof.

     "SENIOR MANAGEMENT" shall mean the senior executive officers of the Borrower existing as of the Closing Date and any replacements therefor.

     "SENIOR DEBT INDEBTEDNESS" shall mean the secured indebtedness of the Borrower arising under the Senior Notes and the Senior Note Documents. For purposes of this Agreement, "Senior Note Indebtedness" shall include any indebtedness incurred by the Borrower or by a trustee on behalf of the Borrower in connection with any Permitted Senior Indebtedness Refinancing.

     "SENIOR NOTE DOCUMENTS" shall mean that certain Indenture dated as of May 17, 1996 (as amended, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with Section 9.12 hereof, the "INDENTURE"), between the Borrower and LaSalle

National Bank, as Trustee, in the form attached hereto as Exhibit 3, providing for the issuance of the Senior Notes, together with the Senior Notes, the Security Agreement dated as of May 17, 1996 between the Borrower and LaSalle National Bank, as Collateral Agent, the Mortgages and/or Deeds of Trust dated as of May 17, 1996 between the Borrower and LaSalle National Bank, as Collateral Agent, and any indenture or other document or instrument hereafter delivered in connection with any Permitted Senior Indebtedness Refinancing, as such documents may be amended, supplemented or otherwise modified from time to time in accordance with their respective terms and in accordance with Section 9.12 hereof.

     "SENIOR NOTES" shall mean, collectively, those certain promissory notes in the form attached hereto as Exhibit 4, in the aggregate original principal amount of $110,000,000, issued by the Borrower on the Closing Date and any amendment, modification, renewal or substitution of, and any notes issued in exchange therefor, any thereof issued pursuant to and governed by the Senior Note Documents and in accordance with Section 9.12 hereof.

     "SOLVENT" and "SOLVENCY" shall mean, with respect to any Person on a particular date, that on such date, (a) the fair saleable value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person; and (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

     "SUBSIDIARY" of any Person shall mean (a) any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by a Person and/or one or more of its Subsidiaries, and (b) any partnership in which a Person and/or one or more Subsidiaries of such Person shall have a general partnership interest or any other interest (whether in the form of voting or participation in profits or capital contribution), in each case, of more than fifty percent (50%).

     "SUPERVISORY POLICY" shall have the meaning set forth in Section 9.4(b) hereof.

     "UCC" shall mean the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other state the laws of which are required by Section 9-103 of the UCC of Illinois to be applied in connection with the perfection of a security interest in favor of the Agent hereunder or under any Security Document.

     "U.S. DOLLARS," "DOLLARS" and "$" shall mean lawful currency of the United States of America.

     "WRITTEN NOTICE" and "in writing" shall mean any form of written communication, or a communication by means of telex, telecopier device, telegraph or cable.

     Section 1.2 TERMS DEFINED IN THE UNIFORM COMMERCIAL CODE. Each term defined in the UCC of the State of Illinois and used herein shall have the meaning given therein unless otherwise defined herein.

     Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" each shall mean "to but excluding."

     Section 1.4 ACCOUNTING TERMS. (a) All accounting terms not specifically defined herein shall be construed, as to a specified Person, in accordance with generally accepted accounting principles in the United States, consistent with those applied in the preparation of the financial statements of such Person ("GAAP").

      (b) If any changes in accounting principles from those used in the preparation of the Financial Statements referred to in Section 5.3(a) hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating a Credit Party's financial condition and results of operations shall be the same after such changes as if such changes had not been made. Except for changes in accounting principles that are required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), no Credit Party shall adopt any change in accounting principles from those used in the preparation of the Financial Statements referred to in Section 5.3(a) hereof without the prior written consent of the Majority Lenders.

     Section 1.5 OTHER PROVISIONS REGARDING DEFINITIONS. (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The terms defined in this Section 1, unless the context requires otherwise, will have the meanings applied to them in this Section 1, references to an "Exhibit," "exhibit," "Schedule" or "schedule" are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement and references to a "section" or "Section" are, unless otherwise specified, to one of the sections of this Agreement.

     (c) References to the "date hereof," the "date of this Agreement" and the like shall mean and refer to May 17, 1996.

     (d)  The term "or" is not exclusive.

     (e) References to the Borrower and its Subsidiaries shall mean the Borrower and its Subsidiaries on a consolidated basis unless otherwise specified.

SECTION 2.        AMOUNT AND TERMS

     Section 2.1 REVOLVING ADVANCES. (a) Each of the Lenders severally agrees to lend to the Borrower, subject to and upon the terms and conditions herein set forth, at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's PRO RATA share, as determined under Section 2.6(c) hereof, of such amounts as may be requested by the Borrower in accordance with the terms of this Agreement (each such borrowing, a "REVOLVING ADVANCE" and the outstanding principal balance of all Revolving Advances from time to time, the "REVOLVING LOAN"), subject to the limitations contained in Section 2.2 hereof.

     (b) Each Revolving Advance shall be in an amount equal to $500,000 (the "MINIMUM ADVANCE AMOUNT") or an integral multiple of $100,000 in excess thereof and shall be made on the date specified in the Written Notice or telephonic notice confirmed in writing as described in Section 2.6 hereof. Each Revolving Advance shall be either a Base Rate Advance or a Eurodollar Advance, or a combination thereof, as the Borrower shall request, subject to and in accordance with the provisions of this Agreement.

     Section 2.2  REVOLVING CREDIT FACILITY COMMITMENT AND BORROWING LIMIT.
(a) The Revolving Loan shall not at any time, when taken together with the Letter of Credit Usage at such time (after giving effect to any concurrent reimbursement of a Letter of Credit with the proceeds of a Revolving Advance pursuant to Section 4A.1(c) hereof) exceed the lesser of (i) Twenty Million Dollars ($20,000,000) ("REVOLVING CREDIT FACILITY COMMITMENT") and (ii) the Borrowing Base as of such time (the lesser of (i) and (ii) being the "BORROWING LIMIT").

     (b) Subject to the limitations of Sections 2 and 3 hereof, the Borrower may borrow, repay (without premium or penalty) and reborrow the Revolving Loan. The portion of the Revolving Loan to be funded by each Lender shall not exceed in aggregate principal amount at any one time outstanding, and no Lender shall have any obligation to make its PRO RATA share of any Revolving Advance which shall result in such Lender's share of the Revolving Loan at such time PLUS such Lender's share of the Letter of Credit Usage at such time being in the aggregate in excess of, the revolving commitment amount set forth opposite such Lender's name on Schedule 1.1 hereto (as such amount may be reduced from time to time in accordance with the terms hereof, for each Lender its "REVOLVING COMMITMENT").

     (c) The Revolving Commitment of each Lender shall be reduced upon each reduction of the Revolving Credit Facility Commitment. The amount of the reduction for each Lender shall be equal to such Lender's PRO RATA share (based on its percentage interest in the Revolving Credit Facility Commitment) of the reduction in the Revolving Credit Facility Commitment.

     Section 2.3 REVOLVING NOTES. (a) The PRO RATA portion of the Revolving Advances made by each Lender to the Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of a promissory note issued by the Borrower, in each case payable to the order of such Lender, and in the maximum principal amount of such Lender's Revolving Commitment, in the form of Exhibit 2.3 hereto (together with any replacement, modification, renewal or substitution thereof, individually, a "REVOLVING NOTE" and collectively, the "REVOLVING NOTES"). Each Revolving Note shall be dated as of the Closing Date and be duly completed, executed and delivered by the Borrower.

     (b) Each Lender shall endorse that portion of the amount of each Revolving Advance which it has made to the Borrower and the amount of each payment or prepayment of principal thereon in the appropriate space on the grid sheet attached to its Revolving Note (or so note the same in its records); PROVIDED, HOWEVER, that the failure of any Lender to make any such endorsement or recordation shall not in any manner affect the obligation of the Borrower to repay to such Lender the portion of the Revolving Advance advanced by such Lender under the Revolving Note held by such Lender. Any such endorsement or recordation shall represent conclusive evidence of the date and amount of such Lender's PRO RATA share of any Revolving Advance or payment or prepayment of principal thereon, absent manifest error.

     (c) Each Revolving Note shall mature on the earlier of the Maturity Date (or earlier as hereinafter provided), and shall be subject to payment and prepayment of all other amounts as provided in Sections 2 and 3 hereof, including, without limitation, Section 2.5 hereof.

     Section 2.4 NOTICE OF BORROWING; BORROWER'S CERTIFICATE. (a) Whenever the Borrower desires to make a borrowing of an Advance the Borrower shall give the Agent, at its address referred to in Section 12.4 hereof, not later than 11:00 a.m. (Chicago time), at least three Business Days' (or, in the case of an Advance which shall be a Base Rate Advance, same Business Day) prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing (which notice shall be irrevocable) of its desire to make a borrowing of an Advance. Each notice of borrowing under this Section 2.4 shall be substantially in the form of Exhibit 2.4 hereto (each a "BORROWER'S CERTIFICATE") and specify, INTER ALIA, the date on which the Borrower desires to make a borrowing of an Advance (which in each instance shall be a Business Day), the amount of such borrowing, whether such borrowing shall be a Base Rate Advance or a Eurodollar Advance or a combination thereof, and, in the case of the selection of a Eurodollar Advance, the proposed Interest Period therefor, and shall refer to the most recent Borrowing Base Certificate delivered by the Borrower pursuant to
Section 8.1(h) hereof and set forth the Borrowing Base provided therein. If such notice shall be with respect to a borrowing of a Eurodollar Advance but fails to state an applicable Interest Period therefor, then such notice shall be deemed to be a request for a one-month Interest Period. If the Borrower shall fail to state in any such notice whether such Advance shall be a Base Rate Advance or a Eurodollar Advance, then the Borrower shall be deemed to have selected a Base Rate Advance. Subject to the other provisions of this Agreement, Base Rate Advances and Eurodollar Advances of more than one type may be outstanding at the same time; PROVIDED, HOWEVER, that (i) Eurodollar Advances shall be in an amount equal to $1,000,000 or any integral multiple of $200,000 in excess of $1,000,000, and (ii) Eurodollar Advances shall be available for election by the Borrower only for one, two or three month Interest Periods provided, that no more than six (6) Eurodollar Advances in the aggregate may be outstanding at any one time. The Agent shall give each Lender telephonic notice (confirmed promptly in writing) on the same day as Agent receives any such Borrower's Certificate of the proposed borrowing of an Advance, of such Lender's PRO RATA share thereof, and of the other matters covered by the Borrower's Certificate.

     (b) The Borrower shall not be permitted to select a borrowing of a Eurodollar Advance in any Borrower's Certificate (x) to the extent such selection would be prohibited by Section 2.10 or 2.11 hereof, or (y) if a Default or an Event of Default shall be in existence as of the date of selection of the applicable Interest Period.

     (c) Each Lender shall make available to the Agent such Lender's PRO RATA portion of the Advance (subject to the conditions of this Agreement as to the making of such Advance by such Lender), to be made on the date specified in the Borrower's Certificate, no later than 2:00 (Chicago time) on such specified date, in U.S. dollars in immediately available funds, at the office of the Agent located at 120 South LaSalle Street, Chicago, Illinois 60603 or such other office as the Agent may from time to time direct (the "PAYMENT OFFICE") for the account of such office of the Agent. The portion of each Advance to be funded by each Lender shall be an amount equal to (x) the dollar amount of the Advance requested under the applicable Borrower's Certificate, multiplied by (y) the percentage set forth opposite such Lender's name on Schedule 1.1 hereto with respect to such Lender's Revolving Commitment (in the case of Revolving Advances).

     (d) Except for Revolving Advances made pursuant to Section 4A.1(c) hereof (which Revolving Advances shall be applied to the reimbursement of drawings under the Letter of Credit for which such Revolving Advance was made in accordance with such Section 4A.1(c) hereof), subject to satisfaction of all applicable conditions precedent proceeds of each Advance received by the Agent shall be made available to the Borrower by the Agent at its Payment Office (or such other office of the Agent in Illinois as the Borrower may from time to time specify in writing to the Agent).

     Section 2.5 TERMINATION AND REDUCTION OF REVOLVING CREDIT FACILITY COMMITMENTS. On the Maturity Date, the Revolving Credit Facility Commitment shall be cancelled. Upon such cancellation, the Revolving Advances (together with all other Lender Debt) shall become automatically immediately due and payable together with all accrued interest thereon to such date plus any fees, premiums, charges or costs provided for hereunder, together with the cancellation or termination of any outstanding Letters of Credit (or the provision of Letter of Credit Cash Collateral equal to the undrawn amount under all outstanding Letters of Credit) and the reimbursement of any unreimbursed Letters of Credit.

     Section 2.6 INTEREST. (a) Interest on Eurodollar Advances. Except as provided in Section 2.6(c) hereof, the Borrower shall pay interest on the unpaid principal amount of each Eurodollar Advance made to it outstanding from time to time, (i) on each Interest Payment Date with respect to such Eurodollar Advance, (ii) at the date of conversion of such Eurodollar Advance (or portion thereof) to a Base Rate Advance, (iii) at maturity of each such Eurodollar Advance and (iv) after maturity of such Eurodollar Advance (whether by acceleration or otherwise) upon demand, in each case at an interest rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Advance plus the Applicable Margin.

     (b) Interest on Base Rate Advances. Except as provided in Section 2.6(c) hereof, the Borrower shall pay interest on the unpaid principal amount of the Base Rate Advances made to it hereunder, and, to the extent due and payable, Additional Indebtedness incurred by it, in each case, outstanding from time to time at an interest rate per annum equal to the Base Rate in effect from time to time. Interest on Base Rate Advances shall be payable monthly in arrears on the last day of each month of each calendar year commencing with May 31, 1996, and at maturity (whether by acceleration or otherwise) and thereafter on demand. Interest on Additional Indebtedness shall be payable upon demand.

     (c) Default Interest. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Base Rate Advances, Eurodollar Advances, and Additional Indebtedness shall be payable on demand at a rate per annum equal to two percentage points (2%) in excess of the rate then otherwise applicable hereunder thereto.

     (d) Eurodollar Rate Determination. The Agent, upon determining the Eurodollar Rate and the Adjusted Eurodollar Rate for any Interest Period, shall promptly notify by telephone (confirmed promptly in writing) or in writing the Borrower and the Lenders of such rates. Such determination shall, in the absence of manifest error, be conclusive and binding upon the Borrower and the Lenders.

     (e) Changes in Base Rate. After each change in the Base Rate, the Agent shall promptly notify the Borrower and each Lender by telephone (confirmed promptly in writing) or in writing of the date of such change and the new Base Rate; PROVIDED, HOWEVER, that the failure of the Agent to so notify the Borrower or any Lender shall not affect the effectiveness of such change.

     Section 2.7 CONVERSION OF BORROWINGS; RENEWALS. (a) Unless otherwise prohibited under Section 2.10 or Section 2.11 hereof, the Borrower may, from time to time following the Closing Date and prior to the Maturity Date, convert (i) all or a portion of its outstanding Base Rate Advances to one or more Eurodollar Advances in aggregate amounts of $1,000,000 or any integral multiple of $200,000 in excess of $1,000,000, or (ii) all or a portion of its outstanding Eurodollar Advances to one or more Base Rate Advances so long as the aggregate principal balance of the portion of the Eurodollar Advances made to such Borrower not being converted, if any, is $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000; PROVIDED, HOWEVER, that the Borrower shall not be entitled to convert any Eurodollar Advance, or portion thereof, to a Base Rate Advance unless all accrued interest on the Eurodollar Advance or portion thereof, as the case may be, to be converted through the date of such conversion shall have been paid in full. Each conversion by the Borrower of any Advance or portion thereof (other than a conversion pursuant to Section 2.10 or 2.11 hereof) shall be made not later than 11:00 a.m. (Chicago time) on a Business Day on at least three Business Days' prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirmed promptly in writing) from the Borrower. Each such notice (which notice shall be irrevocable) shall specify (i) the date of the conversion and the amount to be converted, and the type of Advance into which such Advance is to be converted, (ii) the particular Advance, or portion thereof, to be converted, and (iii) in the case of conversion of any Advance, or portion thereof, to a Eurodollar Advance, the duration of the Interest Period for such Eurodollar Advance. Notwithstanding the above, the Borrower shall not be entitled to convert any Advance, or portion thereof, to a Eurodollar Advance if a Default or Event of Default shall have occurred and be continuing. Except as provided in Section 2.12 hereof, any conversion of a Eurodollar Advance, or portion thereof, to a Base Rate Advance shall be made only on the last day of the Interest Period with respect to such Eurodollar Advance.

     (b) Each renewal by the Borrower of an outstanding Eurodollar Advance or portion thereof (in an amount of $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000) shall be made on notice to the Agent (which shall notify each Lender thereof on the same day as Agent receives such notice in writing or by telephone confirmed promptly in writing) given not later than 11:00 a.m. (Chicago time) on the third Business Day prior to the last day of the Interest Period just ending for such Eurodollar Advance.
Each notice (which notice shall be irrevocable) by the Borrower of the renewal of a Eurodollar Advance or portion thereof, shall be in writing or by telephone from an Authorized Representative of the Borrower confirmed promptly in writing and shall specify (i) the amount of such renewal of the Eurodollar Advance or portion thereof and (ii) the duration of the Interest Period for such renewal; PROVIDED, HOWEVER, that if the Borrower fails to select the duration of any Interest Period for the renewal of such Eurodollar Advance or portion thereof (in an amount of $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000), the duration of such Interest Period shall be one month. Notwithstanding the above, the Borrower shall not be entitled to renew a Eurodollar Advance or a portion thereof, (i) if at the time of the selection of such renewal there shall exist a Default or an Event of Default, or (ii) to the extent such renewal would be prohibited by Section
2.10 or 2.11 hereof.

     (c) Any Eurodollar Advance or portion thereof as to which the Agent shall not have received a proper notice of conversion or renewal as provided in Section 2.7(a) or 2.7(b) hereof or notice of payment or prepayment by 11:00 a.m. (Chicago time) at least three Business Days prior to the last day of the Interest Period just ending for such Eurodollar Advance shall (whether or not any Default or Event of Default has occurred) automatically be converted to a Base Rate Advance on the last day of the Interest Period for such Eurodollar Advance.

     Section 2.8 COMPUTATION OF INTEREST. Interest on the Loans and fees and other amounts calculated on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360 day year. Any rate of interest on the Loans and Additional Indebtedness which is computed on the basis of the Base Rate shall change when and as the Base Rate changes.

     Section 2.9 INCREASED COSTS. Regarding the PRO RATA share of any Lender in any Eurodollar Advance, in the event of any change in conditions or any Change of Law, which: (i) subjects such Lender or any branch or Affiliate of such Lender to any tax, duty or other charge with respect to such share of such Eurodollar Advance (other than Excluded Taxes); or (ii) changes the basis of taxation of payments to any Lender or any branch or Affiliate of such Lender of principal of and/or interest on such share of such Eurodollar Advance and/or other fees and amounts payable hereunder with respect thereto (other than Excluded Taxes); or (iii) imposes, modifies or deems applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of any Lender or any branch or Affiliate of such Lender; or (iv) imposes upon such Lender or any branch or Affiliate of such Lender any other condition with respect to such share of such Eurodollar Advance or this Agreement; and the result of any of the foregoing is to increase the actual cost by an amount such Lender deems to be material to such Lender or any branch or Affiliate of such Lender of making, funding or maintaining such share of such Eurodollar Advance hereunder, or to reduce the amount of any payment (whether of principal, interest, or otherwise) received or receivable by such Lender or any branch or Affiliate of such Lender, or to require such Lender or any branch or Affiliate of such Lender to make any payment, in each case by or in an amount which such Lender in its sole judgment deems material, then and in any such case: (l) such Lender shall promptly notify the Borrower and the Agent in writing of the happening of such event; (2) such Lender shall promptly deliver to the Borrower and the Agent a certificate stating the change which has occurred, or the reserve requirements or other conditions which have been imposed on such Lender or branch or Affiliate of such Lender, or the request, directive or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and (3) the Borrower shall pay such Lender on demand such an amount or amounts as will compensate such Lender or its branch or Affiliate for such additional cost, reduction or payment. The certificate of such Lender as to the additional amounts payable pursuant to this Section 2.11 delivered to the Borrower shall in the absence of manifest error be conclusive of the amount thereof. Each Lender agrees to use reasonable efforts to avoid or minimize the payment by the Borrower of any additional amounts under this Section 2.11, including, without limitation, by the designation of another branch or Affiliate of such Lender from which such Lender could make such Lender's PRO RATA share of Eurodollar Advances so long as such designation is not disadvantageous to such Lender as reasonably determined by such Lender. The protection of this Section 2.9 shall be available to such Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, treaty, order, directive, interpretation or condition which has been imposed.

     Section 2.10  CHANGE OF LAW RENDERING EURODOLLAR ADVANCES UNLAWFUL.
(a) Notwithstanding anything to the contrary herein contained, in the event that any Change of Law makes it unlawful for any Lender to fund any portion of a Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to Eurodollar Advances, such Lender shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing stating the reason therefor, and the obligation of such Lender to allow conversion to or selection or renewal with respect to its PRO RATA share of any Eurodollar Advance by the Borrower shall, upon the happening of such event, forthwith be suspended for the duration of such illegality and during such illegality such Lender shall fund its share of all Advances as Base Rate Advances and there shall be no renewal of, or conversion to, any share of such Lender in any Eurodollar Advance. If and when such illegality ceases to exist such suspension shall cease and such affected Lender shall similarly notify the Agent and the Borrower.

     (b) Notwithstanding anything to the contrary contained herein, in the event that any Change of Law shall make it commercially impracticable or unlawful for any Lender to continue in effect the funding of any portion of a Eurodollar Advance previously made by it hereunder and then outstanding, such Lender shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing stating the reasons therefor, and such Lender's PRO RATA share of such Eurodollar Advance shall automatically be converted to a Base Rate Advance. The Borrower shall pay to the Agent for the benefit of such Lender accrued interest owing on such converted portion of such Eurodollar Advance through the date of such conversion, together with any amounts payable under Section 2.12 hereof with respect to such prepayment. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for such Lender's PRO RATA share of a Eurodollar Advance or for conversion to or renewal of such Lender's PRO RATA share of a Eurodollar Advance shall be deemed a request by the Borrower for a Base Rate Advance. If and when such impracticability or illegality ceases to exist, such suspension shall cease and such affected Lender shall similarly notify the Agent and the Borrower.

     Section 2.11 EURODOLLAR AVAILABILITY. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Advance, the Agent shall have determined in good faith (which determination shall, in the absence of manifest error, be conclusive and binding upon the Borrower) that dollar deposits in the amount of the principal amount of such Eurodollar Advance are not generally available in the London (England, U.K.) interbank market, or that the rate at which such dollar deposits are being offered will not accurately reflect the cost to one or more Lenders of making or funding the principal amount of their portions of such Eurodollar Advance during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Lenders and the Borrower and any request by the Borrower for a Eurodollar Advance pursuant to Section 2.4 hereof or for conversion to or renewal of a Eurodollar Advance pursuant to Section 2.7 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by the Agent to the Borrower and the Lenders), be deemed a request by the Borrower for the making of or conversion to a Base Rate Advance.

     (b) If, at any time, the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive and binding upon the Borrower) that any contingency has occurred which adversely affects the London (England, U.K.) interbank market or that any Change of Law or other circumstances affecting one or more Lenders, in the London (England, U.K.) interbank market makes the funding of any portion of a Eurodollar Advance impracticable, the Agent shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Lenders and the Borrower and any request by the Borrower for a Eurodollar Advance pursuant to Section 2.4 hereof or for conversion to or renewal of a Eurodollar Advance pursuant to Section 2.7 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by the Agent to the Borrower and the Lenders), be deemed a request by the Borrower for the making of or conversion to a Base Rate Advance.

     Section 2.12 INDEMNITIES. (a) The Borrower hereby agrees to indemnify each Lender on demand against any loss or expense which such Lender or its branch or Affiliate may sustain or incur as a consequence of: (i) any default in payment or prepayment of the principal amount of any Eurodollar Advance made to it or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise); (ii) the effect of the occurrence of any Event of Default upon any Eurodollar Advance made to it; (iii) subject to Section 3.3(f) hereof, the payment or prepayment of the principal amount of any Eurodollar Advance made to it or any portion thereof, pursuant to Section 2 or 3 hereof, or otherwise, on any day other than the last day of an Interest Period or the payment of any interest on any Eurodollar Advance made to it, or portion thereof, on a day other than an Interest Payment Date for such Eurodollar Advance; or (iv) the failure by the Borrower to accept or make a borrowing of a Eurodollar Advance or a conversion to or renewal of a Eurodollar Advance after it has requested such borrowing, conversion or renewal; in each case including, but not limited to, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Eurodollar Advance or any portion thereof. Each Lender shall provide to the Borrower and the Agent a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

       (b) If any Change of Law, shall: (i) impose upon, modify, require, make or deem applicable to any one or more Lenders, or any of their Affiliates or branches, any reserve requirement, special deposit requirement, insurance assessment or similar requirement against or affecting the Commitment of such Lender or Lenders or such Affiliates or branches; or (ii) impose any condition upon or cause in any manner the addition of, any supplement to or any increase of any kind to the capital or cost base of such Lender or Lenders, or such Affiliates or branches thereof, for extending or maintaining the Commitment of such Lender, which results in an increase in the capital requirement supporting such Commitment; or (iii) impose upon, modify, require, make or deem applicable to such Lender or Lenders or any such Affiliates or branches any capital requirement, increased capital requirement or similar requirement, and the result of any events referred to in clause (i), (ii) or (iii) above shall be to (A) increase the amount of capital required or expected to be required to be maintained by such Lender or any such Affiliate or branch and such Lender determines that the amount of such capital requirement is incurred by or based on such Commitment or other commitments of this type or (B) increase the costs or decrease the benefit in any way to such Lender or Lenders, or any such Affiliate or branch, of extending or maintaining such Commitment or extending or maintaining such Lender's or Lenders' portion of the Loans or holding any Collateral; then and in such event the Borrower shall, on or prior to the tenth (10th) Business Day after the giving of Written Notice of such increased costs and/or decreased benefits to the Borrower and the Agent by such Lender or Lenders (or any such Affiliate or branch), pay to such Lender or Lenders all such additional amounts which in the sole good faith calculation of such Lender or Lenders are properly allocable to the Commitment of such Lender, such Lender's or Lenders' portion of the Loans and/or the Collateral, as the case may be, and which: (l) in the case of events referred to in clause (i) above, shall be sufficient to compensate it for all such increased costs and/or decreased benefits; and/or (2) in the case of events referred to in clauses
(ii) and (iii) above, shall be an amount equal to the reduction, as reasonably determined by such Lender, in the after-tax rate of return on such Lender's capital resulting from any such capital or increased capital or similar requirement (including, without limitation, any such Lender's or Lender's Affiliates' or branches' cost of taking action in anticipation of the effectiveness of any event described in clause (ii) or (iii) in order to enable such Lender, Lenders, Affiliate or branch to be in compliance therewith upon such effectiveness), all as certified by such Lender or Lenders in said Written Notice to the Borrower. Such certification shall be conclusive and binding on the Borrower absent manifest error.

     (c) The Borrower hereby agrees to indemnify and hold harmless the Agent, and each Lender and their respective Affiliates, directors, officers, agents, representatives, counsel and employees and each other Person, if any, controlling them or any of their Affiliates within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934 (each an "INDEMNIFIED PARTY"), from and against any and all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) and liabilities which may be incurred by or asserted against such Indemnified Party with respect to or arising out of the commitments hereunder to make the Revolving Advances or to issue Letters of Credit, or the financings contemplated hereby, the other Loan Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by the Agent, or any Lender of rights and remedies or any power of attorney with respect thereto, and any action or inaction of the Agent, or any Lender under and in accordance with any Security Document), the use of proceeds of any financial accommodations provided hereunder, the issuance of the Senior Notes, any investigation, litigation or other proceeding brought or threatened relating to the issuance of the Senior Notes or any portion thereof, or the role of any such Person or Persons in connection with the foregoing whether or not they or any other Indemnified Party is named as a party to any legal action or proceeding ("CLAIMS"). The Borrower will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final judgment that any such Claim shall have arisen out of or resulted solely from
(a) (i) actions taken or omitted to be taken by such Indemnified Party by reason of the bad faith, willful misconduct or gross negligence of such Indemnified Party or (ii) in violation of any law or regulation applicable to such Indemnified Party (except to the extent that such violation is attributable to any breach of any representation, warranty or agreement by or on behalf of the Borrower, any other Credit Party or any Subsidiary of any Credit Party, in each case, as determined by a final nonappealable decision of a court of competent jurisdiction), (b) disputes among Lenders, or (c) a successful claim by any Credit Party against such Indemnified Party ("EXCLUDED CLAIM"). Further, should any employee of the Agent, or any Lender be involved in any legal action or proceeding in connection with the transactions contemplated hereby (other than relating to an Excluded Claim), the Borrower hereby agrees to pay to the Agent, and each Lender such PER DIEM compensation as the Agent, or such Lender shall request for each employee for each day or portion thereof that such employee is involved in preparation and testimony pertaining to any such legal action or proceeding. The Indemnified Party shall give the Borrower prompt Written Notice of any Claim setting forth a description of those elements of the Claim of which such Indemnified Party has knowledge. The Borrower shall have the right at any time during which a Claim is pending to select counsel to defend and settle any Claims so long as in any such event the Borrower shall have stated in a writing delivered to the applicable Indemnified Party that, as between the Borrower and such Indemnified Party, the Borrower is responsible to such Indemnified Party with respect to such

Claim; PROVIDED, HOWEVER, that the Borrower shall not be entitled to control the defense of any Claim in the event that there are defenses available to the Indemnified Party which are not available to the Borrower. In any other case, the Indemnified Party shall have the right to select counsel and control the defense of any Claims; PROVIDED, HOWEVER, that no Indemnified Party shall settle any Claim as to which it is controlling the defense without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. With respect to any Claim for which the Borrower is entitled to select counsel, each Indemnified Party shall have the right, at its expense, to participate in the defense of such Claim. In the event that, with respect to any Claim, more than one Indemnified Party shall be permitted hereunder to select counsel to defend such Claim at the expense of the Borrower and shall decide to do so, then all such Indemnified Parties shall select the same counsel to defend such Indemnified Parties with respect to such Claim; PROVIDED, HOWEVER, that if any such Indemnified Party shall in its reasonable opinion consider that the retention of one joint counsel as aforesaid shall result in a conflict of interest, such Indemnified Party may, at the expense of the Borrower, select its own counsel to defend such Indemnified Party with respect to such Claim. The Indemnified Parties and the Borrower and their respective counsel shall cooperate with each other in all reasonable respects in any investigation, trial and defense of any such Claim and any appeal arising therefrom.

     (d) If for any reason the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold it free and harmless as contemplated by the preceding paragraph (c), then the Borrower shall contribute to the amount paid or payable by the Indemnified Party as a result of any Claim in such proportion as is appropriate to reflect, not only the relative benefits received by the Borrower on the one hand and such Indemnified Party on the other hand, but also the relative fault of the Borrower and such Indemnified Party, as well as any other relevant equitable considerations.

     Section 2.13 DISBURSEMENT. The proceeds of each Revolving Advance shall be disbursed by the Agent from the Payment Office, shall be charged, together with interest, fees and other amounts payable by the Borrower hereunder, to the account of the Borrower on the books of the Agent from time to time, and shall be payable at such office.

     Section 2.14 AGENT'S AVAILABILITY ASSUMPTION. (a) Unless the Agent shall have been notified by any Lender by Written Notice or telephonic notice prior to a borrowing date that such Lender does not intend to make available to the Agent such Lender's PRO RATA portion of or any Revolving Advance which it shall be obligated to make on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date for such borrowing and the Agent may (but shall not be obligated), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on such date of borrowing, the Agent shall be entitled to recover such corresponding amount on demand from such Lender, which demand shall be made in a reasonably prompt manner. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the other Lenders and the Borrower, and the Borrower shall pay such corresponding amount to the Agent.

     (b) The Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the cost to the Agent of funding such amount as notified in writing by the Agent to such Lender in accordance with the Rules on Interbank Compensation as stated by the National Council for Uniform Interest Compensation, Inc.; or (y) if paid by the Borrower, the applicable rate for Base Rate Advances or Eurodollar Advances, as the case may be.

     (c) In the event that any Lender shall fail to fund its PRO RATA share of any Revolving Advance made pursuant to Section 4A.1(c) hereof or to fund its purchase of any participation in any Letter of Credit taken pursuant to
Section 12.16 hereof, the Agent on behalf of the relevant Issuing Lender, shall be entitled to recover such amount on demand from such Lender. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the other Lenders thereof and the Borrower shall pay such amount to the Agent. The Agent on behalf of such Issuing Lender shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such amount in respect of each day from the date such Revolving Advance was made or the date such purchase was to have been made, as the case may be, to the date such amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the cost to the relevant Issuing Lender of the payment of the drawing under the Letter of Credit for which such Revolving Advance was (or was to have been) made in the case of a Revolving Advance made pursuant to Section 4A.1(c) hereof or a participation under Section 12.16 hereof, as the case may be, in accordance with the Rules on Interbank Compensation as stated by the National Counsel for Uniform Interest Compensation, Inc. or (y) if paid by the Borrower, the applicable rate for Base Rate Advances.

     (d) Nothing herein shall be deemed to relieve any Lender from its obligation to fund its PRO RATA share of any Revolving Advance as required hereunder, or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder. No Lender shall be responsible for any default of any other Lender in respect of any other Lender's obligation to make its PRO RATA share of or any Revolving Advances hereunder nor shall the Revolving Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

     Section 2.15 PRO RATA TREATMENT AND PAYMENTS. Except as contemplated by this Agreement, including, without limitation, Sections 2.11, 2.12, 2.14, 3.5, 3.6, 3.7, 5.13, 12.1, 12.5, 12.13(h), 12.13A(h) and 12.14 hereof, each borrowing by the Borrower from the Lenders and each payment (including each prepayment) on account of the principal of and interest on the Loans and fees described in this Agreement shall be made to the Agent for the PRO RATA benefit of each Lender according to the respective percentages of each Lender set forth opposite its name on Schedule 1.1 hereto. The Agent will distribute each payment to the Lenders promptly following receipt thereof (and in any event on the same Business Day as the date when received, if such payment is received at or prior to 12:00 noon (Chicago time)).

     Section 2.16 EURODOLLAR OFFICES. Each Lender intends to initially fulfill its commitment with respect to such Lender's PRO RATA share of any Eurodollar Advance by causing the Initial Eurodollar Office of such Lender to make such Lender's PRO RATA share of such Eurodollar Advance; PROVIDED, HOWEVER, that each Lender may, at its option fulfill such commitment by causing another branch or an Affiliate of such Lender to make such Lender's PRO RATA share of such Eurodollar Advance; and PROVIDED, FURTHER, that the selection by such Lender of the Initial Eurodollar Office of such Lender or any other such branch or Affiliate shall not affect the obligations of the Borrower to repay such Lender's PRO RATA share of the Eurodollar Advances in accordance with the terms of this Agreement.

     Section 2.17 TELEPHONIC NOTICE. Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice of a borrowing, conversion or renewal, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from an Authorized Representative of the Borrower prior to receipt of written confirmation.

     Section 2.18 MAXIMUM INTEREST. (a) No provision of this Agreement or any Note shall require the payment to any Lender or permit the collection by any Lender of interest in excess of the maximum rate of interest from time to time permitted (after taking into account all consideration which constitutes interest) by laws applicable to the Lender Debt and binding on any Lender (such maximum rate being such Lender's "MAXIMUM PERMISSIBLE RATE").

     (b)  If the amount of interest computed without giving effect to this
Section 2.18 and payable on any interest payment date in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the Maximum Permissible Rate, the amount of interest payable to such Lender on such date in respect of such period shall be computed at such Lender s Maximum Permissible Rate.

     (c) If at any time and from time to time: (i) the amount of interest payable to any Lender on any interest payment date shall be computed at such Lender's Maximum Permissible Rate pursuant to the preceding subsection (b); and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at such Lender's Maximum Permissible Rate, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at such Lender's Maximum Permissible Rate until the amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to the preceding subsection (b).

SECTION 3.         PAYMENTS, PREPAYMENTS AND REDUCTIONS

     Section 3.1 MANDATORY PAYMENTS. (a) Asset Sales. Until such time as there shall be outstanding no Loans and no Commitments, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of Net Proceeds with respect to any Asset Sale, a payment in respect to the Lender Debt equal to one hundred percent (100%) of the book value of any Collateral included within such Asset Sale. Said payment shall be applied first, to the outstanding interest and principal due in respect of the Revolving Loan until the Revolving Loan has been paid in full and second, to provide Letter of Credit Cash Collateral until there shall have been provided Letter of Credit Cash Collateral equal to the undrawn amount of all Letters of Credit.

     (b) Extraordinary Receipts (Including Insurance Proceeds). Until such time as there shall be outstanding no Loans and no Commitments, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of Net Proceeds with respect to any Extraordinary Receipt from the sale, destruction, damage or condemnation of any Collateral, a payment in respect to Lender Debt equal to one hundred percent (100%) of the book value of any such Collateral so sold, damaged, or destroyed or condemned. Said payment shall be applied FIRST, to the outstanding interest and principal due in respect of the Revolving Loan until the Revolving Loan has been paid in full and SECOND, to provide Letter of Credit Cash Collateral until there shall have been provided Letter of Credit Collateral equal to the undrawn amount of all Letters of Credit.

     (c) Revolving Advances in Excess of the Borrowing Limit. If at any time the sum of the then aggregate outstanding principal amount of the Revolving Loan PLUS the Letter of Credit Usage at such time shall exceed the Borrowing Limit at such time, the Borrower shall immediately eliminate such excess by paying an amount equal to such excess until the sooner to occur of
(x) the elimination in full of such excess, and (y) the Revolving Loan is paid in full and, to the extent then necessary to eliminate any remaining excess after payment in full, by providing Letter of Credit Cash Collateral in an amount equal to the remaining excess for any outstanding Letters of Credit, until there shall have been provided Letter of Credit Cash Collateral equal to the undrawn amount of all Letters of Credit.

     (d) Payments to Include Interest. All prepayments under Sections 3.1 and 3.2 hereof shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, provided, that, all such payments shall be subject to payment of any applicable indemnity obligations pursuant to Section 2.12 hereto.

     Section 3.2 OPTIONAL PREPAYMENTS. (a) Upon not less than three Business Days' prior Written Notice to the Agent with respect to Revolving Advances constituting Eurodollar Advances and not less than two Business Day's prior Written Notice to the Agent with respect to Revolving Advances constituting Base Rate Advances, the Borrower shall have the right from time to time to prepay in part, without premium, fee or charge (except as provided in Section 2.12 hereof) Revolving Advances, so long as each such prepayment is in the amount of $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the then aggregate outstanding principal balance of the Revolving Loan, and so long as, concurrently with the making of any such prepayment, the Borrower pays any fees, premiums, charges or costs provided for under Section 2.12 hereof.

     (b)  No Eurodollar Advance or portion thereof may be prepaid under this
Section 3.3 until the last day of the Interest Period therefor. Upon the giving of notice of prepayment, the amount therein specified to be prepaid shall be due and payable on the date therein specified for such prepayment, together with all accrued interest thereon to such date plus any fees, premiums, charges or costs provided for under Section 2.12 hereof. The Agent shall, promptly after receipt of any notice of prepayment of any Advance as provided in this Section 3.3, notify each Lender in writing or by telephone confirmed promptly in writing of the Borrower's intention so to prepay all or part of such Advance.

     Section 3.3 PROCEDURES FOR PAYMENT. (a) Each payment or prepayment hereunder and under the Notes shall be made not later than 2:00 p.m. (Chicago time) on the day when due in lawful money of the United States of America to the Agent at the Payment Office in immediately available funds, without counterclaim, offset, claim or recoupment of any kind. Each payment or prepayment hereunder and under the Notes shall be made without setoff or counterclaim and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any Governmental Body thereof or therein, except for Excluded Taxes. If any such taxes, duties or charges (other than any Excluded Taxes) are so levied or imposed on any payment or prepayment to any Lender, the Borrower will make additional payments in such amounts as may be necessary so that the net amount received by such Lender, after withholding or deduction for or on account of all taxes, duties or charges, including deductions applicable to additional sums payable under this Section 3.3(a) (other than Excluded Taxes), will be equal to the amount provided for herein or in such Lender's Note or Notes. Whenever any taxes, duties or charges (other than Excluded Taxes) are payable by the Borrower with respect to any payments or prepayments hereunder or under any of the Notes, the Borrower shall furnish promptly to the Agent for the account of the applicable Lender certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such taxes, duties or charges so withheld or deducted. If the Borrower fails to pay any such taxes, duties or charges when due to the appropriate taxing authority or fail to remit to the Agent for the account of the applicable Lender the required receipts evidencing payment of any such taxes, duties or charges so withheld or deducted, the Borrower shall indemnify the affected Lender for any incremental taxes, duties, charges, interest or penalties that may become payable by such Lender as a result of any such failure.

     (b) (i) Each Lender (which, for purposes of this Section 3.3, shall include any Affiliate of a Lender that makes any Eurodollar Advance pursuant to the terms of this Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the Closing Date (or, in the case of a Person that became a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of either (1) Form 1001 of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement and/or the Notes or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Agreement and/or the Notes. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such Lender pursuant to this Agreement and/or the Notes. Upon the reasonable request of the Borrower or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Agent a certificate to the effect that it is such a "United States person."

          (ii) Notwithstanding any other provision of this Agreement, if any Lender which is not a "United States person" determines that it is unable to submit to the Borrower or the Agent any form or certificate that such Lender is requested to submit pursuant to the preceding paragraph, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such Lender shall promptly notify the Borrower and the Agent of such fact and the provisions of Section 3.3(a) hereof shall apply.

          (iii) Except as provided in Sections 3.3(c) and 12.6 hereof, the Borrower shall not be required to pay any additional amount in respect of taxes, duties or charges (other than Excluded Taxes) to any Lender if and only to the extent that (A) such Lender is subject to such taxes, duties or charges (other than Excluded Taxes) (in such case, only to the extent of the tax rate then in effect) on the date this Agreement is executed by such Lender (or in the case of a Person that became a Lender after the Closing Date by assignment, on the date of such assignment) or would be subject to such taxes, duties or charges (other than Excluded Taxes) on such date if a payment hereunder or on the Notes had been received by it on such date; (B) such Lender becomes subject to such taxes, duties or charges (other than Excluded Taxes) subsequent to the date referred to in clause (A) above (or in the case of a Lender which is not a "United States person," the first date on which it delivers the appropriate form or certificate to the Borrower and the Agent as referred to in paragraph (b) of this Section) as a result of a change in the circumstances of such Lender, other than a change in applicable law (including without limitation an increase in any applicable tax rate), including without limitation a change in the residence, place of incorporation or principal place of business of the Lender, a change in the branch or lending office of the Lender participating in the transactions set forth herein or as a result of the sale by the Lender of participating interests in such Lender's creditor position(s) hereunder; PROVIDED, HOWEVER, that the Borrower will be required to pay any additional amount in respect of taxes, duties or charges (other than Excluded Taxes) to any Lender to the extent that after a change in the circumstances (as described above) of such Lender a subsequent change in any applicable law results in an additional amount that such Lender is subject to with respect to taxes, duties or charges (other than Excluded Taxes); or (C) such taxes, duties or charges (other than Excluded Taxes) would not have been incurred but for the failure of such Lender to file with the appropriate tax authorities and/or provide to the Borrower or the Agent any form or certificate that it was required so to do pursuant to paragraph (b) of this Section and entitled so to do under applicable law.

          (iv) Within thirty (30) days after the written reasonable request of the Borrower, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of taxes, duties or charges (other than Excluded Taxes) paid by the Borrower hereunder or making payment of taxes, duties or charges (other than Excluded Taxes) hereunder; PROVIDED, HOWEVER, that no Lender shall be required to furnish to the Borrower any financial information with respect to itself or other information which it in its sole discretion considers confidential.

     (c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower agrees to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder, under the Notes or from the execution, delivery of, or otherwise with respect to, this Agreement, the Notes, the Security Documents and any and all recording fees relating to any Loan Documents securing any Lender Debt ("OTHER TAXES").

     (d) The Borrower shall indemnify each Lender and the Agent for the full amount of any taxes, duties or charges other than Excluded Taxes and Other Taxes (including, without limitation, any taxes other than Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.4) duly paid or payable by such Lender or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

     (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.4 shall survive the payment in full of principal and interest hereunder and under the Notes indefinitely.

     (f) Notwithstanding anything contained in Section 3.1 or 3.2 hereof (other than Sections 3.1(a) or 3.1(b) hereof, the Agent shall not, to the extent requested in writing by the Borrower, apply any mandatory prepayment under such Sections to any portion of the Revolving Loan which constitutes a Eurodollar Advance until the last day of the respective Interest Period therefor or the earlier maturity of such portion of such Loan by acceleration or otherwise, such mandatory prepayment, until it can be so applied, to be applied to the prepayment of such portion of Revolving Loan, comprising Base Rate Advances. If there shall remain any portion of such mandatory prepayment after payment in full of such portion of the Revolving Loan constituting Base Rate Advances, then until such remaining portion of the mandatory prepayment can be applied to the Eurodollar Advances as aforesaid, such remaining portion of such mandatory prepayment shall be invested and reinvested by and in the name of the Agent in investments of the type permitted under Section 9.4(b) hereof with the type and maturity of such investments to be mutually agreed to by the Agent and the Borrower. All interest earned on such investments shall be for the account and risk of the Borrower. Interest earned on any portion of principal applied to a Eurodollar Advance shall be, so long as no Default or Event of Default shall have occurred and be continuing, and to the extent received by the Agent, turned over to the Borrower promptly following application of such principal to such Eurodollar Advance. As additional collateral security for the Lender Debt, the Borrower hereby grants to the Agent a security interest in (x) any such mandatory prepayments and any investments thereof, including, without limitation, any certificates or instruments evidencing any such investments, and all claims and choses in action in respect of the foregoing, (y) any interest or other payment made in respect of such investments and (z) any and all proceeds of any of the above and all claims and choses in action in respect of the foregoing (all of the foregoing constituting part of the Collateral). To the extent the Agent makes any such investments, the Borrower hereby authorizes the Agent to hold any certificate or instrument evidencing such investments.

     Section 3.4 UNUSED FACILITY FEE. The Borrower shall pay to the Agent for the PRO RATA account of the Lenders a commitment fee which shall accrue from and after the Closing Date until the date of the expiration, termination or cancellation of the Revolving Credit Facility Commitment payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing June 30, 1996 (and on the date of maturity or earlier expiration, termination or cancellation of the Revolving Credit Facility Commitment), of one-half of one percent (0.5%) per annum on the average amount, calculated on a daily basis based on a 360-day year, by which the Revolving Credit Facility Commitment exceeds the sum of (i) the aggregate outstanding principal amount of the Revolving Loan and (ii) the Letter of Credit Usage.

     Section 3.5 PREPAYMENTS TO INCLUDE INTEREST. All prepayments pursuant to this Section 3, except optional prepayments on Revolving Advances, shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

     Section 3.6 CLOSING FEES AND RENEWAL FEES. (a) Borrower shall pay to the Agent, for the PRO RATA account of the Lenders, as consideration for the Lenders agreeing to make the Loans available to Borrower hereunder, an origination fee in the amount of One Hundred Thousand Dollars ($100,000).

     (b) Subject to Agent's and Lenders' right to cease making Loans to Borrower at any time upon or after the occurrence of any Default or Event of Default and Borrower's right to terminate this Agreement pursuant to Section 12.8, this Agreement shall be in effect through May 1, 1999 (the "Original Term"), and if, prior to May 1, 1999 or the last day of any applicable Renewal Term, the Borrower, any other Credit Party, each Lender and Agent all so agree in writing, this Agreement shall renew itself for successive one (1) year periods thereafter ("Renewal Terms"), unless terminated as provided in
Section 12.8 hereof. Upon the first day of each Renewal Term, Borrower shall pay to Agent for the ratable benefit of Lenders a renewal fee in the amount of one quarter of one percent (1/4%) of the Revolving Credit Facility Commitment as then in effect. Said renewal fee shall be deemed fully earned on the first day of each such Renewal Term and shall not be subject to any proration or rebate.

     Section 3.7 AGENT'S FEE. The Borrower shall pay to Agent an annual agent's fee pursuant to the terms of a separate agreement between the Agent and the Borrower.

SECTION 4A.         LETTERS OF CREDIT

     Section 4A.1. LETTERS OF CREDIT. (a) The Borrower may request, subject to the terms and conditions herein set forth (including, without limitation, the conditions set forth in Section 5 hereof and the definitions contained in Section 1 hereof), from time to time, and upon five Business Days'

Written Notice in the form of Exhibit 2.4 hereto given by an Authorized Representative, that LaSalle (or any other Lender approved by LaSalle) issue, and LaSalle (or any such other approved Lender) shall, subject to such conditions, issue (LaSalle and each such other Lender, upon issuance of a Letter of Credit, being an "ISSUING LENDER" in respect of such Letter of Credit) standby Letters of Credit; PROVIDED, HOWEVER, that the aggregate undrawn amount of all Letters of Credit at any time outstanding, together with the amount of unreimbursed drawings thereunder, and the then aggregate unpaid principal amount of the Revolving Loan, shall not exceed the Borrowing Limit; PROVIDED, FURTHER, that in no event shall any Lender issue any Letter of Credit if the original undrawn amount thereof, together with the aggregate undrawn and unreimbursed amounts of all other Letters of Credit immediately prior to the time of such issuance, exceeds Two Million Dollars ($2,000,000) at any time thereafter; PROVIDED, FURTHER, that in no event shall LaSalle or any other Lender issue any Letter of Credit if the sum of the original undrawn amount thereof, plus the aggregate undrawn and unreimbursed amounts immediately prior to the time of such issuance of all other Letters of Credit issued by such Lender, plus such Lender's PRO RATA portion of the aggregate unpaid principal amount of the Revolving Loan exceeds such Lender's Revolving Commitment. For purposes of determining the aggregate amount of undrawn and unreimbursed Letters of Credit as at any date, the undrawn and unreimbursed amounts under Letters of Credit that are denominated in foreign currency shall be converted into U.S. dollars at the rate of exchange for cable transfers (as determined by the Agent) in effect on the date of determination.

     (b) Each Letter of Credit shall be a standby letter of credit and shall be in form, scope and substance satisfactory to the Agent, shall be issued pursuant to a Letter of Credit Agreement and shall expire no later than the earlier of the Maturity Date or the first anniversary date of the date of issuance of such letter of credit.

     (c) The Borrower shall reimburse the Issuing Lender with respect to each Letter of Credit for any draft paid under such Letter of Credit within one Business Day following the date of such payment. The Borrower shall to the extent of availability under the Revolving Credit Facility Commitment effect such payment with the proceeds of a Revolving Advance (which shall be entirely a Base Rate Advance) made to the Borrower (whether or not any request therefor has been made by the Borrower) in an amount equal to the greater of (x) the amount of such payment and (y) the Minimum Advance Amount, which Revolving Advance shall at such time be made and applied to payment of reimbursement of such drawing without any notice by or consent of the Borrower (except that no such Revolving Advance shall be required to be made by the Lenders to the extent prevented by applicable law or upon any acceleration of the Lender Debt as provided in Section 10 hereof or upon the occurrence of any Event of Default of the type described in Section 10.1(f) or 10.1(g) hereof, in which case the Borrower shall nevertheless be obligated to make such payment), and shall be repayable, together with interest thereon, in accordance with the provisions of Section 2 hereof; PROVIDED, HOWEVER, that no such Revolving Advance shall be made if, after giving effect thereto, the aggregate unpaid principal amount of the Revolving Loan shall together with the then outstanding Letter of Credit Usage (after giving effect to the reimbursement of such Letter of Credit with the proceeds of such Revolving Advance) exceed the Borrowing Limit. The applicable Issuing Lender shall, notwithstanding the foregoing, be entitled to the benefits of the provisions of Section 12.17 hereof as to purchases of participations in such Letter of Credit, but only after the date that such reimbursement, after giving effect to such postponement, shall have become due and payable. The Issuing Lender shall promptly notify the Agent, the other Lenders and the Borrower in writing or by telephone confirmed promptly in writing of any such drawing under a Letter of Credit and the making of such Revolving Advance. Any payments by an Issuing Lender of drawings under any Letter of Credit in foreign currency shall be reimbursed by the Borrower in U.S. dollars at the rate of exchange for cable transfers in effect on the date of payment by such Issuing Lender.

     (d) Notwithstanding anything contained in Section 4A.1(c) hereof, the obligation of the Borrower to reimburse a drawing under a Letter of Credit shall not be affected or impaired by any failure of any Lender to fund a Revolving Advance under Section 4A.1(c) hereof unless the Borrower shall have satisfied all conditions to the making of such Revolving Advance (other than notice requirements and the delivery of a Borrower's Certificate).

     Section 4A.2. LETTER OF CREDIT FEES. In addition to any other amounts to which the Borrower and an Issuing Lender may have agreed in writing with respect to any Letter of Credit, the Borrower shall pay to the Agent for the PRO RATA benefit of all Lenders, in arrears on the last day of each month and on the date of the full drawing, cancellation, expiration or termination of such Letter of Credit, a fee on the average daily undrawn amount of such Letter of Credit, issued by such Issuing Lender for such month or shorter period, at a rate of two percent (2%) per annum (in either instance, computed on the basis of the actual number of days elapsed over a year of 360 days). Such fee shall be for the account of the Lenders to be shared among them PRO RATA in accordance with their respective Revolving Commitment. In addition, the Borrower shall pay to each Issuing Lender, in respect of each Letter of Credit issued by such Issuing Lender hereunder, on demand, all standard fees and other charges charged by such Issuing Lender with respect to the issuance and maintenance of any Letter of Credit. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, letter of credit fees shall be payable on demand at a rate per annum equal to two percent (2%) in excess of the rate than otherwise applicable thereto.

     Section 4A.3. INDEMNITY. The Borrower agrees to indemnify each Issuing Lender and each of its correspondents and hold it harmless from and against any and all claims, damages, losses, liabilities, costs and expenses whatsoever which it may incur or suffer by reason of or in connection with the execution and delivery or assignment of or payment or presentation under or in respect of any Letter of Credit issued by such Issuing Lender or any action taken or omitted to be taken with respect to any Letter of Credit issued by such Issuing Lender, except to the extent that any such claims, damages, losses, liabilities, costs or expenses shall be caused by the willful misconduct or gross negligence of such Issuing Lender or such correspondent in making payment against any draft presented under any Letter of Credit which does not substantially comply with the terms thereof, or in failing to make payment against any such draft which strictly complies with the terms of such Letter of Credit, it being understood that (x) in making such payment, such Issuing Lender's or such correspondent's exclusive reliance in good faith on the documents presented to and believed to be genuine by it in accordance with the terms of such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance in good faith on any affidavit presented pursuant to such Letter of Credit and on the amount of any sight draft presented pursuant to any Letter of Credit whether or not any statement or any other document presented pursuant to such Letter of Credit

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

proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever and (y) any such noncompliance in a nonmaterial respect shall, in each case, not be deemed willful misconduct or gross negligence of such Issuing Lender or such correspondent. Upon demand by any Issuing Lender or such correspondent at any time, the Borrower shall reimburse such Issuing Lender or such correspondent for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is due to such Issuing Lender's or such correspondent's gross negligence or willful misconduct as aforesaid. The indemnities contained herein shall survive the expiration or termination of the Letters of Credit and this Agreement and shall be payable upon demand.

     Section 4A.4. REIMBURSEMENT OF CERTAIN COSTS. (a) Unless at the time prohibited by an order of a court of competent jurisdiction, the obligations of the Borrower hereunder with regard to Letters of Credit are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have against any Person, including, without limitation, the beneficiary of such Letter of Credit and any Issuing Lender, and all sums payable by the Borrower hereunder with respect to any such Letter of Credit, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, without any deduction or withholding whatsoever. In the event that the Borrower is compelled by applicable law to make any such deduction or withholding, then, unless prohibited by applicable law, it shall pay to each Issuing Lender such additional amount as will result in the receipt by each Issuing Lender of a net sum equal to the sum it would have received if no such deduction or withholding had been required to be made.

     (b)  In the event that any Change of Law occurs which:

          (i) subjects any Issuing Lender to any tax with respect to any amount paid or to be paid by such Issuing Lender as the issuer of any Letter of Credit or its commitment or agreement to honor drafts under any Letter of Credit (other than any tax measured by or based upon the overall net income of such Issuing Lender); or

          (ii) changes the basis of taxation of payments to any Issuing Lender with respect to any Letter of Credit or such commitment (other than any tax measured by or based upon the overall net income of such Issuing Lender); or

          (iii) imposes, modifies, requires, makes or deems applicable any reserve, deposit, insurance assessment or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of any Issuing Lender in connection with payments by such Issuing Lender under any Letter of Credit or commitments under any Letter of Credit; or

          (iv) imposes any condition upon or causes in any manner the addition of any supplement to or an increase of any kind to any Issuing Lender's capital or cost base for issuing any Letter of Credit which results in an increase in the capital requirement supporting such Letter of Credit; or

          (v) imposes, modifies, requires, makes or deems applicable to any Issuing Lender any capital requirement, increased capital requirement or similar requirement such as, without limitation, the deeming of any Letter of Credit to be an asset held by such Issuing Lender for capital calculation or other purposes; and the result of any of the foregoing is to reduce the after-tax rate of return on such Issuing Lender's capital, increase the cost to any Issuing Lender of making any payment under, or maintaining its commitment under, any Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) or benefit received or receivable by such Issuing Lender with respect to any Letter of Credit or to require such Issuing Lender to make any payment on or calculated by reference to the gross amount of any sum received by it with respect to any Letter of Credit, in each case by an amount which such Issuing Lender in its sole judgment deems material (including, without limitation, such Issuing Lender's cost of taking action in anticipation of the effectiveness of any event referred to above in order to enable such Issuing Lender to be in compliance therewith upon effectiveness), then and in any such case:

                 (x) such Issuing Lender shall promptly notify the Borrower and the Agent in writing of the happening of such event;

                 (y) such Issuing Lender shall promptly deliver to the Borrower and the Agent a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on such Issuing Lender or the request, directive or requirement with which it has complied, together with the date thereof and the amount of such increased cost, reduction or payment; and

                 (z) the Borrower shall pay to such Issuing Lender, upon demand, after delivery of the notice referred to in clause (x) above, such amount or amounts as will compensate for such additional cost, reduction or payment, to the extent permitted by law.

      A certificate delivered by an Issuing Lender pursuant to clause (y) above as to the additional amounts payable pursuant to this paragraph shall, in the absence of manifest error, be conclusive evidence of the amount thereof. The protection of this Section 4A.4 shall be available to each Issuing Lender regardless of any possible contention of invalidity or inapplicability of the applicable Change of Laws.

     Section 4A.5. PAYMENT OF DRAFTS. Delivery to the Agent, any Issuing Lender or their correspondents of any documents purporting to comply with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness, and sufficiency thereof and of the good faith and proper performance of the shippers, drawers and/or users of any Letter of Credit, their agents and assignees, and the Agent, such Issuing Lender and their correspondents may rely and act thereon without liability or responsibility with respect thereto or with respect to the correctness or condition of any shipment of merchandise to which the same may relate. Upon receipt by the Agent or any Issuing Lender of written approval thereof from the Borrower, the Agent or any such Issuing Lender, as the case may be, may (but shall not be required to) accept or pay overdrafts or irregular drafts or drafts with irregular documents attached or with respect to which property has been substituted or time limits have been extended, and no such acceptance or payment shall impair any rights of the

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

Agent or any Issuing Lender under this Agreement. In case of any variation between the documents called for by any Letter of Credit and the documents accepted by the Agent, an Issuing Lender or their correspondents, the Borrower shall be conclusively deemed to have waived any right to object to such variation with respect to any action of the Agent, such Issuing Lender or such correspondents relating to such documents and to have ratified and approved such action as having been taken on the direction of the Borrower, unless the Borrower within ten (10) Business Days of the receipt of such documents or acquisition of knowledge of such variation files an objection with the Agent or such Issuing Lender in writing. No Issuing Lender (nor the Agent) shall be liable for any delay in giving, or failing to give, notice of the arrival of any goods or any other notice, or for any error, neglect or default of any of its correspondents or any shipper, carrier, bailee or insurer; nor shall any Issuing Lender (or the Agent) be responsible for the non-fulfillment of any requirement of any Letter of Credit that (i) drafts bear appropriate reference to any Letter of Credit, (ii) the amount of any draft be noted on the reverse of any Letter of Credit, (iii) any Letter of Credit be surrendered or taken up or (iv) documents be forwarded apart from any drafts, and the Agent, each Issuing Lender and their correspondents may, if they see fit, waive any such requirements.

     Section 4A.6. ISSUING LENDER'S ACTIONS. Any Letter of Credit may, in the discretion of the Issuing Lender that issued same or such Issuing Lender's correspondents, be interpreted by it or any such correspondent (to the extent not inconsistent with such Letter of Credit) in accordance with the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, as adopted or amended from time to time, or any other rules, regulations and customs prevailing at the place where any Letter of Credit is available or the drafts are drawn or negotiated. An Issuing Lender and its correspondents may accept and act upon the name, signature or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy or other legal representative of any party designated in any Letter of Credit issued by such Issuing Lender in the place of the name, signature or act of such party.

SECTION 4.          SECURITY AND GUARANTY

     As security for the full and timely payment and performance of the Lender Debt, whether now existing or hereafter arising:

     Section 4.1 SECURITY AGREEMENTS. (a) Each of the Credit Parties shall duly execute and deliver to the Agent (for the PRO RATA benefit of the Lenders) one or more security agreements, pledges or assignments, substantially in the form of Exhibit 4.1(A) hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "SECURITY AGREEMENT" and, together with any other agreement now existing or hereafter created under this Section 4 providing collateral security for the payment or performance of the Lender Debt, including, without limitation, the Guaranties and Pledge Agreements, in each case, as amended, modified or supplemented from time to time, individually referred to as a "SECURITY DOCUMENT," and collectively referred to as the "SECURITY DOCUMENTS"), and all consents of third parties necessary to permit the effective granting of the Liens created in such security agreements (including, without limitation, a mortgagee's, landlord' s or bailee' certificate substantially in the form of Exhibit 4.1 (B) hereto (each a "LANDLORD'S OR MORTGAGEE'S CERTIFICATE") in respect of each property subject to a Lease or owned by Borrower at which Inventory is located), in form and substance satisfactory to the Agent, as may be required by the Agent to grant to the Agent for the benefit of the Agent and the Lenders a valid, perfected and enforceable first priority lien on and security interest in the following property of Borrower (i) Receivables; (ii) Inventory; (iii) Investment Property purchased with proceeds of Receivables or Inventory from funds contained in the Dominion Account; (iv) all monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Agent, any Lender or a bailee or Affiliate of Agent or any Lender constituting of proceeds of Receivables, or Inventory or Investment Property;
(v) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (iv) above, including, without limitation, proceeds of any unearned premiums with respect to insurance policies insuring any of the foregoing; and (vi) all books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of the Borrower pertaining to any of (i) through (v) above, together with,

          (x) to the extent practicable, evidence of the completion of all other recordings and filings of or with respect to the Security Documents that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby (and if not practicable, promptly after the Closing Date),

          (y) evidence of the insurance required by the terms of any Security Document,

          (z) copies of each assigned agreement, if any, referred to in any Security Document, and

          (aa) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents has been taken.

     (b)  The Agent shall have received:

          (i) to the extent practicable, acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial borrowing hereunder under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents, covering the collateral described in the Security Documents; and

          (ii) completed requests for information, dated on or before the date of the initial borrowing hereunder, listing the financing statements referred to in clause (b)(i) above and all other effective financing statements filed in the jurisdictions referred to in clause (b)(i) above that name any Credit Party as debtor, together with copies of such other financing statements.

     (c) Upon the formation or acquisition, after the Closing Date, of any Subsidiary of the Borrower, such Subsidiary shall execute and deliver to the Agent a security agreement, substantially in the form of Exhibit 4.l(A) hereto, securing all then existing or thereafter incurred Lender Debt. Nothing contained in this Section 4.1(c) shall permit the Borrower or any Subsidiary thereof to form or acquire any Subsidiary which is otherwise prohibited by this Agreement, including, without limitation, Section 9.7 hereof.

     Section 4.2   Intentionally Omitted.

     Section 4.3 FILING AND RECORDING. (a) The Borrower shall, at its cost and expense, cause all instruments and documents given as security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Agent to perfect and protect the Lien of the Agent in the property covered thereby.

     (b) Each of the Credit Parties hereby authorizes the Agent to file one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of any Lien created in favor of such Person pursuant to this Agreement and the Security Documents which may at any time be required or which, in the opinion of the Agent may at any time be desirable without the signature of such Credit Party where permitted by law.

     (c) In the event that any re-recording or refiling of any financing statement (or the filing of any statements of continuation or amendment or assignment of any financing statement) is required to protect and preserve such Lien, the Borrower shall, at its cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent.

     Section 4.4 INTERPRETATION OF SECURITY DOCUMENTS. In the case of any conflict between the terms and provisions of a Security Document and this Agreement, the terms and provisions of this Agreement shall control, unless the terms of such Security Document expressly provide otherwise.

     Section 4.5 GUARANTIES. (a) On or prior to the Closing Date, any Guarantor in existence on the Closing Date shall execute and deliver to the Agent a guaranty, substantially in the form of Exhibit 4.5 hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "GUARANTY"), of all Lender Debt, including, without limitation, all present and future Lender Debt.

     (b) Upon the formation or acquisition, after the Closing Date, of any Subsidiary of the Borrower, such Subsidiary shall execute and deliver to the Agent a guaranty, substantially in the form of Exhibit 4.5 hereto, of all then existing or thereafter incurred Lender Debt. Nothing contained in this
Section 4.5(b) shall permit the Borrower or any Subsidiary thereof to form or acquire any Subsidiary which is otherwise prohibited by this Agreement, including, without limitation, Section 9.7 hereof.

     Section 4.6 PLEDGE OF SUBSIDIARIES' RECEIVABLES, INVENTORY AND INVESTMENT PROPERTY. In the event that the Borrower shall, with Majority Lender's consent, form one or more Subsidiaries, then the Borrower shall cause any such Subsidiary to pledge to, and grant a security interest into, for its benefit and the ratable benefit of Lenders all of such Subsidiaries:
(i) Receivables; (ii) Investment Property; (iii) Inventory; (iv) all monies and other Property of any kind now or at any time or times hereafter on the possession or under the control of Agent, any Lender or a bailee or Affiliate of

Agent or any Lender consisting of proceeds of Receivables, Inventory or Investment Property purchased with proceeds of Receivables or Inventory from funds contained in the Dominion Account; (v) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (iv) above, including, without limitation, proceeds of any unearned premiums with respect to insurance policies insuring any of the foregoing; and (vi) all books and records (including, without limitation, customer lists, credit files, computer printouts and other computer materials and records of such Subsidiary) pertaining to any of (i) through (v) above. Such pledge and grant of a security interest shall be made pursuant to a Security Agreement in form and substance acceptable to Agent.

SECTION 5.          CONDITIONS PRECEDENT

     The obligations of the Lenders to make Loans and to issue Letters of Credit shall become effective upon the satisfaction of each of the following conditions precedent:

     Section 5.1 OPINIONS OF COUNSEL. The Agent shall have received on or before the day of such initial borrowing, from Winston & Strawn, counsel to the Borrower, in sufficient copies for each Lender, favorable opinions addressed to the Lenders and the Agent and dated the Closing Date, substantially in the form of Exhibit 5.1(a) hereto.

     Section 5.2 AUDIT OF COLLATERAL. The Agent shall have been afforded the opportunity to have had an audit conducted of Inventory, and Receivables of the Borrower, the results of which shall be reasonably satisfactory to all of the Lenders.

     Section 5.3 FINANCIAL STATUS. (a) The Agent and each Lender shall have received (i) audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended on February 29, 1996 and (ii) all regularly prepared (as of the Closing Date) unaudited consolidated and consolidating monthly financial statements of the Borrower and its Subsidiaries for months ended in Fiscal Year 1997 ((i) and (ii) collectively, the "FINANCIAL STATEMENTS"), which Financial Statements shall, in each case, reflect a financial condition, Receivables and Inventory of the Borrower that are not materially different, in any adverse respect, from those set forth in the audited financial statements of the Borrower for the Fiscal Year ended on February 29, 1996 that were delivered previously to the Agent by the Borrower and are otherwise satisfactory to the Agent, and shall in all other respects be in form and substance satisfactory to the Agent), together with a certification thereof (x) by KPMG Peat Marwick in the case of the year-end Financial Statements and (y) by the chief financial officer of the Borrower in the case of the unaudited Financial Statements, in each case, to the effect that such Financial Statements (A) were prepared in accordance with GAAP, (B) fairly present the financial position and income of the Borrower as at and for the periods indicated, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and the absence of footnotes and (C) may be relied upon by the Agent and the Lenders.

     (b) The Lenders shall have received such other financial and other information and projections as the Agent and the Lenders shall have reasonably requested, and the quantity and quality of such information shall be reasonably satisfactory for each of the Lenders' evaluation of the creditworthiness of the Borrower.

     (c) In the judgment of the Agent, (i) no material adverse change shall have occurred in the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of the Borrower since February 29, 1996 as reflected in the audited financial statements of the Borrower as at and for the period ending as of such date, and (ii) the Agent shall not have become aware of any previously undisclosed materially adverse information with respect to the Borrower.

     Section 5.4 QUALIFICATION. Each Credit Party shall be duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify would not have a Material Adverse Effect on such Credit Party or otherwise affect the Agent's security interest in the Collateral.

     Section 5.5 SECURITY DOCUMENTS AND INSTRUMENTS. The Agent shall have received, in sufficient copies for each Lender, all the instruments and documents then required to be delivered pursuant to Section 4 hereof or any other provision of this Agreement or pursuant to the instruments and documents referred to in Section 4 hereof and the same shall be in full force and effect and shall grant, create or perfect the Liens, rights, powers, priorities, remedies and benefits contemplated herein or therein, as the case may be.

     Section 5.6 EVIDENCE OF INSURANCE. The Agent shall have received, in sufficient copies for each Lender, evidence, in form, scope and substance and with such insurance carriers reasonably satisfactory to the Agent, of all insurance policies required pursuant to Section 8.3 hereof. The Agent shall have received a written report, satisfactory to it in form, scope and substance, from an insurance broker acceptable to the Agent confirming that the amount of insurance obtained under such policies, and the terms and conditions thereof, are substantially similar to policies customarily maintained by companies similarly situated to the Borrower and engaged in the same or similar business as the Borrower.

     Section 5.7 BORROWING CERTIFICATES. The Agent shall have received from the Borrower a Borrower's Certificate dated the date of such initial borrowing and a Borrowing Base Certificate dated the date of such initial borrowing, in each case signed by the chief executive officer or the chief financial officer of the Borrower.

     Section 5.8 THE NOTES. Each Lender shall have received its Revolving Note, each duly completed, executed and delivered in accordance with Section 2 hereof.

     Section 5.9 OVERALL REFINANCING. All Lenders shall have approved the terms, structure, effect, fees and expenses and all documentation and corporate proceedings relating to each of the issuance of the Senior Notes, and all the other transactions contemplated to occur in connection with this Agreement (collectively, the "OVERALL REFINANCING") and all charters, bylaws and other corporate governance documents relating to the Borrower and the other Credit Parties.

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

     Section 5.10 CLOSING. Lenders shall have received evidence, in form and substance satisfactory to Majority Lenders, that the capitalization and structure of Group and the Borrower is satisfactory to the Agent. Without limiting the generality of the foregoing, the Agent shall have received evidence which is satisfactory to it that, on the Closing Date the Borrower shall have received at least $110,000,000 as the proceeds from the sale of the Senior Notes and at least $105,850,000 as the net cash proceeds from the sale of the Senior Notes. All such net proceeds from issuance of the Senior Notes shall be used by the Borrower to retire all of its outstanding indebtedness for borrowed money, other than indebtedness outstanding hereunder or under the Bemis Note, and to fund a dividend to Group, which dividend will, in turn, be used by Group to redeem a portion of the Group Notes.

     Section 5.11 COMPLETION OF DUE DILIGENCE. The Lenders shall have been afforded the opportunity prior to Closing, to further attend meetings with management of the Borrower, to review the books, records, leases, contracts, pension plans, workers' compensation and retiree health plans, ERISA matters, product liability litigation, insurance coverage and properties of the Borrower, to hold meetings with management of the Borrower and to perform such other due diligence regarding the Borrower as the Lenders shall have required, the results of which review and due diligence shall have been reasonably satisfactory to the Lenders and their counsel. The Agent shall have been afforded the opportunity to review any and all work performed by KPMG Peat Marwick as to the Borrower's financial statements, results and position.

     Section 5.12 CORPORATE STRUCTURE. The Lenders shall be satisfied in all respects with the legal structure and capitalization of each of the Credit Parties and their respective Subsidiaries and all documentation relating thereto, including, without limitation, the ownership of assets thereby and the terms and conditions of each charter, bylaws and each class of capital stock of each Credit Party and its Subsidiaries and all warrants, option or similar rights existing in favor of any Person in connection with each such class of stock. All of the capital stock of the Borrower shall be held and controlled by Group and Group shall not own any other assets other than such stock or operate any business other than the business of owning such stock and activities incidental thereto.

     Section 5.13 FEES TO AGENT AND LENDERS. All fees and reimbursable expenses payable to the Agent or any one or more of the Lenders with respect to the financing hereunder shall have been paid in full in immediately available funds.

     Section 5.14   MANAGEMENT.  The Agent shall be reasonably satisfied with
(i) the Senior Management and board of directors of each of the Credit Parties, (ii) all Executive Agreements and all other arrangements by and among the Borrower and any member of Senior Management or any such board of directors, (iii) all arrangements between the Borrower and any Affiliate of the Borrower and (iv) all employment agreements to which the Borrower is a party.

     Section 5.15 LITIGATION. There shall be no litigation involving Group, the Borrower, any Subsidiary of Group or the Borrower, HPH or (relating to this transaction) any Lender, which in the reasonable business judgment of LaSalle would be reasonably likely to have a Material Adverse Effect on any Credit Party or such Lender, the ability of the Credit Parties to perform their respective obligations under the Loan Documents, or the ability of the Borrower or Group to consummate any component of the Overall Refinancing, and no judgment, order, injunction or other similar restraint prohibiting any of the transactions contemplated hereby.

     Section 5.16   COMPLIANCE WITH LAW.  The Agent shall be satisfied that
(i) each Credit Party has obtained all material and appropriate authorizations and approvals of all Governmental Bodies required for the due execution, delivery and performance by such Credit Party of each of the Loan Documents to which it is or will be a party and for the perfection of or the exercise by the Agent, LaSalle and each Lender of their respective rights and remedies under the Loan Documents and (ii) the Overall Refinancing, the Loans and all arrangements in connection with the capitalization of the Credit Parties, as well as all other transactions contemplated hereby, shall be in material compliance with, and shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers' compensation and other requirements regulations and laws and shall not contravene any charter, bylaw, debt instrument or other material agreement of any of the Credit Parties or any Subsidiary of any of them.

     Section 5.17 PROCEEDINGS; RECEIPT OF DOCUMENTS. All requisite corporate action and proceedings in connection with the borrowings and the execution and delivery of the Loan Documents and the issuance of the Revolving Notes shall be satisfactory in form and substance to the Agent and the Agent shall have received, on or before Closing Date, all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings, which the Agent may have requested in connection therewith, such documents where requested by the Agent to be certified by appropriate corporate Persons or Governmental Bodies. Without limiting the generality of the foregoing, the Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and, except the Revolving Notes, in sufficient copies for each
Lender:

          (i) a copy of the certificate of incorporation for each Credit Party and all the amendments thereto, certified (as of a date reasonably near the date of the initial borrowing), by the Secretary of State of the state of incorporation of each such Credit Party as being a true and correct copy thereof;

          (ii) certified copies of the resolutions of the Board of Directors of each of the Credit Parties approving each component of the Overall Refinancing, this Agreement, the Notes and each other Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each component of the Overall Refinancing, this Agreement, the Notes and each other Loan Document;

          (iii) a copy of a certificate of the Secretary of State of each State listed on Schedule 5.18(iii) attached hereto, dated a date reasonably near the date of the initial borrowing, stating that each Credit Party, as the case may be, is duly qualified and in good standing as a foreign entity in such State;

          (iv) a certificate of each Credit Party signed on behalf of such Person by its president or vice president, certifying as to (A) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate for such Person referred to above, (B) a true and correct copy of the partnership agreement or bylaws of such Person, as applicable as in effect on the date of the initial borrowing;

          (v) a certificate of the Secretary or an Assistant Secretary of each Credit Party, as applicable, certifying the names and true signatures of the officers of such Person authorized to sign, on behalf of such Person, this Agreement, the Notes and each other Loan Document, to which such Person is a party or by which it is bound; and

          (vi) copies of the material documents required in connection with the Overall Refinancing, which shall be satisfactory in form, scope and substance to the Agent, which shall be certified by president or vice-president of the Borrower (or other Person acceptable to the Agent) to be true and complete in all respects.

     Section 5.18 PROJECTIONS, ETC. The Agent shall have received the Borrower's most recent projections dated the Closing Date, in form and substance reasonably satisfactory to the Agent, of the future financial performance of the Borrower and its Subsidiaries for the three Fiscal Year periods ending February 28, 1997, 1998 and 1999, including a pro forma opening balance sheet of the Borrower after giving effect to the Overall Refinancing (the "LATEST PROJECTIONS") and such other information and projections as the Agent or any other Lender may have requested, in each case, in form and substance reasonably satisfactory to the Agent or such Lender. The operating results and prospects of the Borrower through the Closing Date and the information contained in the projections, dated as of February 28, 1996, provided to the Agent by the Borrower (the "REFERENCE PROJECTIONS") shall, in the opinion of all Lenders, be consistent in all material respects with the Latest Projections. In the opinion of all Lenders, there shall have occurred no event or financial result materially inconsistent with achieving the results contained in the Reference Projections or which has impaired the Agent's continuing confidence in the Reference Projections.

     Section 5.19 ACCOUNTANT'S LETTER. The Borrower shall have delivered to its independent certified public accountants a letter indicating that it is a primary intent of the Borrower in engaging such accountants that Agent and Lenders rely upon the audited financial statements of Borrower and its Subsidiaries.

     Section 5.20 SOLVENCY. The Agent shall have received an opinion from Murray, Devine & Co., Inc. satisfactory to the Agent, in form, scope and substance reasonably satisfactory to Agent, to the effect that on the Closing Date, both immediately prior to and after giving effect to the transactions contemplated under the Loan Documents and to occur in connection with the Overall Refinancing, the fair value and present fair saleable value of the assets of the Borrower shall exceed its total liabilities on its debts (including, without limitation, contingent liabilities) by an amount deemed reasonably sufficient by the Agent; the Borrower will be able to pay its debts as they mature in the normal course of business; and the Borrower will not have unreasonably small capital to conduct its business.

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

     Section 5.21 LABOR RELATIONSHIPS. The Agent shall be reasonably satisfied with the status of the Borrower's labor relationships, including any union and labor contracts, and the Borrower shall have provided to the Agent copies of any union and labor contracts.

SECTION 6. CONDITIONS PRECEDENT TO EACH BORROWING AND EACH ISSUANCE OF A LETTER OF CREDIT

     The obligation of the Lenders to make any Loan and to issue any Letter of Credit is, in each case, subject to fulfillment of the following conditions precedent unless waived in writing by the Majority Lenders:

     Section 6.1 BORROWER'S CERTIFICATE; OTHER CONDITIONS. (a) Except in the case of Revolving Advances for reimbursement of Letters of Credit as described in Sections 4A.1(c) and 12.17 hereof the Borrower shall have delivered to the Agent a Borrower's Certificate dated the date of the requested Advance or Letter of Credit, as the case may be;

     (b)(i) All representations and warranties made by each of the Credit Parties contained herein or otherwise made in any Loan Document (including, without limitation, in each Borrower' s Certificate), officer's certificate or any agreement, instrument, certificate, document or other writing delivered to the Agent or any Lender in connection herewith or therewith, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Advance or issuance of such Letter of Credit (unless any such representation or warranty speaks as of a particular date, in which case it shall be deemed repeated as of such date); (ii) on the date of such Advance or issuance of such Letter of Credit, both before and after giving effect thereto, there shall exist no Default or Event of Default; (iii) if the Borrower shall be requesting a Letter of Credit, the Agent on behalf of any Issuing Lender shall have (to the extent requested by such Issuing Lender) received a duly executed and delivered Letter of Credit Agreement with respect thereto; (iv) the Borrower shall have complied with all procedures and given all certificates, notices and other documents required hereunder for such advance or issuance; (v) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may have reasonably requested; and (vi) the making of such Advance or issuance of such Letter of Credit shall not cause the Revolving Loan, Letter of Credit Usage or a combination of both to exceed the Revolving Credit Facility Commitment or any other limit on availability contained in this Agreement.

     Section 6.2 WRITTEN NOTICE OF ADVANCE. Prior to the time of the renewal or conversion of any Advance, or portion thereof, or the issuance of any Letter of Credit, the Agent shall have received Written Notice of the renewal or conversion of such Advance, or portion thereof, or the issuance of such Letter of Credit, as the case may be, in accordance with Section 2 hereof or Section 4A, as the case may be.

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

SECTION 7.          USE OF PROCEEDS

     Proceeds of all Revolving Advances shall be used for seasonal working capital needs of the Borrower and to support the issuance of Letters of Credit.

SECTION 8.          AFFIRMATIVE COVENANTS

     Borrower hereby covenants and agrees that, so long as any Advance is outstanding or any Lender has any Commitment hereunder, unless specifically waived by the Majority Lenders in writing:

     Section 8.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower shall furnish or cause to be furnished to the Agent and each Lender:

     (a) as soon as practicable and in any event within ninety days after the close of each Fiscal Year of the Borrower:

          (i) an audited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries;

          (ii) an audited consolidated and consolidating statement of income of the Borrower and its Subsidiaries; and

          (iii) an audited consolidated and consolidating statement of cash flows of the Borrower and its Subsidiaries,

in each case, as at the end of and for the Fiscal Year just closed, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail and certified (without any qualification or exception deemed material by the Agent) by independent public accountants selected by the Borrower and satisfactory to the Agent; and concurrently with such financial statements, a written statement signed by such independent accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of any Default or Event of Default, or, if such independent accountants shall have obtained from such examination any such knowledge, they shall disclose in such written statement the Default or Event of Default and the nature thereof, it being understood that such independent accountants shall be under no liability, directly, or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default, and
(y) setting forth calculations of such auditors as to the compliance by the Borrower with all the covenants contained in Section 8.17 and Section 9.1 hereof, together with a written discussion and analysis of the consolidated and consolidating results and operations of the Borrower prepared by the Senior Management of the Borrower. Further within five (5) days after the earlier of the last day of each fiscal year of Borrower and the date Borrower engaged independent certified public accountants to audit Borrower's financial statements, Borrower shall deliver to such independent certified public accountants a letter from Borrower addressed to such independent certified public accountants indicating that it is a primary intention of Borrower in engaging such accountants that Agent and Lenders rely upon such financial statements of Borrower and its Subsidiaries.

     (b) as soon as practicable and in any event within thirty days (forty-five days in respect to any calendar month at the end of which a fiscal quarter ends and ninety days in respect to any calendar month at the end of which a Fiscal Year ends) after the close of each calendar month, a consolidated and consolidating:

          (i)    balance sheet of the Borrower and its Subsidiaries;

          (ii)   statement of income of the Borrower and its Subsidiaries; and

          (iii) a statement of cash flows of the Borrower and its Subsidiaries,

at the end of and for the period commencing at the end of the previous Fiscal Year and ending with such month just closed and for the period commencing at the end of the previous month and ending with such month just closed, in each case prepared by Senior Management of the Borrower, setting forth in comparative form (x) the corresponding figures for the appropriate month and year to date of the previous Fiscal Year and (y) the forecasts of the Borrower and its Subsidiaries for such month and year to date previously delivered under Section 8.1(j) hereof, all in reasonable detail (including, without limitation, stating the amount of Interest Expense on the Revolving Loan, the Letters of Credit and all other Indebtedness for Borrowed Money of the Borrower and its Subsidiaries for such calendar month and the depreciation and amortization and the rental expense of the Borrower and its Subsidiaries for such calendar month) and certified by the chief executive or financial officer of the Borrower to have been prepared in accordance with GAAP subject to normal recurring year-end adjustments and the absence of footnotes;

     (c) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower or any of its Subsidiaries by their auditors, in connection with each annual or interim audit or review of any of their books by such auditors;

     (d) promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by Group or any of its Subsidiaries with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 (other than on Form S-8 or 8A or similar forms), and all reports, notices or statements sent or received by Group or any of its Subsidiaries to or from the holders of any equity interests of Group or any such Subsidiary or of any Indebtedness for Borrowed Money of Group or any such Subsidiary or to or from the trustee under any indenture under which the same is issued;

     (e) concurrently with the delivery of the financial statements required to be furnished by Section 8.1(a) or Section 8.1(b) hereof, a certificate signed by the chief executive or financial officer of the Borrower, (x) stating that a review of the activities of the Borrower and its Subsidiaries during such Fiscal Year or fiscal month, as the case may be, has been made under the immediate supervision of such officer with a view to determining whether the Borrower and its Subsidiaries has observed, performed and fulfilled all of its obligations under each Loan Document to which it is a party, and (y) demonstrating, in a format satisfactory to the Agent, the compliance by the Borrower and its Subsidiaries with the covenants contained in Sections 8.17, (in respect to financial statements delivered for the end of each fiscal quarter and each Fiscal Year), 9.1, 9.3, 9.4 and 9.6 hereof and stating that there existed during such fiscal month, quarter or Fiscal Year no Default, or Event of Default or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take, or has taken, with respect thereto;

     (f) promptly upon the commencement thereof, Written Notice of any litigation, including arbitrations, and of any proceedings before any Governmental Body which would, if successful, cause a Material Adverse Effect as to Group, the Borrower or any of their respective Subsidiaries or where the amount involved exceeds $100,000;

     (g) with reasonable promptness, such other information respecting the business, operations and financial condition of Group, the Borrower or any of their respective Subsidiaries as any Lender may from time to time reasonably request;

     (h) not later than thirty days after the end of each month (or more frequently as provided below), a certificate dated the last day of such month just ended from the Borrower, in each case substantially in the form of
Exhibit 8.1(h) hereto and completed and signed by the chief executive officer or chief financial officer of the Borrower (each such certificate, a "BORROWING BASE CERTIFICATE"); the foregoing notwithstanding, in the event that, at any time, Excess Availability is less than $10,000,000, Borrower shall, not later than five Business' Days after the end of each business week, deliver to the Agent a Borrowing Base Certificate dated the last Business Day of said week. Further, in the event, that, at any time, Excess Availability is less that $5,000,000, the Borrower shall on each Business Day, deliver to the Agent a Borrowing Base Certificate dated as of such Business Day;

     (i) upon request by the Agent, on or before the fifteenth day of each month, a detailed aged trial balance of all Receivables existing as of the last day of the preceding month, specifying, to the extent requested by Agent, the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on a Receivable so listed, and, upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Receivables so scheduled and such other matters and information relating to the status of then existing Receivables as the Agent shall reasonably request.

     (j) not later than the commencement of each Fiscal Year of the Borrower beginning with the Fiscal Year commencing on March 1, 1997, a three Fiscal-Year forecast of the financial condition and results of operations of the Borrower and its Subsidiaries for such three Fiscal Years (covering in any event annual balance sheets, statements of cash flow and of income); and
(ii) not later than the commencement of each Fiscal Year of the Borrower, an annual plan for the Borrower and its Subsidiaries for the immediately succeeding Fiscal Year, indicating balance sheet and statements of cash flow and income on a monthly basis; in all instances, in form, scope and substance reasonably satisfactory to the Agent;

     (k)  promptly, and in any event within ten Business Days thereof, notice:

          (i) of receipt by a Credit Party or any Subsidiary thereof; or any tenant or other occupant of any property owned, operated, leased or occupied by a Credit Party or Subsidiary thereof, of any claim, complaint, charge or notice of a violation or potential violation of any Environmental Law;

          (ii) of the occurrence of a spill or other Release of a Hazardous Material upon, under or about or affecting any of the properties owned, operated, leased or occupied by a Credit Party or Subsidiary thereof, or Hazardous Materials at levels or in amounts that may have to be reported, remedied or responded to under any Environmental Law are detected on or in the soil or groundwater;

          (iii) that a Credit Party or Subsidiary thereof is or may be liable for any costs of cleaning up or otherwise responding to a Release of Hazardous Materials;

          (iv) that any part of the properties owned, operated, leased or occupied by a Credit Party or any Subsidiary thereof is or may be subject to a Lien under any Environmental Law;

          (v) that a Credit Party or Subsidiary will undertake or has undertaken any cleanup or other response action with respect to any Hazardous Material;

          (vi) of the cancellation or nonrenewal of any supply contract with any of The Dannon Company, Inc., Yoplait U.S.A. (a division of General Mills Products Corp.) or Ross Laboratories (a division of Abbott Laboratories
USA);

          (vii) of the cancellation or nonrenewal of any existing supply contract with any Person to the extent that gross revenues under said supply contract equalled or exceeded $5,000,000 in the twelve month period preceding said extension or renewal; and

          (viii) of the execution of any new supply contract with any Person to the extent that gross revenues under said supply contract are anticipated to equal or exceed $5,000,000 in any twelve month period following execution thereof;

     The foregoing notwithstanding, in respect to notices to be delivered pursuant to clauses (i) through (v) above, the Borrower shall not be required to deliver any such notice unless the subject matter of such notice could reasonably be expected to involve expenditures, costs or damages of $250,000 or more.

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

     (l) not later than 10 days after entering into such agreement or agreements, copies of all new Executive Agreements and employment agreements to which the Borrower is a party;

     (m) not more than 45, nor less than 20, days prior to any cash payment of any nature whatsoever in excess of $250,000, excluding any cash payment made in the ordinary course of business, notice of the amount and Person to whom such payment is being made, provided, that in the case where it is not possible to provide notice at least 20 days prior to any such payment, notice shall be given as soon as any member of Senior Management is aware of the need to make any such payment;

     (n) as soon as practicable and in any event within thirty days after the close of each fiscal month, a report detailing dollar revenues and unit volume sales during such quarter to each of The Dannon Company, Inc., Yoplait U.S.A. (a division of General Mills Products Corp.) and Ross Laboratories (a division of Abbott Laboratories USA), together with any other Persons that the Agent from time to time reasonably requests to be included, each such report to set forth in comparative form the corresponding figures for the appropriate month and year to date of the previous Fiscal Year and otherwise be in form, scope and substance satisfactory to the Agent; and

     (o) such other data and information (financial and otherwise) as the Agent or the Majority Lenders, from time to time, may reasonably request, bearing upon or related to the Collateral, the Borrower's financial condition or results of operations, including, without limitation, federal income tax returns of the Borrower, accounts payable ledgers and/or agings, and bank statements.

     Section 8.2 TAXES AND CLAIMS. The Borrower shall, and shall cause each of its Subsidiaries, to, pay and discharge (a) all taxes, assessments and governmental charges upon or against the Borrower or any such Subsidiary or its properties or assets prior to the date on which penalties attach thereto and (b) all lawful claims when due (except to the extent that (i) any such taxes, assessments, governmental charges or claims are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of the Borrower or such Subsidiary, and (ii) any Liens arising from the non-payment thereof when due will not attach to any of the Collateral in a manner which could have priority over the Lien of the Agent thereon or risk the sale of or foreclosure on such Collateral), whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a Lien or charge upon the properties or assets of the Borrower or any of its Subsidiaries.

     Section 8.3 INSURANCE. (a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) keep all their properties adequately insured at all times with responsible insurance carriers, in amounts and pursuant to insurance policies reasonably acceptable to the Agent, against loss or damage by fire and other hazards as well as maintain business interruption insurance; (ii) maintain adequate insurance at all times with responsible insurance carriers, in amounts and pursuant to insurance policies reasonably acceptable to the Agent, against liability on account of damage to Persons and property and under all applicable workers' compensation laws; and (iii) maintain adequate insurance covering such other risks as the Agent may reasonably request. For purposes of complying with this

Section 8.3(a), adequate insurance shall in any event prevent the Borrower and its Subsidiaries from becoming a co-insurer (excluding any deductibles thereunder reasonably acceptable to the Agent).

     (b) All insurance covering tangible property subject to a Lien in favor of the Agent granted pursuant to this Agreement or under any Security Document or other instrument or document given as security pursuant hereto shall provide that, in the case of each separate loss of any amount, the full amount of Net Proceeds with respect thereto shall be payable to the Agent as secured party or otherwise as its interests may appear (which right of payment the Agent may waive by Written Notice in accordance with the terms of this Agreement) and shall further provide (i) for at least 30 days' prior written notice to the Agent of the cancellation or substantial modification thereof, (ii) that, in respect of the interests of the Borrower, any of its Subsidiaries and the Agent in such insurance, such insurance shall not be invalidated by any action or inaction of the Borrower, any such Subsidiary or any other Person, (iii) insure the Agent's interests regardless of any breach of or violation by the Borrower, any of its Subsidiaries or any other Person of any warranties declarations or conditions contained in such insurance, and
(iv) provide that the Agent or the Lenders shall have the right (but not the obligation) to cure any default by the Borrower or any of its Subsidiaries under such insurance.

     (c) Except as otherwise agreed in writing by the Agent, each liability policy and each hazard policy on Collateral, required pursuant to this
Section 8.3 shall name the Agent and each Lender as additional insured or first loss payee, as appropriate, and shall be primary without right of contribution from any other insurance which is carried by the Lenders or the Agent to the extent that such other insurance provides it with contingent and/or excess liability insurance with respect to its interest as such in the Collateral, and shall expressly provide that all of the provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and except liability for premiums (which shall be solely a liability of the Borrower or its Subsidiaries, as the case may be), shall operate in the same manner as if there were a separate policy covering each insured.

     (d) The Borrower shall, and shall cause each of its Subsidiaries to, from time to time upon request of the Agent, promptly furnish or cause to be furnished to the Agent evidence, in form and substance reasonably satisfactory to the Agent, of the maintenance of all insurance required to be maintained by this Section 8.3, including, but not limited to, such originals or copies as the Agent may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

     Section 8.4 BOOKS AND RESERVES. The Borrower shall, and shall cause each of its Subsidiaries, to (a) maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP; and (b) by means of appropriate entries, reflect in its accounts and in all financial statements furnished pursuant to Section 8.1 proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its properties and bad debts, all in accordance with GAAP.

     Section 8.5 PROPERTIES IN GOOD CONDITION. The Borrower shall keep, and shall cause each of its Subsidiaries to keep, its properties in good repair, working order and condition, ordinary wear and tear excepted, in accordance with prudent operating procedures and, as to machinery and equipment, and from time to time, make all necessary and proper repairs, renewals, replacements additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

     Section 8.6 MAINTENANCE OF EXISTENCE. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its statutory existence, rights, franchises and licenses.

     Section 8.7 INSPECTION BY THE AGENT AND THE LENDERS. The Borrower shall allow, and shall cause each of its Subsidiaries to allow, any representative of any Lender or of the Agent, at such Lender's or the Agent's expense, as the case may be, to visit and inspect any of its properties, to examine its books of account and other records and files, to make copies thereof and to discuss its affairs, operations, business, finances and accounts with its officers and employees and independent accountants (and the Borrower hereby irrevocably authorizes its independent accountants to discuss with the Agent and the Lenders the financial affairs of the Borrower and its Subsidiaries), all at such reasonable times during normal business hours at such times and as often as the Lenders or the Agent may request.

     Section 8.8 PAY INDEBTEDNESS TO LENDERS AND PERFORM OTHER COVENANTS. The Borrower shall (a) make full and timely payment of all payments required to be made in respect of the Lender Debt, including without limitation, the Revolving Loan, whether now existing or hereafter arising, (b) strictly comply, and cause each of its Subsidiaries, to strictly comply, with all the terms and covenants contained in each Loan Document to which it is a party, all at the times and places and in the manner set forth therein and (c) except for the filing of continuation statements and the making of other filings by the Agent as secured party or assignee, at all times take all action necessary to maintain the Liens provided for under or pursuant to this Agreement or any Security Document as valid and perfected Liens on the property intended to be covered thereby (subject to no other Liens except Permitted Liens) and supply all information to the Agent, or the Lenders necessary for such maintenance.

     Section 8.9 NOTICE OF DEFAULT. The Borrower shall promptly, and cause each of its Subsidiaries to promptly (and in any event within five days), notify the Agent in writing of any Default or Event of Default, or a default under any other agreement in respect of Indebtedness for Borrowed Money in excess of $250,000 to which the Borrower or any of its Subsidiaries is a party, in each case describing the nature thereof and the action the Borrower or such Subsidiary proposes to take with respect thereto.

     Section 8.10 REPORTING OF MISREPRESENTATIONS. In the event the Borrower or any of its Subsidiaries discovers that any representation or warranty made in any Loan Document by any Credit Party was incorrect in any material respect when made the Borrower shall promptly report, or shall cause such Subsidiary promptly to report, the same to the Agent and take, or cause to be taken, all available steps to correct such misrepresentation or breach of warranty.

     Section 8.11 COMPLIANCE WITH LAWS. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, and the Borrower shall duly observe, and cause each of its Subsidiaries to duly observe, in all material respects, all valid requirements of applicable governmental authorities and all applicable statutes, rules and regulations, including, without limitation, all applicable statutes, rules and regulations relating to public and employee health and safety.

     Section 8.12 ERISA. (a) The Borrower shall pay and discharge, and shall cause each Credit Party and each ERISA Affiliate to pay and discharge, when due any liability imposed upon it pursuant to the provisions of Title IV of ERISA.

     (b) The Borrower shall deliver to the Agent promptly, and in any event within ten days,

          (i) any Credit Party or any ERISA Affiliate knows, or has reason to know, of the occurrence of any Reportable Event with respect to any Pension Benefit Plan and subject to Title IV of ERISA, a copy of the materials that are filed by the applicable plan administrator with the PBGC or the materials that would have been filed if the PBGC had not waived the notice requirements;

          (ii) the receipt of notice by a Credit Party or an ERISA Affiliate or any administrator of any Pension Benefit Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any Pension Benefit Plan under Section 4041 of ERISA, a copy of any such notice;

          (iii) the receipt of notice by a Credit Party or any ERISA Affiliate or any administrator of any Pension Benefit Plan from the PBGC of the PBGC's intention to terminate any such Pension Benefit Plan or to appoint a trustee to administer any such Pension Benefit Plan, a copy of such notice;

          (iv) the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Pension Benefit Plan subject to Title IV, together with any actuarial statements on Schedule B to such Form 5500;

          (v) a Credit Party or any ERISA Affiliate knows or has reason to know of any event or condition which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan, an explanation of such event or condition;

          (vi) the receipt by a Credit Party or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment;

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

          (vii) a Credit Party or any ERISA Affiliate knows or has reason to know of the termination or insolvency (under Sections 4241 or 4245 of ERISA) of any Multiemployer Plan to which such Credit Party or ERISA Affiliate thereof contributes, an explanation of such event; or

          (viii) an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of
Section 412 of the Code with respect to any Pension Benefit Plan, a copy of such application; and in each case described above, together with a statement signed by an appropriate officer of such Credit Party or ERISA Affiliate setting forth details as to such Reportable Event, notice event or condition and the action that will be taken with respect thereto.

     Section 8.13 FURTHER ASSURANCES. The Borrower shall, and shall cause each of its Subsidiaries to, at its cost and expense, upon request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

     Section 8.14 AUDITS. The Borrower shall, at its expense and upon the request of the Agent:

     (a) Cause the Borrower's auditors to perform an annual audit, in form and substance satisfactory to the Agent, of the Inventory and Receivables of the Borrower and its subsidiaries and shall deliver to the Agent promptly, and in any event within five Business Days after the same becomes available, the results of such audit.

     (b) In addition to audits referred to in paragraph (a) of this Section 8.14, the Borrower shall allow, and shall cause each of its Subsidiaries to allow, the Agent or its designee to perform such audits of the Borrower and its Subsidiaries, including, without limitation, of Inventory and Receivables, as the Agent may request, which audits shall be at the expense of the Borrower; PROVIDED, that the Agent shall not perform or cause to be performed more than one such audit in each Fiscal Year unless a Default shall have occurred and be continuing, in which case the foregoing limitation shall not apply.

     Section 8.15 ENVIRONMENTAL MATTERS. (a) The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of all Environmental Laws and all Permits, and shall keep its Properties and the Properties of its Subsidiaries free of any Lien imposed pursuant to any Environmental Law. The Borrower shall not cause or suffer or permit, and shall not suffer or permit any of its Subsidiaries to cause or suffer or permit, the Property of the Borrower or of a Subsidiary thereof, to be used for the storage, treatment, transporting or disposal of any waste or discarded material or any Hazardous Material except for the taking of Remedial Action in response to Hazardous Materials on or about the Properties owned, operated, leased or occupied by the Borrower or any of its Subsidiaries.

     (b) The Borrower shall supply to the Agent copies of all material environmental submissions by the Borrower or any of its Subsidiaries to any Governmental Body and of the reports

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

of all environmental audits and of all other environmental tests, studies or assessments (including the data derived from any sampling or survey of asbestos, soil, or subsurface or other materials or conditions) that may be conducted or performed (by or on behalf of the Borrower or any of its Subsidiaries) on or regarding the Properties owned, operated, leased or occupied by the Borrower or any of its Subsidiaries or regarding any conditions that might have been affected by Hazardous Materials on or Released or removed from such Properties. The Borrower shall also permit and authorize, and shall cause its Subsidiaries to permit and authorize, the consultants, attorneys or other persons that prepare such submissions or reports or perform such audits, tests, studies or assessments to discuss non-privileged portions of such submissions or reports with the Agent and the Lenders.

     (c) The Borrower shall, and shall cause its Subsidiaries to, timely undertake and complete any cleanup or other response actions required by any Environmental Law. In addition, the Borrower shall diligently implement each of the recommendations set forth in the existing Phase II environmental reviews conducted by ENSR (copies of which have been furnished to the Agent and the Lenders previously) concerning Remedial Action to be taken in connection with any Property.

     (d) Without in any way limiting the scope of Section 2.12 hereof and in addition to any obligations thereunder, the Borrower hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any Liabilities and Costs, including, but not limited to claims of any Governmental Body or any third person, whether arising under CERCLA, RCA, or any other Environmental Law or under tort, contract or common law, relating to violation of any Environmental Law, the past, present or future operations of the Borrower, its Subsidiaries, or any of their respective predecessors in interest, or the past, present or future environmental, health or safety condition of the Property, the presence of asbestos containing materials at the Property, or the Release of any Hazardous Material into the environment, except to the extent same is caused by the gross negligence or willful misconduct of the Agent or the Lenders. To the extent the laws of the United States or any state in which property owned operated, leased or occupied by the Borrower or any of its Subsidiaries is located provide that a Lien upon such property of the Borrower or any of its Subsidiaries may be obtained for the removal of toxic wastes or hazardous substances which have been or may be released and a Release has occurred on the subject property, no later than sixty days after notice is given by the Agent to the Borrower, the Borrower shall deliver to the Agent a report issued by a qualified third party engineer investigating the existence of any toxic waste or hazardous substance located upon or beneath the specified property. To the extent any such substance or waste is located therein or thereunder either (i) subjects the property to a Lien or (ii) requires removal to safeguard the health of any persons, the removal thereof shall be an affirmative covenant of the Borrower hereunder.

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     Section 8.16   FINANCIAL COVENANTS.  The Borrower covenants and agrees
that:

     (a) FIXED CHARGE COVERAGE RATIO: The Fixed Charge Coverage Ratio, as of the end of (i) the one fiscal quarter then ended in respect to the fiscal quarter ending on August 31, 1996, (ii) the two consecutive fiscal quarters then ended in respect to the fiscal quarter ending on November 30, 1996,
(iii) the three consecutive fiscal quarters then ended in respect to the fiscal quarter ending on February 28, 1997, and (iv) the four consecutive fiscal quarters then ended in respect to the fiscal quarter ending on May 31, 1997 and the last day of each August, November, February and May thereafter, shall not be less than the ratio set forth opposite such date:

             Four fiscal quarters
           ending on the last day of                   Ratio
           -------------------------                 ---------
          August, 1996                                1.0 to 1

          November, 1996                              1.0 to 1

          February, 1997                              1.0 to 1

          May, August and November 1997              1.00 to 1.
          and February, 1998, and

          May, August and November 1998              1.05 to 1.
          and February, 1999

     (b) FUNDED DEBT TO EBITDA RATIO: The ratio of Funded Debt as of the last day of each of the fiscal quarters listed below to EBITDA for the four consecutive fiscal quarters then ended shall not be more than the amount set forth below opposite such period:

                Fiscal quarter
           ending on the last day of                   Ratio
           -------------------------                 ---------
          August, 1996                               5.50 to 1

          November, 1996                             5.50 to 1

          February, 1997                             5.50 to 1

          May, August and November 1997              5.00 to 1.
          and February, 1998, and

          May, August and November 1998              5.00 to 1.
          and February, 1999

     (c) ADJUSTED WORKING CAPITAL: As of the last day of each fiscal quarter listed below, Adjusted Working Capital shall equal or exceed the amount set forth opposite such fiscal period in the following schedule:

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

                Fiscal quarter
           ending on the last day of                  Amount
           -------------------------                ----------
          August and November 1996 and              $7,500,000
          February, 1997

          May, August and November 1997             $7,500,000
          and February, 1998, and

          May, August and November 1998             $7,500,000
          and February, 1999

     Section 8.17 MAINTENANCE OF DOMINION ACCOUNT(S). The Borrower shall maintain a Dominion Account(s) pursuant to a lockbox arrangement acceptable to the Agent with such bank as may be selected by Borrower and be acceptable to Agent. The Borrower shall issue to any such bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of the Agent, for its benefit and the ratable benefit of the Lenders, and the Borrower shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. The Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. All remittances received by the Borrower on account of Receivables, together with the proceeds of any other Collateral, shall be held as the Agent's property, for its benefit and the ratable benefit of the Lender's, by the Borrower as trustee of an express trust for the Agent's benefit and the Borrower shall immediately deposit same in kind in the Dominion Account. The foregoing notwithstanding, Agent agrees not to exercise control over any funds in the Dominion Account(s) and agrees not to apply any funds in the Dominion Account(s) to the repayment of the Obligations unless Excess Availability is less than $5,000,000.

SECTION 9.          NEGATIVE COVENANTS

     Each of the Borrower and Group covenants and agrees that, so long as any Loan is outstanding or any Lender has any Commitment hereunder, it shall not, and shall not suffer or permit any of its Subsidiaries to, without the prior written consent of the Majority Lenders:

     Section 9.1 CAPITAL EXPENDITURES. (a) Make, capitalize or otherwise permit, directly or indirectly, any Capital Expenditures of the Borrower and its Subsidiaries during any Fiscal Year, or make any commitment for Capital Expenditures or costs to be paid or incurred during such Fiscal Year, to the extent that the amount of such Capital Expenditure or commitment, when taken together with all other Capital Expenditures made or committed to be made during such Fiscal Year, would cause Borrower to violate the covenant contained in Section 8.16(a) hereof.

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

     (b) In no event shall the Borrower or any of its Subsidiaries assume or incur any Indebtedness in connection with the acquisition of a fixed or capital asset (including, without limitation, under a Capitalized Lease) if the fair market value (as determined by an independent appraisal or in a manner otherwise satisfactory to the Agent) of such asset does not exceed the aggregate principal (or notional principal, in the case of Capitalized Lease Obligations) amount of such Indebtedness so incurred or assumed.

     (c) In no event shall the Borrower or any of its Subsidiaries enter into a Capital Lease in any Fiscal Year which, together with all other Capital Leases, if any, entered into by the Borrower and its Subsidiaries in such Fiscal Year would cause Borrower to violate the covenant contained in
Section 8.16(a) hereof.

     Section 9.2 LIENS. Create, incur, assume or suffer to exist any Lien upon any assets or property of any kind or character of any Credit Party (including, without limitation, the property and assets covered under the Security Documents), whether owned at the date hereof or hereafter acquired, or hold or acquire any property or assets of any character under conditional sales, finance lease or other title retention agreements, other than the following (collectively, "PERMITTED LIENS""):

     (a) Liens in favor of the Agent or the Lenders pursuant to this Agreement or the Security Documents;

     (b)(i) Liens arising out of judgments or awards (other than any judgment described in Section 11.1(h)) hereof in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

     (ii) Liens for taxes, assessments or governmental charges or levies (excluding any Environmental Liens), provided, that payment thereof shall not at the time be required in accordance with the provisions of Section 8.2 hereof;

     (iii) deposits, Liens or pledges to secure payments of workmen's compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

     (iv) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' Liens, or other similar Liens arising in the ordinary course of business and securing sums which are not past due or are being contested by appropriate proceedings in accordance with and conforming to the requirements of Section 8.2 hereof;

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

     (v) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

     (vi) unperfected Liens arising by operation of law under Article 2 of the UCC in favor of unpaid sellers or prepaying buyers of goods relating to amounts that are not past due in accordance with their respective terms of sale;

     (c) existing Liens set forth in Section 9.2 hereto and any renewals thereof, but not any increase in amount thereof and not any extension thereof to other property;

     (d) purchase money mortgages or other purchase money Liens (including, without limitation, Capital Leases) upon any fixed or capital assets hereafter acquired, or purchase money mortgages (including, without limitation, Capital Leases) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as
(i) any such Lien does not extend to or cover any other asset of the Borrower or any of its Subsidiaries, (ii) such Lien secures the obligation to pay the purchase price of such asset (or the obligation under such Capital Leases) and interest thereon only and (iii) the aggregate outstanding principal amount secured by all such Liens does not exceed $10,000,000 at any time; and

     (e)  Liens securing the repayment of the Senior Note Indebtedness.

     Without limiting the generality of the foregoing, Group shall not create, incur, assume or suffer to exist any Lien upon the capital stock of Borrower.

     Section 9.3 INDEBTEDNESS. Create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, other than (collectively, "PERMITTED INDEBTEDNESS"): (a) Indebtedness under the Loan Documents (including Hedge Agreements); (b) unsecured Current Liabilities incurred in the ordinary course of business other than unsecured Current Liabilities for Indebtedness for Borrowed Money; (c) Indebtedness (not overdue) secured by Liens permitted by Section 9.2(b), (c) or (d) hereof; (d) Indebtedness for Borrowed Money and Contingent Obligations set forth on Schedule 9.3 hereto; and (e) the Senior Note Indebtedness.

     Section 9.4 LOANS, INVESTMENTS AND GUARANTEES. Lend or advance money or credit to any Person, or invest in (by capital contribution, creation of Subsidiaries or otherwise), or purchase or repurchase the stock or Indebtedness, or all or a substantial part of the assets or properties, of any Person, or enter into any exchange of securities with any Person, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment or performance or capability) the Indebtedness, performance, obligations, stock or dividends of any Person (each of the foregoing, an "INVESTMENT"), or agree to do any of the foregoing, or permit or suffer to permit any of its Subsidiaries to do so, other than:

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

     (a) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

     (b)(i) Investments in securities issued, or that are directly and fully guaranteed or insured, by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than six months from the date of acquisition of
(x) any Lender or (y) any other domestic commercial bank having capital and surplus in excess of $100,000,000, the holding company of which has outstanding commercial paper meeting the requirements specified in clause
(iv) below, (iii) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above (PROVIDED, THAT the underlying securities of the type described in clause (i) may have maturities of more than six months from the date of acquisition) entered into with any Lender or any other bank meeting the qualifications specified in clause (ii) above or with securities dealers of recognized national standing, PROVIDED, THAT the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy Repurchase Agreements of Depositary Institutions With Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "SUPERVISORY POLICY"), and PROVIDED, FURTHER, that possession or control of the underlying securities is established as provided in the Supervisory Policy, (iv) commercial paper rated (as of the date of acquisition thereof) at least A- 1 or the equivalent thereof by Standard & Poor' s Corporation and P- I or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six months after the date of its acquisition; and (v) shares of funds registered under the Investment Company Act of 1940, as amended, having assets of at least $100,000,000 which invest only in obligations described above and which shares are rated by Moody's Investors Service, Inc. or Standard & Poor's Corporation in one of its two highest rating categories assigned by such agencies for obligations of such nature; PROVIDED, HOWEVER, that the amount of Investments permitted by this Section 9.4(b) shall not exceed $5,000,000 unless there are no outstanding Revolving Loans or unless the Borrower has demonstrated to Agent's reasonable satisfaction that all outstanding Revolving Loans will be repaid upon the expiration of any applicable Interest Period(s);

     (c) Investments representing stock or obligations issued to the Borrower or any of its Subsidiaries in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Borrower or such Subsidiary;

     (d) Investments representing the Indebtedness of any Person owing as a result of the sale by the Borrower or any of its Subsidiaries in the ordinary course of business of products or services (on customary trade terms);

     (e) Investments in the stock of the Borrower or any Subsidiary of the Borrower existing on the Closing Date, but not any additional investments therein, and investments in Subsidiaries of the Borrower expressly permitted under Section 9.7 hereof;

     (f)  Guaranties in favor of the Agent or the Lenders;

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

     (g) deposits for utilities, security deposits under Leases and similar prepaid expenses incurred in the ordinary course of business;

     (h)  trade credits arising in the ordinary course of business;

hereto;

     (i)  Investments outstanding on the Closing Date and described on
Schedule 9.4; and

     (j) loans to employees of the Borrower made in the ordinary course of business, provided, that the aggregate amount of all such loans shall not at any time exceed $200,000.

     Section 9.5 MERGER, SALE OF ASSETS, DISSOLUTION, ETC.. Enter into any transaction of merger or consolidation, change its name, acquire all or a substantial portion of the assets of any Person, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its properties or assets, or any of its notes or Receivables, or any stock or Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries, or change the general nature of its business, or issue or sell any of its equity interests or any rights, warrants or options to acquire such, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except:

     (a) Asset Sales (of property other than Inventory or of property described in (b) below) not exceeding $250,000 in any Fiscal Year in aggregate book value, in the ordinary course of business of the Borrower or a Subsidiary of the Borrower;

     (b) Asset Sales or other dispositions by the Borrower or any Subsidiary thereof of worn out or obsolete property (including motor vehicles and inventory) in the ordinary course of business, or otherwise no longer necessary for the proper conduct of business;

     (c) sales by the Borrower and its Subsidiaries of Inventory in the ordinary course of business; and

     (d) the abandonment of any assets and properties of the Borrower or any Subsidiary thereof which are no longer useful in its business and cannot be sold; and

     (e) the lease or the sublease by the Borrower or any of their Subsidiaries, as lessor or sublessor, of any of facilities which are no longer necessary for the proper conduct of business of Borrower or such Subsidiary.

     Section 9.6 DIVIDENDS REDEMPTIONS AND OTHER PAYMENTS. (a) Declare or pay, or suffer or permit any of its Subsidiaries to declare or pay, any distributions in cash in respect of any shares of capital stock of any class in the Borrower or any of its Subsidiaries, or declare or pay any dividends in cash on any shares of capital stock of any class of any of its Subsidiaries, in any case now or hereafter outstanding, or purchase, redeem, cancel or acquire any shares of capital stock of any class in the Borrower or any Subsidiary of the Borrower, or any capital stock of any of its Subsidiaries or any option, warrant, or other right to acquire such capital stock, or apply or set apart any of its assets therefor, or make any distribution (by reduction of capital or otherwise) in respect of any such shares of capital stock or any such option, warrant or other right, other than (i) dividends paid or distributed by any Subsidiary of the Borrower to the Borrower, (ii) any payment of cash dividends paid or distributed by the Borrower on a Dividend Payment Date, but only if the Agent shall have received evidence satisfactory to it that each of the Dividend Conditions shall have been satisfied with respect to each such dividend payment and (iii) so long as no Default or Event of Default shall have occurred and be continuing, any payment of cash dividends by the Borrower to Group to be applied by Group to finance the payment of administrative and other expenses incurred by Group in connection with the ordinary course operation of Group' business (subject to the limitations contained in Section 9.9), but only to the extent that the amount of such cash dividend payment, when taken together with the aggregate amount of all such cash dividend payments made during such Fiscal Year, shall not exceed $10,000 plus the amount of annual administrative costs under the Group Indenture.

     (b) Make any payment or prepayment of principal of or interest on, or purchase, defease, acquire or redeem, any Indebtedness for Borrowed Money (other than any Lender Debt) or make any deposit in respect thereof or give notice in respect thereof, or suffer or permit any of its Subsidiaries to do so; PROVIDED, HOWEVER, that the Borrower may make regularly scheduled payments when due and payable of principal of and interest on the Bemis Note, the Senior Notes and Indebtedness secured by Liens permitted by Section 9.2(d) hereof, except that Borrower may prepay a portion of the outstanding principal balance of the Senior Notes from the proceeds of any equity offering by Borrower or the proceeds of any equity investment by Group in Borrower which equity investment was funded by the proceeds of an equity offering by Group.

     Section 9.7 SUBSIDIARIES. Form or caused to be formed any Subsidiary without the prior written consent of the Majority Lenders. Without in any way limiting the provisions of the preceding sentence, in no event shall the Borrower form or cause to be formed a Subsidiary unless and until: (i) such Subsidiary enters into a security agreement in accordance with the terms of
Section 4.6 hereof; (ii) such Subsidiary executes a Guaranty; and (iii) such Subsidiary agrees in writing to be bound by the covenants set forth in Sections 9 and 10 of this Agreement.

     Section 9.8 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted under Section 10.9 hereof, enter into or perform any transaction, including, without limitation, the purchase, leasing, sale or exchange of property or assets or the hiring or rendering of any service, with any Affiliate of the Borrower or any Subsidiary thereof, except for (a) any transaction which is in the ordinary course of its business, and which transaction is upon fair and reasonable terms no less favorable to it than it could obtain in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or a Subsidiary thereof, (b) any transaction pursuant to agreements listed on Schedule 9.8 hereto, (c) payment of reasonable fee to non-employee directors and payment of indemnity obligations to all directors, (d) any employment agreement or stock option agreement entered into by the Borrower, Group or any of their respective Subsidiaries in the ordinary course of business and consistent with their respective past practices, and (e) any issuance of capital stock, warrants, options or other rights to acquire capital stock, or other payments, awards or grants in ownership plans of the Borrower or Group entered into in the ordinary course of business. The foregoing notwithstanding, the aggregate amount of all payments required to be made by the Borrower, in respect to any tax year of the Borrower under the Tax Sharing Agreement listed on Schedule 9.8, shall not exceed the lesser of (x) the aggregate amount of federal, state or local income taxes that the Borrower would have been required to pay if the Borrower and its Subsidiaries filed its tax returns for such tax year on a stand alone basis and (y) the aggregate amount of federal state and local income taxes due for such tax year from Group, the Borrower and its Subsidiaries.

     Section 9.9 MANAGEMENT FEES AND OTHER PAYMENTS. Pay, directly or indirectly, any management, consulting or similar fees to, or make any other payments of any kind in respect of employment, management, consulting, servicing or similar services or in respect of any non-competition or similar agreement to, or make any other payment (excluding salary and other compensation to full-time employees in the ordinary course of business) to any officers, directors, general or limited partners of, or other management of, or any stockholders of, the Borrower or any Affiliate of the Borrower, except that the Borrower may in any Fiscal Year pay an aggregate amount equal to the lesser of $1,000,000 or the amount permitted under the Indenture to HPH or an Affiliate thereof for management fees and services.

     Section 9.10 COMPROMISE OF RECEIVABLES. Compromise, adjust or sell any of the Receivables (or extend the time for payment thereof) or grant any discounts, allowances or credits thereon, other than discounts, allowances or credits granted in the ordinary course of business.

     Section 9.11 NONCOMPLIANCE WITH ERISA. (a) Engage in any transaction in connection with which a Credit Party or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a material tax imposed under the provisions of Section 4975 of the Code;

     (b) adopt an amendment to any Pension Benefit Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code;

     (c) terminate any Pension Benefit Plan under Section 4041 of ERISA if such termination could reasonably be expected to have a Material Adverse Effect on the Borrower Group or on any of their respective Subsidiaries;

     (d) fail to make payment when due of any amounts which, under the provisions of any Employee Plan or Multiemployer Plan, it is required to pay as contributions thereto or as premiums to the PBGC, with respect to any Pension Benefit Plan, suffer or permit to exist any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code); or

     (e) withdraw from or permit any Credit Party or any ERISA Affiliate to withdraw from a Multiemployer Plan or to create, extend or increase an obligation to provide health or medical benefits for retirees (other than at retirees' own expense) of any Credit Party or any ERISA Affiliate

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

if such withdrawal or obligation could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective Subsidiaries.

     Section 9.12 AMENDMENTS AND MODIFICATIONS. (a) Directly or indirectly, amend, modify, supplement, waive compliance with, seek or grant a waiver under, or assent to noncompliance with in any manner materially adverse to the Borrower or Agent and Lenders: (i) any instrument, document or agreement evidencing, creating, guaranteeing or governing Indebtedness for Borrowed Money in excess of $250,000 permitted under Section 9.3 hereof (including, without limitation, the Bemis Note, but excluding the Senior Note Indebtedness) or entered into in connection therewith; (ii) any of the Senior Note Documents (it being understood that this provision shall not restrict the Borrower from consummating a Permitted Senior Indebtedness Refinancing);
(iii) any other document or instrument executed and delivered in correction with any component of the Overall Refinancing. The foregoing notwithstanding any amendment, modification or waiver to any of the Senior Note Documents other than non-material, non-substantive or non-adverse (to Borrower) amendments, modifications or waivers shall require the consent of all Lenders.

     (b) Directly or indirectly, amend, modify, supplement, waive compliance with, seek or grant a waiver under, or assent to noncompliance with any material term of the articles of incorporation or bylaws of any Credit Party.

     Section 9.13 AGREEMENTS WITH MANAGEMENT. Enter into any agreements or arrangements with management of the Borrower, including Senior Management, other than Executive Agreements, employment contracts and other compensation and benefit plans entered into in the ordinary course of business.

     Section 9.14 FISCAL YEAR. Change the Fiscal Year of the Borrower or any of its Subsidiaries.

     Section 9.15 NATURE OF BUSINESS. (a) Suffer or permit the Borrower, or any Subsidiary of the Borrower, to alter the nature of its business or engage in any business, other than the business of developing, manufacturing and marketing rigid plastic packaging and plastic promotional beverage cups.

     (b) Suffer or permit Group to engage in any business activity other than to own all of the capital stock of the Borrower and any activities that are incidental thereto.

     Section 9.16 NEGATIVE PLEDGES. Except for the Senior Note Documents, and documents and agreements evidencing or securing Indebtedness permitted by
Section 9.2(d), enter into or become subject to, directly or indirectly, including, without limitation, as a non-party Subsidiary of a party, to any agreement (a) prohibiting or restricting, in any manner (including, without limitation, by way of covenant, representation or event of default), (i) the incurrence, creation or assumption of any Indebtedness, or any Lien upon any property of any Credit Party, (ii) the sale, disposition or pledge of any asset of any Credit Party, (iii) the incurrence or existence of any Contingent Obligations of any Credit Party, (iv) any investments of any Credit Party, (v) any capital expenditures by any Credit Party, (vi) any acquisition, merger or consolidation involving any Credit Party, (vii) any change in

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control of any Credit Party, or (viii) any amendment or supplement to or waiver under this Agreement or any other Loan Document or other document relating to the Lender Debt, or (b) which provides that any default by any Credit Party which is not a party to such agreement of any obligation not arising under such agreement is a default under such agreement. Promptly notify Agent of any Lien granted on or in respect to Borrower's capital stock.

     Section 9.17 EQUITY ISSUANCES. Issue or cause to be issued by any Subsidiary of Borrower any form of equity in or on behalf of such Subsidiary, other than common voting equity in a wholly-owned Subsidiary of the Borrower issued to the Borrower subject to the provisions of this Agreement and the other Loan Documents.

     Section 9.18 RENTAL OBLIGATIONS. Incur, create, assume or suffer or permit to exist, in respect of leases (other than Capital Leases) of real or personal property, rental obligations or other commitments thereunder or in connection therewith, to make any direct or indirect payment, as lessee, sublessee, guarantor or otherwise, for fixed or minimum rentals, percentage rentals, property taxes, insurance premiums and reciprocal easements agreement payments, for the Borrower and its Subsidiaries, in an aggregate amount which would cause Borrower to violate the covenant contained in
Section 8.16(a).

SECTION 10.         DEFAULTS AND REMEDIES

     Section 10.1 EVENTS OF DEFAULT. If any one or more of the following events (each, an "EVENT OF DEFAULT" and collectively, called "EVENTS OF DEFAULT") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Body):

     (a) default shall be made in the due and punctual payment of the principal of any of the Loans or the reimbursement of any drawings under Letters of Credit when and as the same shall become due and payable whether pursuant to Section 2 hereof, at maturity, by acceleration or otherwise; or

     (b) default shall be made in the due and punctual payment of any installment of interest on any of the Loans or any other Lender Debt or of any fee or expense owing to any Lender or the Agent pursuant to any of the Loan Documents, when and as such amount of interest, fee or expense shall become due and payable and such default shall continue unremedied for three Business Days; or

     (c) default shall be made by any Credit Party in the performance or observance of, or shall occur under, any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Loan Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien in favor of the Agent or delivered to the Lenders or the Agent in connection with or pursuant to this Agreement or any Lender Debt, and, except in the case of the agreements and covenants contained in Sections 9 and 10 hereof, as to each

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of which no notice or grace period shall apply, continuance of such default for a period of thirty days (or, in the case where agreements and covenants contained in any Loan Document provide for a grace period that is less than thirty days, continuance of a default for such shorter period) after there has been given Written Notice of such default to any of the Credit Parties by the Agent; or if this Agreement or any other Loan Document or any such other instrument or document shall terminate, be terminated or become void or unenforceable for any reason whatsoever without the written consent of the Agent; or

     (d) (i) one or more defaults shall occur and be continuing in the payment of any principal, interest or premium with respect to any Indebtedness for Borrowed Money or any obligation which is the substantive equivalent of Indebtedness for Borrowed Money (including, without limitation, obligations under conditional sales contracts, finance leases and the like and the Senior Indebtedness) of which any Credit Party is principal, guarantor, or other surety, outstanding in a principal amount of at least $1,000,000 in the aggregate, or (ii) one or more defaults shall occur under any agreement or instrument under or pursuant to which any such Indebtedness for Borrowed Money or obligation (in a principal amount of at least $1,000,000 in the aggregate) may have been issued, evidenced, created, assumed, guaranteed or secured by any Credit Party and, in the case of either clause (i) or (ii) of this Section 10.1 (d), such default shall continue for more than the period of grace, if any, therein specified or any holder of any such Indebtedness for Borrowed Money (or any agent or trustee therefor) shall be entitled to take any action to realize upon any Lien on any property securing same, or (iii) Indebtedness for Borrowed Money or obligation (in a principal amount of at least $1,000,000 in the aggregate) shall be declared due and payable prior to the stated maturity thereof; or

     (e) any representation, warranty or other statement of fact made or given herein or in any writing, certificate, report or statement at any time furnished by or on behalf of any Credit Party to any Lender or the Agent pursuant to or in connection with this Agreement (including, without limitation, any Borrower's Certificate or Borrowing Base Certificate) or any other Loan Document or any Senior Note Document or any document or instrument relating to any component of the Overall Refinancing, shall be false or misleading in any material respect when made or given; or

     (f) any Credit Party shall (i) be unable to pay its debts generally as they become due; (ii) file a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of its creditors; (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of a whole or any substantial part of its property;
(v) file a petition or answer seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America or any state; or (vi) by appropriate proceedings of the board of directors, or the general or limited partners or other governing body of any Credit Party, authorize the filing of any such petition, making of such assignment or commencement of such a proceeding; or

     (g) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or of the whole or any substantial part of its properties, or approve a petition filed against any Credit Party seeking

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reorganization or arrangement or similar relief under the Federal Bankruptcy
Code or any other applicable law or statute of the United States of America or any state; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of any Credit Party or of the whole or any substantial part of its properties; or if there is commenced against any Credit Party any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of sixty days; or if any Credit Party by any act indicates its consent to or approval of any such proceeding or petition; or

     (h)  (i)     any judgment remaining unpaid, unstayed or undismissed for a period of 30 days is rendered against any Credit Party which by itself or together with all other such judgments rendered against such Credit Party remaining unpaid, unstayed or undismissed for a period of 30 days, is in excess of $250,000, or (ii) there is any attachment, injunction or execution against any of its properties remaining unstayed or undismissed for a period of 30 days which by itself or together with all other attachments, injunctions and executions against its properties remaining unstayed or undismissed for a period of 30 days is for an amount in excess of $250,000; or

     (i)  (i)     a Reportable Event shall have occurred with respect to a
Pension Benefit Plan that could reasonably be expected to have a Material Adverse Effect;

          (ii) any Credit Party or any ERISA Affiliate, or an administrator of any Pension Benefit Plan shall have filed a notice of intent to terminate a Pension Benefit Plan in a "distress termination" under the provisions of Section 4041(c) of ERISA;

          (iii) any Credit Party or any ERISA Affiliate, or an administrator of a Pension Benefit Plan shall have received a notice that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan;

          (iv) any other event or condition exists which might, in the reasonable opinion of the Majority Lenders, constitute grounds under the provisions of Section 4042(a)(1) or (2) of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan by the PBGC;

          (v) any Credit Party or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4063, 4064 or 4201 of ERISA that could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective Subsidiaries;

          (vi) any Person shall engage in any transaction in connection with which any Credit Party could be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the Code which tax penalty could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective Subsidiaries;

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          (vii)   any Credit Party or any ERISA Affiliate fails to pay the
full amount of any installment due under Section 412(m) of the Code that could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective
Subsidiaries;

          (viii) any other event or condition exists with respect to any Employee Plan which could result in the imposition of any tax, penalty or other liability under ERISA or the Code that could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective Subsidiaries;

          (ix) any other event or condition shall occur or exist, and in each case in clauses (i) through (viii) above, in the reasonable opinion of the Majority Lenders, such event or condition, together with all other events or conditions, if any, could subject any Credit Party or any ERISA Affiliate to any tax, penalty or other liabilities which in the aggregate would have a Material Adverse Effect on the Borrower, Group, such ERISA Affiliate or any of their respective Subsidiaries; or

     (j) (i) a Change of Control resulting from the death of HPH shall have occurred and Majority Lenders shall not have approved (in their sole discretion) within 150 days of such Change of Control the Person succeeding to HPH's ownership interest, or (ii) a Change of Control resulting from any other event shall occur; or

     (k) a default by any Credit Party under any provision of any Lease shall occur which, together with other Leases in default, involve annual base rent of $150,000 or more, shall occur and continue beyond any applicable grace period which would permit the lessor thereunder to (i) terminate the Lease or (ii) exercise any other rights under such Lease in a manner which would have an adverse effect on the Lenders' interest in the Collateral located on the premises in respect of such Lease;

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing:

          (A) either or both of the following actions may be taken: (i) the Agent may, at its option, or, the Agent shall, upon the direction of the Majority Lenders, (x) declare any obligation to lend hereunder (including, without limitation, each Lender's Commitment) terminated, and/or (y) declare any obligation to issue Letters of Credit hereunder terminated, whereupon such obligation to make further Loans or issue Letters of Credit hereunder shall terminate immediately and (ii) the Agent may, at its option, or, the Agent shall, upon the direction of the Majority Lenders,
     (x) declare any or all of the Lender Debt to be due and payable, and the same, all interest accrued thereon and all other Lender Debt shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Lender Debt to the contrary notwithstanding and/or (y) demand that the Borrower and the Guarantors provide to the Agent (for the PRO RATA benefit of the Lenders)

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     Letter of Credit Cash Collateral in an amount equal to the undrawn amount under all Letters of Credit; PROVIDED, HOWEVER, that notwithstanding the above, if there shall occur an Event of Default under clause (f) (other than clause (f) (i)) above or clause (g) above, then the obligation of the Lenders to lend and issue Letters of Credit hereunder (including, without limitation, each Lender's Commitment) shall automatically terminate and any and all of the Lender Debt shall be immediately due and payable without any action by the Agent or any Lender;

          (B) Agent shall have and may exercise all rights and remedies of a secured party under the UCC in effect in the State of Illinois at such time, whether or not applicable to the affected Collateral, and otherwise, including, without limitation, the right to foreclose the Liens granted to it herein or in any of the Security Documents by any available judicial procedure and/or to take possession of any or all of the Collateral in which it has a Lien, the other security for the Lender Debt and the books and records relating thereto, with or without judicial process; for the purposes of the preceding sentence, the Agent, may enter upon any or all of the premises where any of the Collateral, such other security or books or records may be situated and take possession and remove the same therefrom; and

          (C) Agent shall have the right, in its sole discretion, to determine which rights, Liens or remedies it shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lenders' rights hereunder; and any moneys, deposits, Receivables, balances or other property which may come into any Lender's, or the Agent's hands at any time or in any manner, may be retained by such Lender or the Agent and applied to any of the Lender Debt.

     Section 10.2 SUITS FOR ENFORCEMENT. In case any one or more Events of Default shall occur and be continuing, the Agent on behalf of the Agent and the Lenders may proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any document or instrument delivered in connection with or pursuant to this Agreement or any other Loan Document, or to enforce the payment of the Lender Debt or any other legal or equitable right or remedy.

     Section 10.3 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement or any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     Section 10.4 RIGHTS AND REMEDIES NOT WAIVED. No course of dealing between any of the Credit Parties and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Lenders or the Agent and no single or partial exercise of any rights or remedies hereunder

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shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

     Section 10.5 APPLICATION OF PROCEEDS. (a) After the occurrence of an Event of Default and acceleration of the Lender Debt, the proceeds of the Collateral and of property of Persons other than the Credit Parties securing the Lender Debt and collections from each Guaranty shall be applied by the Agent to payment of the Lender Debt in the following order, unless the Lenders otherwise agree in writing or a court of competent jurisdiction shall otherwise direct:

          (i) FIRST, to payment of all costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of the Lender Debt or any Guaranties, or of any of the Liens granted to the Agent pursuant to the Security Documents or otherwise, including, without limitation, any amounts advanced by the Agent or the Lenders to protect or preserve such Collateral;

          (ii) SECOND, ratably, to (A) each Lender (or affiliate of Lender) to reimburse such Lender (or Affiliate of Lender) for amounts due under any Hedge Agreements to the extent such Hedge Agreements constitute Lender Debt and (B) to payment of that portion of the Lender Debt constituting accrued and unpaid interest and fees and indemnities payable under Section 2 hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which (1) the accrued interest and fees and indemnities payable under Section 2 hereof constituting the Lender Debt owing to the Agent or any Lender, as the case may be, at such time bears to (2) the aggregate amount of accrued interest and fees and indemnities payable under Section 2 hereof constituting the Lender Debt owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

          (iii)  THIRD, to each Issuing Lender to reimburse the Issuing
     Lender for that portion of any payments made by it with respect to Letters of Credit for which a Lender, as a participant in such Letter of Credit, failed to pay its PRO RATA share thereof as required pursuant to Section
     12.16 hereof;

          (iv) FOURTH, to payment of the principal of the Lender Debt (excluding the aggregate undrawn amount of any then outstanding Letters of Credit), ratably amongst the Lenders in accordance with the proportion which the principal amount of the Lender Debt owing to each such Lender bears to the aggregate principal amount of the Lender Debt (excluding the aggregate undrawn amount of any then outstanding Letters of Credit) owing to all of the Lenders until such principal of the Lender Debt shall be paid in full;

          (v) FIFTH, to the extent that the Letter of Credit Cash Collateral, if any, held by the Agent as security for the Letters of Credit is less than the undrawn amount of the Letters of Credit outstanding at the time of distribution hereunder, to the Agent to be held by the Agent as additional collateral therefor;

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          (vi)   SIXTH, to the payment of all other Lender Debt, ratably amongst the Lenders in accordance with the proportion which the amount of such other Lender Debt owing to each such Lender bears to the aggregate principal amount of such other Lender Debt owing to all of the Lenders until such other Lender Debt shall be paid in full; and

          (vii) SEVENTH, the balance, if any, after all of the Lender Debt has been satisfied, shall, except as otherwise provided in the Security Documents, be deposited by the Agent in an operating account of the Borrower with the Agent designated by the Borrower, or paid over to such other Person or Persons as may be required by law.

     The Credit Parties acknowledge and agree that they shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and collections under the Guaranties (to the fullest extent recourse to such Credit Parties under such Guaranties) and the aggregate amount of the sums referred to in subparagraphs (a) and (b) above.

SECTION 11.         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed to be incorporated in each Borrower's Certificate submitted to the Agent pursuant to Section 5.7 hereof, and shall be deemed repeated and confirmed with respect to, and as of the date of, each borrowing and each issuance of a Letter of Credit hereunder and each notice thereof and, in addition, in the case of the representation and warranty contained in Section 11.6(c), in each Borrowing Base Certificate delivered to the Agent or any Lender; PROVIDED, THAT any representation or warranty which is made as of a specified date shall be deemed repeated as of such date):

     Section 11.1 CORPORATE STATUS. (a) Each Credit Party is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation with perpetual corporate existence, and has the corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage.

     (b) Each Credit Party is qualified as a foreign corporation and in good standing in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on such Credit Party.

     (c)  The capital stock of each Credit Party is owned as set forth on
Schedule 11.1 hereto (which shall be updated from time to time upon the formation of any new Subsidiary of the Borrower and delivered to the Agent and each Lender), which Schedule 11.1 correctly sets forth all Liens encumbering such equity interests.

     (d) None of the Credit Parties has any Subsidiaries except as set forth on Schedule 11.1 hereto (which shall be updated from time to time upon the formation of any new Subsidiary of the Borrower and delivered to the Agent and each Lender), which Schedule 11.1 correctly sets forth the

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name of each such Subsidiary, its jurisdiction of incorporation and a statement of the outstanding capitalization of each such Subsidiary as of the date of delivery of such Schedule 11.1.

     Section 11.2 POWER AND AUTHORITY. Each of the Credit Parties has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement, the other Loan Documents, the Senior Note Documents and all other documents to which it is a party in respect of any component of the Overall Refinancing to which it is a party, and all instruments and documents delivered by it pursuant thereto and hereto and each of the Credit Parties has duly taken or caused to be duly taken all necessary corporate action (including, without limitation, the obtaining of any consent of stockholders required by law or its certificate of incorporation or by-laws), to authorize the execution, delivery and performance of this Agreement, each other Loan Document, the Senior Note Documents, and all other instruments and documents to which it is a party in respect of any component of the Overall Refinancing to which it is a party, and the instruments and documents delivered by it pursuant thereto and hereto. Each of this Agreement, the other Loan Documents, the Senior Note Documents, and each of the other instruments and documents executed and delivered by any of the Credit Parties pursuant hereto, thereto or in respect of any component of the Overall Refinancing to which it is a party constitute a legal, valid and binding obligation of such Person, and is enforceable in accordance with its terms.

     Section 11.3 NO VIOLATION OF AGREEMENTS. (a) None of the Credit Parties is in violation of any provision of its certificate or articles of incorporation, as the case may be, or its bylaws or is in default under any indenture, mortgage, deed of trust, agreement or other instrument (other than any Lease) to which any of them is a party or by which any of them may be bound.

     (b) Neither the execution and delivery of this Agreement, the other Loan Documents, the Senior Note Documents or any of the instruments and documents to be delivered pursuant hereto, thereto or in respect of any component of the Overall Refinancing nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions hereof or thereof, nor the execution, delivery and performance by any Credit Party of this Agreement, the other Loan Documents or the Senior Note Documents or any of such instruments or documents, nor compliance with the provisions hereof or thereof, will violate any provision of the certificate of incorporation or by-laws of any Credit Party or any law or regulation, or any order or decree of any court or governmental instrumentality, or will (i) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which any Credit Party is a party or by which any of them or their respective properties may be bound, or (ii) except as contemplated under this Agreement, result in the creation or imposition of any Lien upon any property of any Credit Party. No term under the documentation relating to any component of the Overall Refinancing is in conflict with any of the Loan Documents.

      Section 11.4 NO LITIGATION. (a) Except as set forth in Schedule 11.4(a) hereto, there are no actions, suits or proceedings pending or, to the best knowledge of Group or the Borrower, threatened against HPH, Apollo, any of the Credit Parties or any of their respective Subsidiaries before any court, arbitrator or Governmental Body which challenge the validity or propriety of the transactions contemplated under this Agreement, the other Loan Documents, the Senior Note Documents or the

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documents, instruments and documents executed or delivered in connection herewith, therewith or related thereto or any component of the Overall Refinancing or which, if adversely determined, would result in any Material Adverse Effect on the Borrower, Group or any of their respective Subsidiaries.

     (b) No Credit Party or any Subsidiary thereof is in default in any material respect under any applicable statute, rule, order, decree or regulation of any court, arbitrator or Governmental Body having jurisdiction over such Credit Party or Subsidiary.

     (c) No judgment, order, injunction or other similar restraint with respect to HPH, Apollo, any Credit Party or any Subsidiary thereof exists which prohibits any of the other transactions contemplated hereby or in connection herewith.

     Section 11.5 GOOD TITLE TO PROPERTIES; CONDITION OF ASSETS. (a) Each Credit Party and its Subsidiaries owns and has good and marketable title to all the properties and assets reflected on its balance sheet and valid leasehold interests in the property it leases, including, without limitation, the Collateral, subject to no Liens, except Permitted Liens. All real property owned by or leased to any Credit Party or any Subsidiary thereof is described on Schedule 11.5 annexed hereto.

     (b) Each Lease described on Schedule 11.5 hereto is in full force and effect, is valid and binding and is enforceable in accordance with its terms. There exists no default by any Credit Party, or to the best knowledge of the Borrower by any other Person, under any provision of any Lease which would permit the lessor thereunder to terminate the Lease or to exercise any other rights under such Lease which would have an adverse effect on the Lenders' interest in any Collateral located on the premises in respect of any Lease.

     (c) Except as set forth in Schedule 11.5, the Assets are serviceable or in good working order taken as a whole, and suitable for use in accordance with the practices of the Borrower.

     (d) Each Executive Agreement described on Schedule 11.5 hereto is in full force and effect, is valid and binding and is enforceable in accordance with its terms. There exists no default by any Credit Party, or to the best knowledge of the Borrower by any other Person, under any provision of any Executive Agreement.

     (e) As of the Closing Date, each supply contract between the Borrower and any of The Dannon Company, Inc., Yoplait U.S.A. (a division of General Mills Products Corp.) or Ross Laboratories (a division of Abbott Laboratories
USA) is in full force and effect, is valid and binding and is enforceable in accordance with its terms.

     (f) There exists no default by any Credit Party, or to the best knowledge of the Borrower by any other Person, under any provision of any agreement to which any Credit Party is a party to the extent that such default could reasonably be expected to have a Material Adverse Effect on the Borrower, Group or any of their respective Subsidiaries.

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     Section 11.6   FINANCIAL STATEMENTS AND CONDITION.  (a)  The audited
Financial Statements present fairly in accordance with GAAP (i) the financial position of the Borrower as of the date of such balance sheet and (ii) the results of operations of the Borrower for such period. To the best of the Borrower's knowledge, (x) the Borrower had no material direct or indirect contingent liabilities as of such date which are not either reserved for in such balance sheet or described in footnotes thereto and (y) all Financial Statements have been prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved.

     (b) To the best of the Borrower's knowledge, the unaudited Financial Statements of the Borrower as at and for the period ended March 31, 1996, present fairly in accordance with GAAP (subject to normal recurring year-end adjustments and the absence of footnotes) (i) the financial position of the Borrower as of the date of such balance sheet and (ii) the results of operations of the Borrower for the period then ended.

     (c) Except as set forth on Schedule 11.6(c) hereto, the Borrower has experienced no Material Adverse Change since February 29, 1996.

     (d) The Agent has been furnished a PRO FORMA balance sheet of the Borrower and its Subsidiaries taking into account all transactions contemplated hereby and the other transactions contemplated by the Overall Refinancing. Upon giving effect to the Overall Refinancing, none of the Credit Parties will have any material liabilities, contingent or otherwise, which are not referred to in such balance sheet or in the notes thereto and which are required to be disclosed therein in accordance with GAAP.

     (e) The Agent has been furnished projections of the future performance of the Borrower and its Subsidiaries. The projections and PRO FORMA financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results. No fact is known to any Credit Party which would have a Material Adverse Effect on the Borrower, Group or any of their respective Subsidiaries that has not been set forth in the financial statements referred to in this Section 11.6 or disclosed herein or in the Schedules hereto or otherwise disclosed to the Agent in writing prior to the Closing Date.

     Section 11.7 INTELLECTUAL PROPERTY. The Borrower possesses all the Intellectual Property listed on Schedule 11.7 hereto, which are adequate for the conduct of its business, without conflict with the rights or claimed rights of others.

     Section 11.8 TAX LIABILITY. Each of the Credit Parties and their respective Subsidiaries has filed all tax returns which are required to be filed, and, except as otherwise permitted by Section 8.2 hereof, has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it.

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     Section 11.9   GOVERNMENTAL ACTION.  No action of, or filing with, any
governmental or public body or authority (other than normal reporting requirements or filing as to Collateral under the provisions of Section 5 hereof) is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of this Agreement, the Security Documents, the Guaranties, the Notes, the other Loan Documents, the Senior Note Documents or any of the instruments or documents to be delivered pursuant hereto or thereto or pursuant to any component of the Overall Refinancing except such as have been made or will be made as contemplated by such agreements.

     Section 11.10 DISCLOSURE. Neither the Schedules hereto, nor the financial statements referred to in Section 11.6 hereof, nor the certificates, statements, reports or other documents furnished to any Lender or the Agent by or on behalf of any of the Credit Parties in connection herewith or in connection with any transaction contemplated hereby, nor this Agreement or any other Loan Document or Senior Note Documents, or instruments or documents relating to any component of the Overall Refinancing, at the time furnished, contains any untrue statement of a material fact or omits to state any material fact (in each case, known to any such Person in the case of any document not prepared by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

     Section 11.11 REGULATION U. None of the Credit Parties or any of their respective Subsidiaries owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made hereunder will be used only for the purposes set forth in
Section 8 hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. None of the Credit Parties or any of their respective Subsidiaries or any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any applicable state securities laws.

     Section 11.12 INVESTMENT COMPANY. None of the Credit Parties or any of their respective Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Sections 80a-1, ET SEQ.). None of the transactions contemplated by this Agreement, the other Loan Documents, the Senior Note Documents or any instruments or documents relating to any component of the Overall Refinancing will violate such Act.

     Section 11.13 EMPLOYEE BENEFIT PLANS. (a) None of the Credit Parties or any ERISA Affiliate maintains or contributes to any Employee Plan, or within the preceding six years was required to contribute to any "pension plan" as defined in Section 3(2) of ERISA, other than those listed on
Schedule 12.13 hereto. No prohibited transaction (within the meaning of Section 406 of ERISA and Code Section 4975) has occurred with respect to any Employee Plan which would subject any of the Credit Parties to a civil penalty under Section 502(i) of ERISA or tax under Section 4975 of the

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Code that could reasonably be expected to have a Material Adverse Effect on the Borrower, Group, any ERISA Affiliate or any of their respective
Subsidiaries.

     (b) All of the Employee Plans comply currently both as to form and operation, in all material respects, with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. Each Employee Plan which is intended to be qualified under Code Section 401(a), has been determined by the IRS to be so qualified, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Code Section 501. Nothing has occurred which would cause the loss of such qualification or the impositions of any Code or ERISA tax liability or penalty to the Borrower, Group, any ERISA Affiliate or any of their respective Subsidiaries.

     (c) The amount for which the Credit Parties or any ERISA Affiliate would be liable pursuant to the provisions of Section 4062, 4063 or 4064 of ERISA would be zero if each "Pension Benefit Plan" is terminated.

     (d) None of the Credit Parties nor any ERISA Affiliate is now, or has been during the preceding six years, a contributing employer to a "Multiemployer Plan" other than those listed on Schedule 11.13 hereto. None of the Credit Parties nor any of their respective ERISA Affiliates has (i) ceased operations at a facility so as to become subject to the provisions of
Section 4068(f) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Pension Benefit Plan subject to the provisions of Section 4064(a) of ERISA to which any of the Credit Parties or any ERISA Affiliate made contributions during any of the six years prior to the Closing Date, (iv) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), (v) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable or (vi) failed to make a required contribution to a Multiemployer Plan. The Credit Parties and ERISA Affiliates have heretofore furnished to the Agent copies of all correspondence with the Multiemployer Plans and/or other material which supports the representations made in the preceding sentence. No Pension Benefit Plan has incurred an ERISA Event, nor has any accumulated funding deficiency (as defined in Section 41 2(a) of the Code) been incurred, not has any funding waiver from the Internal Revenue Service been received or requested with respect-to any Pension Benefit Plan.

     (e) No notice of intent to terminate a Pension Benefit Plan under the termination provisions of Section 4041(b) or (c) of ERISA has been filed by any of the Credit Parties or any ERISA Affiliate, nor has any Pension Benefit Plan been terminated, pursuant to the provisions of Section 4041(e) of ERISA.

     (f) The PBGC has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan maintained for employees of any of the Credit Parties or any

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ERISA Affiliate and no event has occurred or condition exists which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Pension Benefit Plan.

     (g) With respect to each Pension Benefit Plan, the Credit Parties and ERISA Affiliates have no reason to believe that the funding method used in connection with such Plan is not acceptable under ERISA, and the actuarial assumptions used in connection with funding such Pension Benefit Plan are not reasonable. The assets of each such Pension Benefit Plan (other than the Multiemployer Plans) are at least equal to the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Pension Benefit Plan, in each case as of the latest actuarial valuation date for such Pension Benefit Plan (determined in accordance with the same actuarial assumptions and methods as those used by such Pension Benefit Plan's actuary in its valuation of such Plan as of such valuation date).

     (h) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of any of the Credit Parties or any ERISA Affiliate, which could reasonably be expected to be asserted, against any Employee Plan or the assets of any such Employee Plan. No civil or criminal action brought pursuant to the provisions of ERISA is pending or, to the best knowledge of any Credit Party, threatened against any fiduciary or any Employee Plan.

     (i) The Credit Parties have delivered or made available with respect to each Employee Plan true and complete copies, as applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent determination letter issued from the Internal Revenue Service ("IRS") in response to an application filed on Form 5300, 5301, 5303 or 5310, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the most recently completed three plan years, (iv) the current summary plan description, (v) the financial statements for the most recently completed three plan years, (vi) the actuarial reports for the most recently completed three plan years, (vii) all correspondence with the IRS, Department of Labor or PBGC regarding any controversy.

     (j) The Credit Parties do not have any obligations under any of the plans or arrangements to provide health benefits to its former employees,
except as specifically required by statute.   The Credit Parties and all
ERISA Affiliates have at all times complied with the health care continuation requirements of Part 6 of Title I of ERISA.

     (k) There is currently no liability with respect to any of the Credit Parties under the Worker Adjustment and Retraining Notification Act and none of the Credit Parties contemplates taking any action, or permitting any of its Subsidiaries to take any action, that may result in such liability.

     Section 11.14 OVERALL REFINANCING. Each component of the Overall Refinancing has been duly and validly consummated in conformity with all applicable laws and regulations of the United States, each state thereof and each subdivision of any such state.

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     Section 11.15  SOLVENCY.  Both immediately prior to and after giving effect to the transactions contemplated under the Loan Documents and/or to occur in connection with the Overall Refinancing, the fair value and present fair saleable value of the assets of the Borrower shall exceed its total liabilities on its debts (including, without limitation, contingent liabilities) by an amount deemed reasonably sufficient by the Agent; the Borrower will be able to pay its debts as they mature in the normal course of business; and the Borrower will not have unreasonably small capital to conduct its business.

     Section 11.16 PERMITS, ETC. (a) Each Credit Party and each Subsidiary thereof possesses all permits, licenses, approvals and consents of Federal, state and local governments and regulatory authorities required to conduct properly its business substantially as presently conducted and proposed to be conducted, except to the extent that failure to have any such permit, license, approval or consent could not reasonably be expected to have a Material Adverse Effect on the Borrower, Group or any of their respective Subsidiaries.

     (b) Each such permit, license, approval and consent is and will be in full force and effect, and no event has or shall have occurred which permits (or with the passage of time would permit) the revocation or termination of any such permit, license, approval or consent or the imposition of any restriction thereon of such nature as may materially limit the operation of the business covered thereby.

     (c) All approvals, applications, filings, registrations, consents or other actions required of any local, state or Federal authority to enable each Credit Party and the Subsidiaries thereof to exploit any such permit, license, approval or consent has been obtained or made.

     (d) No Credit Party nor any Subsidiary of any Credit Party (i) is in violation of any duty or obligation required by law or any rule or regulation applicable to the operation of any of its businesses, which violation could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries, or (ii) has received any notice from the granting body or any other governmental authority with respect to any material breach of any covenant under, or any material default with respect to, any such permit, license, approval or consent.

     (e) Before and upon giving effect to this Agreement, the Notes and the other Loan Documents, no material default shall have occurred and be continuing under any such permit, license, approval or consent.

     (f) All consents and approvals of, filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to maintain any such permit, license, approval or consent in full force and effect prior to the scheduled date of expiration thereof has been, or, prior to the time when required, will have been, obtained, given, filed or taken and are or will be in full force and effect.

     (g) There is not pending, or, to the best knowledge of any Credit Party or Subsidiary thereof, threatened, any action to revoke, cancel, suspend, modify or refuse to renew any permit,

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license, approval or consent and each business covered by each such permit, license, approval or consent is being operated in compliance in all material respects with such permit, license, approval or consent.

     (h) There is not now issued or outstanding or, to the best knowledge of any Credit Party or Subsidiary thereof, threatened any notice of any hearing, violation or complaint against such Credit Party or Subsidiary thereof with respect to any such permit, license, approval or consent and no Credit Party or Subsidiary thereof has any knowledge that any Person intends to contest the renewal of any such permit, license, approval or consent.

     Section 11.17  ENVIRONMENTAL STATUS.  (a)  Except as set forth on
Schedule 11.17 hereto, none of the operations of the Credit Parties or any of their respective Subsidiaries is in violation of any Environmental Law or any Permit, and none of the Credit Parties, nor any of their respective Subsidiaries, nor any of their respective past or present Property or operations are, to their best knowledge, under investigation or under review by any Governmental Body with respect to compliance therewith or with respect to the generation, use, treatment, storage or Release of any Hazardous Material.

     (b) Except as set forth on Schedule 11.17 hereto, none of the Credit Parties nor any of their respective Subsidiaries has any material liability or contingent or potential material liability in connection with the past generation, use, treatment, storage, disposal or Release of any Hazardous Material.

     (c) Except as set forth on Schedule 11.17 hereto, to the best knowledge of the Credit Parties there is no Hazardous Material that may pose any material risk to safety, health, or the environment, on, under or about any Property owned, leased or operated by any Credit Party or any Subsidiary thereof, or, to the best knowledge of the Credit Parties, any property adjacent to any such property, and there has heretofore been no Release of any such Hazardous Material on, under or about such property, to the best knowledge of the Credit Parties, any such adjacent property. Except as set forth on Schedule 11.17 hereto, none of the present or past Property of any Credit Party or any of their respective Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA ("NPL") or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action. Except as set forth on Schedule 11.17 hereto, there is not now, nor has there ever been on, under or about any Property of any Credit Party or any Subsidiary thereof, any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment, or any asbestos containing material.

     (d) Except as set forth on Schedule 11.17 hereto, (i) none of the Credit Parties or any of their respective Subsidiaries is subject to any Environmental Property Transfer Act, or to the extent that any such statute is applicable to any Property of any Credit Party or any Subsidiary thereof, such Credit Party or such Subsidiary has fully complied with the requirements of such

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statute(s) and (ii) none of the Credit Parties or any of their respective
Subsidiaries or Affiliates has any outstanding obligations or liabilities under any Environmental Property Transfer Act.

     Section 11.18 VALIDITY OF RECEIVABLES AND INVENTORY. (a) Each Eligible Receivable existing on the Closing Date is, and each future Eligible Receivable will be, at the time of its creation, a genuine obligation enforceable against the account debtor thereof in accordance with its terms, and represents an undisputed and bona fide indebtedness owing to the Borrower by an account debtor, without defense, setoff or counterclaim, free and clear of all Liens other than the security interest in favor of the Agent under the Security Documents; and no payment has been received with respect to any Eligible Receivable and no Eligible Receivable is subject to any credit or extension or agreement therefor. No Eligible Receivable is evidenced by any note, draft, trade acceptance or other instrument for the payment of money.

     (b) Each Receivable reflected in each Borrowing Base Certificate delivered to the Agent or any Lender meets the criteria enumerated in clauses
(i) through (iv) of the definition of Eligible Receivables and is not within any category of Receivables described in clauses (a) through (g) of said definition. Each item of Inventory reflected in each Borrowing Base Certificate delivered to the Agent or any Lender is not within any category of Inventory described in clauses (a) through (g) of the definition of Eligible Inventory.

     Section 11.19 REPRESENTATIONS AND WARRANTIES IN OTHER DOCUMENTS. All representations and warranties of each of Group and the Borrower contained in any instruments and documents to which it is a party in connection with any component of the Overall Refinancing are true and correct in all material respects on and as of the date of the initial borrowing hereunder as though made on and as of such date.

SECTION 12.         MISCELLANEOUS

     Section 12.1 COLLECTION COSTS. In the event that the Agent or any Lender shall retain an attorney or attorneys to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to this Agreement, the Loans, the Letters of Credit, the Notes, any other Loan Documents, any Lender Debt, any Receivable or the Lien on any Collateral or any other security for the Lender Debt or under any instrument or document delivered pursuant to this Agreement, or in connection with any Lender Debt, or to protect the rights of any holder or holders with respect thereto, each of the Credit Parties shall, jointly and severally, pay all of the reasonable costs and expenses of such collection, enforcement, protection, maintenance, preservation or foreclosure, including reasonable attorneys' fees, which amounts shall be part of the Lender Debt, and such Lender or the Agent may take judgment for all such amounts. The attorney's fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 12.1 shall be payable by the Credit Parties to the Agent or the Lenders, as the case may be, on demand (with interest accruing from the earlier of two Business Days following (i) the date of such demand, and (ii) the date that the Borrower or any other Credit Party became aware of the incurrence of such cost), and shall be additional obligations under this

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Agreement.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telecopier charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

     Section 12.2 AMENDMENT, MODIFICATION AND WAIVER. (a) No amendment, modification or waiver of any provision of the Loan Documents and no consent by the Agent or the Lenders, as the case may be, to any departure therefrom by any of the Credit Parties shall be effective unless such amendment, modification or waiver shall be in writing and signed by a duly authorized officer of the appropriate Credit Party, the Agent the Lenders or the Majority Lenders, as the case may be (as more fully described below), and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

     (b) No notice to or demand on any of the Credit Parties in any case shall entitle any of the Credit Parties to any other or further notice or demand in similar or other circumstances.

     (c) Any term or provision of any Loan Document may be amended or modified and the observance of any provision of any Loan Document may be waived with the written consent of the Credit Parties being a party to such Loan Document and the Majority Lenders; PROVIDED, HOWEVER, that no such amendment, modification or waiver shall, without the prior written consent of the Agent, amend or waive any of the provisions of Section 2.14, 3.5, 3.6, 3.7, 3.8, 12.5, 12.13, 12.14 or 12.15 hereof, or otherwise change any of the rights or obligations of the Agent under any of the Loan Documents; PROVIDED, FURTHER, that no amendment, modification or waiver of any provisions of
Section 4A hereof which adversely affects any Issuing Lender shall be effective without the prior written consent of such Issuing Lender; and PROVIDED, FURTHER, that no such amendment, modification or waiver shall, without the prior written consent of all of the Lenders:

          (i) extend the due date of the principal of or interest on any Loan or any other amount payable hereunder, or portion thereof, change the rate of interest on any Loan, or portion thereof, or reduce the amount of any principal payable on any Loan, or portion thereof, or reduce the fees payable to the Lenders hereunder or extend the time of payment thereof;

          (ii) substitute, discharge, release or surrender any material portion of the Collateral or use any portion of the Collateral to secure any Indebtedness for Borrowed Money other than Lender Debt, except as permitted in such Loan Document (it being understood that a release of Collateral under circumstances where the Net Proceeds of the disposition of such Collateral are applied to Lender Debt shall not require unanimous consent, but shall be governed under Section 3.1 or Section 9.5 hereof, as applicable) or amend the terms of any Guaranty or release any such Guaranty;

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          (iii)  except as provided in Section 12.12 hereof, change the dollar amount or percentage of the Revolving Commitment of any Lender;

          (iv) modify any provision of this Section 12.2 or any other provision which expressly requires the consent of all Lenders;

          (v)    amend the definition of "Majority Lenders"; or

          (vi)   amend Section 10.5 hereof.

The Agent, the Lenders and the Credit Parties hereby agree to cooperate to effectuate the provisions of Sections 12.14 and 12.15 hereof, including, without limitation, with respect to the execution of one or more amendments of this Agreement or any other Loan Document.

     Section 12.3 ILLINOIS LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

     Section 12.4 NOTICES. All notices, requests, demands or other communications provided for herein shall be in writing (unless otherwise expressly provided herein) and shall be deemed to have been given (a) if by registered or certified mail, return receipt requested, four Business Days following the date when sent, (b) if by telex, when sent and answerback received, (c) if by overnight courier, when received, (d) if by telecopier, when sent and confirmed, or (e) if personally delivered or delivered by messenger, when receipted for, in each case, addressed to Group or the Borrower, or to the Agent or any Lender, at its respective office under its name on the signature pages of this Agreement and to the attention of the Person so designated, or to such Person or address as any party hereto shall designate to the other from time to time in writing forwarded in like manner.

     Section 12.5 FEES AND EXPENSES. Whether or not any Loans or other financial accommodations are made hereunder, the Borrower shall pay all expenses paid or incurred by the Agent (and, during the occurrence and continuance of an Event of Default, the Lenders) in connection with the transactions contemplated hereunder and in respect of the Overall Refinancing including but not limited to appraisal fees, title insurance fees, audit fees, recording fees, computer fees, duplication fees, telephone and telecopier fees, travel and transportation fees, search and filing fees, and the reasonable fees and expenses of Messrs. Vedder, Price, Kaufman & Kammholz, special counsel to the Agent and all local counsel to the Agent. Such expenses shall also include, without limitation, any costs paid or incurred by the Agent in connection with any waivers, amendments, modifications, extensions, renewals, renegotiations or "work-outs" of this Agreement, any other Loan Document or other any instrument or document delivered in connection herewith or therewith, and any consents or approvals provided hereunder or thereunder or otherwise requested by any Credit Party. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; photocopying and duplicating expenses; long distance telephone charges; air express

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charges; telegram charges; telecopier charges; secretarial overtime charges;
and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

     Section 12.6 STAMP OR OTHER TAX. Should any stamp or excise tax become payable in respect of this Agreement, any Note, any other Loan Document, the Lender Debt, the Collateral or any modification hereof or thereof, each of the Credit Parties shall pay, the liability of which is joint and several, the same (including interest and penalties, if any) and shall hold the Lenders and the Agent harmless with respect thereto.

     Section 12.7 WAIVER OF JURY TRIAL AND SETOFF. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, any of the Advances, any of the Notes or other Loan Documents, any of the Collateral, or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising, between any Credit Parties and the Lenders or the Agent, EACH LENDER, THE AGENT AND EACH CREDIT PARTY HEREBY, to the fullest extent it may effectively do so, (a) waives the right to interpose any setoff, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, recoupment, counterclaim or cross-claim, unless such setoff, recoupment, counterclaim or cross-claim could not, by reason of any applicable Federal or State procedural laws, be interposed, pleaded or alleged in any other action and (b) WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION. EACH OF THE CREDIT PARTIES AGREES THAT THIS SECTION
12.7 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES
THAT THE LENDERS WOULD NOT EXTEND TO THE BORROWER ANY FINANCIAL
ACCOMMODATIONS HEREUNDER IF THIS SECTION 12.7 WERE NOT PART OF THIS AGREEMENT.

     Section 12.8 TERMINATION OF AGREEMENT. (a) The Agent on behalf of the Lenders shall have the right to, upon the direction of the Majority Lenders, terminate this Agreement immediately, at any time, during the continuance of an Event of Default under Section 10 hereof.

     (b)  The Borrower may terminate this Agreement at any time when either
(x) no Letters of Credit are outstanding, or (y) the Borrower shall have provided Letter of Credit Cash Collateral in an amount equal to the undrawn amount of all outstanding Letters of Credit, in each case upon not less than ten days' prior Written Notice (which shall be irrevocable) to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirming immediately in writing) of termination, by prepaying the Loans in whole and the aggregate amount of unreimbursed drawings under Letters of Credit, terminating the Commitments and paying all other amounts payable hereunder and all applicable penalties, fees, charges, premiums and costs, all as provided hereunder.

     (c) The termination of this Agreement shall not affect any rights of the Credit Parties, the Lenders or the Agent or any obligation of any of the Credit Parties, the Lenders or the Agent to the others, arising on or prior to the effective date of such termination, and the provisions hereof

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shall continue to be fully operative until all Lender Debt of the Credit
Parties and their Subsidiaries hereunder incurred on or prior to such termination have been paid and performed in full.

     (d) Upon the giving of notice of termination of this Agreement, all Lender Debt shall be due and payable on the date of termination specified in such notice.

     (e) The Liens and rights granted to the Agent on behalf of the Agent and the Lenders and hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been indefeasibly paid in full in cash.

     (f) All indemnities representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof unless otherwise provided.

     (g) Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, the Agent or any Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force (except that the Commitment of each Lender shall have been terminated), and the Credit Parties, as appropriate, shall be liable to, and shall indemnify and hold such Lender or the Agent harmless for, the amount of such payment surrendered until such Lender or the Agent, as the case may be, shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders or the Agent in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' or the Agent's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

     (h) All indemnities provided for under this Agreement and the other Loan Documents, including, without limitation, under Sections 2.12 and 12.5, shall survive the termination of this Agreement and the payment in full of the Lender Debt.

     Section 12.9 CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     Section 12.10 LIEN; SETOFF BY LENDERS. Each of the Credit Parties hereby grants to each Lender and the Agent a continuing Lien for all Lender Debt upon any and all monies, securities and other property of such Credit Party and the proceeds thereof, now or hereafter held or received by, or in transit to, such Lender or the Agent from or for such Credit Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of such Credit Party with, and any and all claims of such Credit Party against, any Lender or the Agent, at any time existing (which shall constitute part of the Collateral). Upon the occurrence and during the continuance of an Event of Default, each Lender and the Agent is hereby authorized at any time and from time to time, without notice to such Credit Party, to setoff,

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appropriate and apply any or all items hereinabove referred to against all
Lender Debt. After any such setoff by the Agent or any Lender, the Agent or such Lender shall notify the Credit Party against which it setoff of the exercise by it of such right of setoff, PROVIDED, THAT the failure of the Agent or such Lender to so notify such Credit Party shall not affect the validity of such setoff or create a cause of action against the Agent or such Lender.

     Section 12.11 PAYMENT DUE ON NON-BUSINESS DAY. Whenever any payment to be made hereunder or under any other Loan Document or on the any Advance shall be stated to be due and payable, or whenever the last day of any Interest Period would otherwise occur, on a day which is not a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment; PROVIDED, HOWEVER, that if such extension would cause a payment of a Eurodollar Advance to be made, or the last day of such Interest Period for a Eurodollar Advance to occur, in the next following calendar month, such payment shall be made and the last day of such Interest Period shall occur on the next preceding Business Day.

     Section 12.12 SERVICE OF PROCESS. Each of the Credit Parties hereby irrevocably consents to the jurisdiction of the courts of the State of Illinois and of any Federal Court located in the City of Chicago in connection with any action or proceeding arising out of or relating to this Agreement, any Guaranty, any of the Security Documents, all or any of the Lender Debt, the Collateral, all or any of the Notes, any other Loan Document or any document or instrument delivered pursuant to this Agreement. In any such litigation, each of the Credit Parties waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Borrower at its address set forth in Section
12.4 hereof. Within thirty days after such mailing, such Credit Party shall appear, answer or move in respect of such summons, complaint or other process. Should such Credit Party fail to appear or answer within said thirty day period, such Credit Party shall be deemed in default and judgment may be entered by the Agent on behalf of the Lenders against such Credit Party for the amount as demanded in any summons, complaint or other process so served. Each of the Credit Parties hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

     Section 12.13 LASALLE NATIONAL BANK, AS AGENT. (a) Each Lender hereby irrevocably designates and appoints LaSalle as the agent of such Lender under each of the Loan Documents in which LaSalle is named as agent, and each such Lender hereby irrevocably authorizes LaSalle, as the agent for such Lender, to take such action on behalf of each Lender under the provisions of the Loan Documents to which the Agent is a party and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of such Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents to which it is a party, the Agent shall not have any duties or responsibilities except those expressly set forth in such Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, fictions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents to which the Agent is a party or otherwise exist against the Agent.

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     (b)  The Agent may execute any of its duties under the Loan Documents to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     (c) Neither the Agent nor any of its officers, directors, employees, agents attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents to which the Agent is a party (except for its or such Person's own gross negligence or wilful misconduct), or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any of the Credit Parties or any of their respective Subsidiaries or any officer thereof contained in such Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with such Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of such Loan Documents or for any failure of any of the Credit Parties or any of their respective Subsidiaries to perform its obligations under such Loan Documents. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents to which it is a party, or to inspect the properties, books or records of any of the Credit Parties or any of their respective Subsidiaries.

     (d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a Written Notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.

     (e) The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents to which it is a party unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents to which it is a party in accordance with a request of the Majority Lenders (or where required by the terms of this Agreement, the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     (f) The Agent shall give prompt written notice to each Lender of Default or Event of Default of which Agent is notified or has knowledge. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; PROVIDED, THAT unless and until the Agent shall have received such directions, the Agent may (but

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shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     (g) Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any of the Credit Parties or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.
Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties and their respective Subsidiaries, and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, liabilities, assets, properties and condition (financial or otherwise) and creditworthiness of each of the Credit Parties and their respective Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     (h) Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to such Lender's aggregate Revolving and Term Commitments percentage set forth opposite its name on Schedule 1.1 hereto from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents to which the Agent is a party, any instruments or documents relating to any component of the Overall Refinancing or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED, THAT no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. The agreements in this
Section 12.13(h) shall survive the payment of the Notes and the Lender Debt.

     (i)  Intentionally omitted.

     (j) The Agent may resign as Agent upon thirty days' Written Notice to the Lenders. In the event that the Agent shall enter receivership, then the Lenders (other than the Lender which

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is acting as Agent, if applicable) may by unanimous consent of such Lenders, remove the Agent under this Agreement. If the Agent shall give a notice of its intention to resign as Agent under this Agreement or the Agent shall be removed, then the Majority Lenders shall, within thirty days of the appropriate notice of resignation or removal, appoint a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "AGENT" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent or any Agent's removal, the provisions of this
Section 12.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In order to be eligible to act as an Agent under this Agreement, an entity must simultaneously be a Lender hereunder.

     (k) Each Lender agrees that (i) all Lender Debt of the Credit Parties to each Lender under this Agreement and under the Notes rank PARI PASSU in all respects with each other, and (ii) if any Lender shall obtain payment with respect to its Commitments which results in its receiving more than its pro rata share of the Commitments of all Lenders through the exercise of a right of banker's lien, setoff or counterclaim, or, subject to the last sentence of this subparagraph (k), any other circumstance, then (A) such Lender shall be deemed to have simultaneously purchased from each of the other Lenders a share in the Advances so that the amount of the Advances of all Lenders shall be PRO RATA and (B) such other adjustments shall be made from time to time as shall be equitable to insure that all Lenders share such payments ratably. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 12.13(k) shall be deemed to have been rescinded to the extent of such recovery, without interest. Each of the Credit Parties expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of another Lender's Loan may exercise all rights of payment (including, without limitation, all rights of setoff, banker's lien or counterclaim)with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (l) The Agent agrees that it shall promptly deliver to each Lender copies of all notices, demands, statements and communications which the Agent gives to the Credit Parties, except for routine notices of payments due under the Loan Documents to which the Agent is a party and other miscellaneous notices, demands, statements and communications, which are not material to the interests of any Lender. The Agent shall have no liability to any Lender, nor shall a cause of action arise against the Agent, as a result of the failure of the Agent to deliver to any Lender any such notice, demand, statement or communication.

     (m) The Agent shall endeavor to exercise the same care in administering the Loan Documents to which it is a party as it exercises with respect to similar transactions in which it is involved and where no other co-lenders or participants are involved; PROVIDED, THAT the liability of the Agent for failing to do so shall be limited as provided in the preceding paragraphs of this Section 12.13.

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     (n)  (i)  If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Agent shall be advised by counsel, that it is so necessary or prudent in the interest of the Lenders, or the Agent shall deem it necessary for its own protection in the performance of its duties hereunder, the Agent and (to the extent required by the Agent) each Credit Party shall execute and deliver all instruments and agreements reasonably necessary or proper to constitute another bank or trust company, or one or more individuals approved by the Agent (to the extent necessary or requested by the Agent) (each an "APPROVED DELEGATE"), either to act as co-agent or co-agents or trustee of all or any of the Collateral, jointly with the Agent originally named herein or any successor, or to act as separate agent or agents or trustee of any such Collateral. In the event that any of the Credit Parties shall not have joined in the execution of such instruments or agreements with any Approved Delegate within thirty Business Days after the receipt of a written request from the Agent to do so, or in case an Event of Default shall have occurred and be continuing, each of the Credit Parties hereby irrevocably appoints the Agent as its agent and attorney to act for it under the foregoing provisions of this Section 12.13(n) in such contingency.

     (ii) Every Approved Delegate (which term excludes any agent which may be appointed as successor to the Agent), shall, to the extent permitted by applicable law, be appointed to act and be such, subject to the following provisions and conditions, namely:

               (A) except as otherwise provided herein, all rights, remedies, powers, duties and obligations conferred upon, reserved or imposed upon the Agent in respect of the custody, control and management of moneys, paper or securities shall be exercised solely by the Agent hereunder;

               (B) all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Agent hereunder shall be conferred, reserved or imposed and exercised or performed by the Agent except to the extent that the instrument appointing such Approved Delegate shall otherwise provide, and except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, remedies, powers, duties and obligations shall be exercised and performed by such Approved Delegate to the extent specifically directed in writing by the Agent;

               (C) no power given hereby to, or which it is provided hereby may be exercised by, any such Approved Delegate shall be exercised hereunder by such Approved Delegate except jointly with, or with the consent in writing of, the Agent, anything herein contained to the contrary notwithstanding;

               (D) no Approved Delegate constituted under this Section 12.13(n) shall be personally liable by reason of any act or omission of any other Approved Delegate hereunder; and

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               (E)  the Agent, at any time by an instrument in writing, executed by it, may accept the resignation of or remove any such Approved Delegate, and in that case, by an instrument in writing executed by the Agent and the Credit Parties (to the extent necessary or requested by the Agent) jointly, may appoint a successor to such Approved Delegate, anything herein contained to the contrary notwithstanding.
          In the event that any of the Credit Parties shall not have joined in the execution of any such instrument with a Person or entity within ten days after the receipt of a written request from the Agent to do so, or in the case an Event of Default shall have occurred and be continuing, the Agent, acting alone, may appoint a successor and may execute any instrument in connection therewith, and the Credit Parties hereby irrevocably appoint the Agent its agent and attorney to act for it in such connection in either or such contingencies.

     Section 12.14 BENEFIT OF AGREEMENT; ASSIGNMENTS BY LENDERS. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that the obligation of the Lenders to make Revolving Advances and other financial accommodations hereunder shall not inure to the benefit of any successors and assigns of the Borrower.

     (b) No Credit Party may assign or transfer any of its interest hereunder without the prior written consent of all of the Lenders. Each of the Lenders may make, carry or transfer its PRO RATA share of the Loans at, to or for the account of any of its branch offices or the office of one or more of its Affiliates.

     (c) Each Lender may, pursuant to an assignment and acceptance agreement in the form of Exhibit 12.14 attached hereto (or another form acceptable to the Agent), with the prior written consent of the Agent (which consent shall not be withheld unreasonably and which consent shall not be required for assignments to Affiliates of such Lender if such Affiliate is a nationally or state chartered commercial bank), assign its rights and delegate its obligations under this Agreement and may, with the prior written consent of the Agent (which consent shall not be withheld unreasonably), assign, sell, or without the consent of the Agent grant participations in, all or any part of its PRO RATA share of any Loans or any of its Commitment or any other interest herein or in its Notes to another bank or other entity, in which event:

          (i) in the case of an assignment, upon notice thereof by such Lender to the Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were such Lender hereunder and the holder of a Note, and the assigning Lender shall be relieved of its obligations hereunder to the extent of such assignment; and

          (ii) in the case of a participation, the participant shall not have any rights under this Agreement or any Note or any other Loan Document (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto which agreement shall not, in any

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

     event, grant to the participant the right of consent as to any matter under the Loan Documents other than those which require the consent of all Lenders).

     (d) Each Lender may furnish any information concerning the Credit Parties and their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

     (e) In the event that any Lender shall assign or sell its Notes, such Lender shall at the time of such assignment or sale give Written Notice to the Agent of the name and address of the assignee (including the name of the account officer if applicable), and shall make all endorsements to the grid schedule attached thereto to make the information contained therein accurate.
 Further, and as a condition to the effectiveness of any such assignment or sale, the assignee shall pay to the Agent a fee of $2,500 to record such assignment or sale.

     (f) Each Lender agrees that such Lender shall not assign all or any part of its Commitment to any Person that is not a Lender unless the assignee thereof shall be a bank or trust company organized under the laws of the United States of America or any State thereof having a combined capital and surplus of not less than $1,000,000,000 or other financial institution reasonably acceptable to the Borrower; PROVIDED, HOWEVER, that this sentence shall in no event apply to any interests granted by any Lender through a participation.

     (g) Notwithstanding anything herein to the contrary, any partial assignment by any Lender of any portion of the Loans and/or its Revolving Commitment shall be in an aggregate amount at least equal to $5,000,000; provided, however, that for purposes of this Section 12.14(g), any contemporaneous partial assignment by LaSalle of any portion of the Loans and/or LaSalle's Revolving Commitment in the aggregate amount of at least $5,000,000 shall be deemed to satisfy the requirements hereof.

     Section 12.15 COUNTERPARTS; FACSIMILE SIGNATURE. (a) This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

     (b) Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     Section 12.16  LETTER OF CREDIT PARTICIPATION AND CERTAIN PAYMENTS.
(a) Each Lender agrees that upon any acceleration of the Lender Debt as provided in Section 10 hereof, each such Lender, without any further action, shall be deemed to have taken, as of the date of issuance of each outstanding Letter of Credit, an undivided participating interest from each Issuing Lender in all Letters of Credit outstanding at such time and the Letter of Credit Agreements relating thereto in a percentage equal to such Lender's Revolving Credit Facility percentage set forth in Schedule 1.1 hereto. Each Lender shall hold the relevant Issuing Lender harmless and indemnify such Issuing Lender for such Lender's pro rata share of any drawing under any Letter of Credit in which it has taken such an undivided participating interest under this Section 12.16.

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     (b)  The obligation of each Lender to make payments to an Issuing Lender with respect to any Letter of Credit after having taken a participation therein as provided above shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including without limitation any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement, any of the Loan Documents, and all other documents and instruments executed by any of the Credit Parties or any Affiliate thereof and delivered to the Agent, the Issuing Lender or any other Lender in connection with or related to the Loans, the Letters of Credit or the Collateral, together with any and all amendments, extensions, renewals and modifications thereof;

          (ii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against the beneficiary named in any Letter of Credit or any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Agent, the Issuing Lender thereof, or any other Lender or any other person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Credit Party or any Subsidiary thereof and the beneficiary named in such Letter of Credit);

          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of this Agreement or any of the Loan Documents; or

          (v)    the occurrence of any Default or Event of Default.

     Section 12.17 INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.

     Section 12.18 DISCLOSURE OF FINANCIAL INFORMATION. The Agent and each Lender are each hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Group, the Borrower and any of their respective Subsidiaries which may be furnished to it hereunder or otherwise, to any other Lender, any court, Governmental Body having jurisdiction over the Agent or such Lender, to any person which shall, or shall have any right or obligation to, succeed to all or any part of the Agent's or such Lender's

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interest in any of the Advances, this Agreement and any Collateral or to any actual or prospective participant therein or assignee thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                  PACKAGING RESOURCES INCORPORATED


                                  By: /s/ Jerry J. Corirossi
                                      ----------------------------------------
                                      Name:   Jerry J. Corirossi
                                      Title:  Vice President

                                  Address:  One Conway Park
                                            100 Field Drive, Suite 300
                                            Lake Forest, Illinois  60045
                                            Attention:  [Mr. Howard P. Hoeper]
                                            Telecopier No.: (847) 295-3707

                                  LASALLE NATIONAL BANK, as Agent and Lender


                                  By: /s/ Laurie C. Weidner
                                      ----------------------------------------
                                      Name:   Laurie C. Weidner
                                              -----------------
                                      Title:  Vice President
                                              -----------------

                                  Address:  120 South LaSalle Street
                                            Chicago, Illinois  60603
                                            Attention:  Ms. Lori Weidner
                                            Telecopier No.:  (312) 904-6189









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

                                  BT COMMERCIAL CORPORATION, as Lender


                                  By: /s/ Wayne D. Hillock
                                      ----------------------------------------
                                      Name:   Wayne D. Hillock
                                              -----------------
                                      Title:
                                              -----------------

                                  Address:  8400 Sears Tower
                                            233 South Wacker Drive
                                            Chicago, Illinois  60606

                                  Attention:       William Howe
                                  Telecopier No.:  (312) 993-8096

























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